Exhibit 10.3


                              AGREEMENT OF SUBLEASE

         THIS AGREEMENT OF SUBLEASE (hereinafter referred to as the "Sublease") is made and entered into this 20th day of March, 1998, by and between BTG, Inc., a Virginia Corporation (hereinafter referred to as the "Sublessor"), and Information Analysis Incorporated, a Virginia Corporation (hereinafter referred to as the "Sublessee").

                                   WITNESSETH:

         WHEREAS, pursuant to that certain DEED OF LEASE dated August 16, 1996 as amended pursuant to the FIRST AMENDMENT TO DEED OF LEASE dated May 22, 1997 (collectively hereinafter referred to as the "Prime Lease", a copy of which is attached hereto as Exhibit "A"), Sublessor has leased from Gateway Piedmont, Inc. (hereinafter referred to as the "Prime Landlord") the entirety of buildings 1, 2, and 3 of the High Ridge Office Park located at 3877 Fairfax Ridge Road, Fairfax, Virginia 22030 (hereinafter referred to as the "Office Park");

         WHEREAS, Sublessee desires to sublease from the Sublessor approximately 19,357 square feet of space consisting of the entire second (2nd) floor of building 1 in the Office Park (hereinafter referred to as the "Building") leased by Sublessor under the Prime Lease with Prime Landlord; and

         WHEREAS, the parties hereto desire to provide for the rental and further terms and conditions of this Sublease;

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

         1. Sublease Premises. The Sublessor does hereby sublease to the Sublessee, and the Sublessee does hereby sublease from the Sublessor, for the term and upon the conditions hereinafter provided, approximately 19,357 square feet of space in the Building, as shown on Exhibit "B" attached hereto (hereinafter referred to as the "Sublease Premises").

         2. Term. The term of this Sublease shall commence on April 1, 1998 (the "Sublease Commencement Date") and expire at midnight on March 31, 2000, or any earlier termination thereof. In the event that Sublessee desires to extend the term of the Sublease for an additional one-year term, Sublessee shall notify Sublessor in writing no earlier than July 1, 1999 nor later than October 1, 1999 that it would like to extend the Sublease expiration to March 31, 2001. Sublessor shall within ten (10) business days of receipt of Sublessee's notice notify Sublessee whether it accepts or declines Sublessee's request for an extension of the term of the Sublease, it being understood by both parties that Sublessor in its sole and absolute discretion may choose to accept or decline Sublessee's request. Should Sublessee fail to receive a response from Sublessor within said ten (10) business day period, Sublessee shall submit a second written notice which shall clearly state that a prior written notice was sent, and that the notice is a second written notice that must be responded to within five (5) business days. Failure of Sublessor to respond to

Sublessee's second written notice within five (5) business days shall be deemed to be an acceptance of Sublessee's request for an extension of the term of the Sublease.

         3. Condition of Premises; Alterations. As of the commencement of the Sublease, the Sublessor shall deliver to the Sublessee the Sublease Premises in "AS IS" condition, free of any third party encumbrances, broom swept and clean, and with all Building systems in good working order. Any alterations performed to the Sublease Premises by Sublessee are subject to Sublessor's reasonable prior written consent and to the provisions of Article 15 of the Prime Lease. In the event that either Sublessor or the Prime Landlord requires any of Sublessee's approved alterations made to the Sublease Premises to be removed at the expiration of the Sublease or Prime Lease, Sublessee shall, prior to the expiration of the Sublease and at Sublessee's sole cost, cause the removal of said alterations and return the Sublease Premises to its condition as of the Sublease Commencement Date, ordinary wear and tear excepted.

         4. Use. The Sublessee shall use and occupy the Sublease Premises solely for general office purposes in accordance with the terms of the Prime Lease. Smoking is prohibited in the Sublease Premises or elsewhere in the Building.

         5. Rent. The rent reserved under this Sublease for the term hereby created shall consist of (a) an annual rent (hereinafter referred to as "Base Rent") in an amount as set forth below in Section 6 hereof ; and (b) such additional sums of money as may be payable by the Sublessee from time to time pursuant to the provisions of this Sublease (hereinafter referred to as "Additional Rent"). The Sublessee covenants and agrees to pay the Base Rent and Additional Rent (hereinafter sometimes collectively referred to as "Rent") to the Sublessor at its notice address as set forth in Section 16 below, or at such other address as the Sublessor may hereafter designate in writing, in lawful money of the United States, without notice, demand, set off or deduction whatsoever, at the times and in the manner hereinafter specified. Sublessee shall pay a late charge of five percent (5%) of the amount of any installment of Rent not paid within five (5) business days of the due date. In addition to the foregoing late charge, all past due payments of Rent shall bear interest beginning on the first day of the month following the due date until paid, at the rate ("Interest Rate") of two percent (2%) above the prime rate of interest from time to time publicly announced by NationsBank, N.A., or any successor thereof; provided, however, that the interest sought to be imposed shall not exceed the maximum rate permitted under Federal law or under the laws of the Commonwealth of Virginia.

         6. Base Rent. The Base Rent payable by Sublessee during the Sublease Term shall be as follows:

         From 4/1/98 - 3/31/99:     $20.00 psf       $387,140.00/Year  $32,261.67/Month
         From 4/1/99 - 3/31/00:     $20.00 psf       $387,140.00/Year  $32,261.67/Month

Base Rent shall be payable in equal monthly installments on the first day of each and every calendar month during the term of this Sublease, except that the first such monthly installment in the amount of $32,261.67 shall be due and payable upon the date of execution and delivery hereof.

         7. Additional Rent. Sublessee shall assume and pay as Additional Rent during the term of this Sublease any amount which Sublessor becomes obligated to pay the Prime Landlord under the Prime Lease as a result of Sublessee's occupancy of the Sublease Premises, which amounts shall be due and payable to Sublessor by Sublessee within ten (10) days of Sublessee's receipt of a statement from Sublessor of amounts due.

         8. Security Deposit. Sublessee shall deposit Forty Thousand and 00/100's Dollars ($40,000.00) with Sublessor to secure the performance of the Sublease by Sublessee. The Security Deposit is due and payable upon the date of execution and delivery hereof. The Security Deposit shall be returned to Sublessee, without interest, after the fulfillment of the provisions of the Sublease. Upon the occurrence of a default by Sublessee, Sublessor, without prejudice to any other remedy, may apply any portion of the Security Deposit to cure such default, and Sublessee shall pay to Sublessor, on demand, the amount so applied to cure such default in order to restore the Security Deposit to its original amount.

         9. Obligations Under the Prime Lease. This Sublease and the Sublessee's rights under this Sublease shall at all times be subject to and is made upon all of the terms, covenants, rights and conditions of the Prime Lease, with the same force and effect as if fully set forth herein at length, and except as otherwise provided for herein, the Sublessee shall keep, observe and perform or cause to be kept, observed and performed, faithfully all of the applicable terms, covenants, and conditions of the Sublessor under the Prime Lease.

         10.      Insurance.

                  a. The Sublessee shall obtain and at all times during the Sublease Term keep in force such insurance coverage, in type, form, amount, and by such insurer, as is required under Article 12 of the Prime Lease.

                  b. The Sublessee shall deliver to the Sublessor certificates of such insurance prior to the Sublease Commencement Date, and thereafter certificates of renewal thereof not less than thirty (30) business days prior to the expiration of any such policy. In the event that the Sublessee shall fail promptly to furnish any insurance herein required, the Sublessor may effect the same and pay the premium thereof for a period not exceeding one (1) year, and the premium so paid by the Sublessor shall be immediately payable by the Sublessee as Additional Rent.

                  c. All policies of insurance as aforesaid shall name the Sublessor, the Prime Landlord, and such other entity as Prime Landlord may require under the Prime Lease, as additional insureds, as their interests may appear.

         11. Default. If the Sublessee shall default with respect to this Sublease and the Sublease Premises beyond any applicable cure period, the Sublessor shall have all of the rights and remedies afforded to the Prime Landlord under the Prime Lease. In the event of default by Sublessee, Sublessor shall provide written notice (in accordance with paragraph 16 hereof) to Sublessee identifying the default. Sublessor agrees to grant to Sublessee a seven (7) day cure period from the notice date, and such additional reasonable period necessary to cure non-monetary defaults so long as Sublessee is in good faith diligently proceeding to remedy.

         12. Subordination. This Sublease is subject and subordinate to the Prime Lease, to all ground and underlying leases, and to all mortgages and deeds of trust which may now or hereafter affect such leases, the leasehold estate or estates thereby created or the real property of which the Sublease Premises form a part, and to any and all renewals, modifications, consolidations, replacements and extensions thereof, provided that the Sublessor agrees not to effect any modification or amendment of the Prime Lease which might adversely and materially affect the rights of the Sublessee hereunder without the written consent of the Sublessee in each case.

         13. Assignments and Further Subleases. Sublessee may not assign or further sublease the Sublease Premises.

         14. Quiet Enjoyment. The Sublessor covenants and agrees with the Sublessee that, upon the Sublessee paying the rent reserved in this Sublease and observing and performing all the terms, covenants and conditions of this Sublease, the Sublessee may peaceably and quietly enjoy the Sublease Premises during the term of this Sublease, in accordance with the terms, covenants and conditions of this Sublease.

         15. Intentionally Deleted.

         16. Notices. Any notice, demand or other communication which must or may be given or made by either party hereto shall be in writing and shall be given or made by hand delivery, or by mailing the same by registered or certified mail, postage prepaid: (i) In the case of Sublessee, to 11240 Waples Mill Road, Suite 400, Fairfax, Virginia 22030, Attention: Richard S. DeRose; and
(ii) In the case of Sublessor, to 3877 Fairfax Ridge Road, Fairfax, Virginia 22030, Attention: Deborah Fox, with a copy to The Irving Group, 1950 Old Gallows Road, Suite 555, Vienna, Virginia 22182, Attention: Mr. Dale Powell. Payment of Rent pursuant hereto shall be made to the following: BTG, Inc., Attn: Treasurer, 3877 Fairfax Ridge Road, Fairfax, Virginia 22030-8045.

Either party may, by notice to the other given as aforesaid, designate a new or additional address to which any such notice, demand or other communication thereafter shall be given, made or mailed. Any notice, demand or communication given hereunder by mail shall be deemed delivered when deposited with the United States Postal Service.

         17. Surrender. Upon the Expiration Date of this Sublease, the Sublessee shall quit and surrender to the Sublessor the Sublease Premises, broom clean and in as good order and condition as they were on the commencement of the Sublease, ordinary wear excepted, and the Sublessee shall remove from the Sublease Premises all of its property. Sublessee's obligation to perform and observe this covenant shall survive the expiration or other termination of this Sublease.

         18. Brokers. Sublessor and Sublessee warrant and represent to each other that, other than The Rome Group (Sublessee's representative) and The Irving Group (Sublessor's representative), no broker brought about this transaction or dealt with either party in connection herewith, and each party agrees to indemnify the other from and against any other outside broker claims.

         19. Parking. Sublessee shall have the right to utilize the parking areas within the Office Park in common with Sublessor and other sublessees in the Building. Sublessor shall designate visitor parking spaces in front of the Building for Sublessee's and other sublessee's visitor's use.

         20. Building Hours; Services. Heating, ventilating, and air conditioning will be provided for normal business occupancy from 8:00 a.m. to 6:00 p.m. Monday through Friday and from 9:00 a.m. to 1:00 p.m. on Saturdays except for the following holidays: New Years Day, Memorial Day, 4th of July, Labor Day, Thanksgiving Day, and Christmas Day. Should Sublessee desire service outside of the times described above, service will be provided upon Sublessee providing at least 24 hours advance notice. The cost for the additional service shall be $40 per hour of additional service provided, which shall be payable as Additional Rent hereunder.

         21. Signage. Sublessee may install a suite entry signage within the Sublease Premises provided that such sign is removed prior to the expiration of the Sublease, and all damage from removal is repaired. Sublessor shall, at Sublessor's cost, list Sublessee's name on the directory in the lobby of the Building. Additionally, Sublessor shall provide monument directional signage directing Sublessee's visitors to the Building.

         22. Keys; Security. Sublessor shall, at Sublessor's cost, provide Sublessee with keys or cards for entry into the building and, if applicable, the elevators (which will provide for after-hour lock-off) at a ratio of 3.6 per 1,000 square feet leased.

         23. General Provisions.

                  a. Benefit and Burden. The covenants, conditions, agreements, terms and provisions herein contained shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective personal representatives, successors, heirs, executors, administrators and assigns.

                  b. Governing Law. It is the intention of the parties hereto that this Sublease shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its conflict of law rules.

                  c. Entire Agreement. This Sublease contains the final and entire agreement between the parties hereto regarding the subject hereof, and they shall not be bound by any terms, statements, conditions or representations, oral or written, express or implied, not herein contained.

                  d. Conflicts Between this Sublease and the Prime Lease. With respect to the relationship between the Sublessor and the Sublessee, the terms and conditions of this Sublease shall take precedence with respect to any conflict between the terms and conditions contained herein and the terms and conditions of the Prime Lease. Nothing herein shall be construed in any way to affect the rights and obligations of the Sublessor and the Prime Landlord under the Prime Lease.

                  e. Captions. The captions throughout this Sublease are for convenience or reference only and the words contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of or the scope or intent of this Sublease, nor in any way affect this Sublease.

                  f. Singular and Plural. Wherever appropriate herein, the singular includes the plural and the plural includes the singular.

                  g. Counterpart. This Sublease may be executed in several counterparts, but all counterparts shall constitute but one and the same instrument.

                  h. United States Citizenship. Sublessee warrants that Sublessee is owned by persons possessing citizenship of the United States of America.

         IN WITNESS WHEREOF, the Sublessor and the Sublessee have each executed this Sublease on the day and year first hereinabove written.

                                   SUBLESSOR:

                                   BTG, INC.

                                   By:   /s/ Marilynn D. Bersoff
                                         _______________________
                                   Its:  SR VP
                                         _______________________
                                   Date: 3-20-98
                                         _______________________

                                   SUBLESSEE:

                                   INFORMATION ANALYSIS INCORPORATED

                                   By:   /s/ Richard S. DeRose
                                         ________________________
                                   Its:  Executive Vice President
                                         ________________________
                                   Date: 3-19-98
                                         ________________________

                                                                   EXHIBIT A



                                 DEED OF LEASE

                                 BY AND BETWEEN

                             TC HIGH RIDGE, L.L.C.

                                  ("LANDLORD")

                                      AND

                                   BTG, INC.

                                   ("TENANT")

                                       AT

                      HIGH RIDGE, FAIRFAX COUNTY, VIRGINIA

                                TABLE OF CONTENTS

1.       TERMS............................................................    1
         -----

2.       PAYMENT OF RENT & ADDITIONAL RENT................................    5
         ---------------------------------

3.       ADVANCE DEPOSIT..................................................    5
         ---------------

4.       USES; TENANT COVENANTS...........................................    6
         ----------------------

5.       ENVIRONMENTAL PROVISIONS; RECYCLING..............................    6
         -----------------------------------

6.       LATE CHARGES; INTEREST...........................................   11
         ----------------------

7.       REPAIRS AND MAINTENANCE..........................................   11
         -----------------------

8.       UTILITIES AND SERVICES...........................................   14
         ----------------------

9.       INCREASES IN OPERATING COSTS.....................................   16
         ----------------------------

10.      INCREASES IN REAL ESTATE TAXES...................................   21
         ------------------------------

11.      ADDITIONAL PROVISIONS; OPERATING COSTS AND REAL ESTATE
         ------------------------------------------------------
         TAXES............................................................   22
         -----

12.      TENANT'S INSURANCE...............................................   23
         ------------------

13.      LANDLORD'S INSURANCE.............................................   24
         --------------------

14.      DAMAGE OR DESTRUCTION............................................   25
         ---------------------

15.      MACHINERY AND EQUIPMENT; ALTERATIONS AND ADDITIONS;
         ---------------------------------------------------
         REMOVAL OF FIXTURES..............................................   27
         -------------------

16.      ACCEPTANCE OF PREMISES...........................................   28
         ----------------------

17.      TENANT IMPROVEMENTS..............................................   29
         -------------------

18.      ACCESS...........................................................   29
         ------

19.      MUTUAL WAIVER OF SUBROGATION.....................................   29
         ----------------------------

20.      INDEMNIFICATION..................................................   30
         ---------------

21.      ASSIGNMENT AND SUBLETTING........................................   31
         -------------------------

22.      ADVERTISING......................................................   33
         -----------

23.      LIENS............................................................   33
         -----

24.      DEFAULT..........................................................   34
         -------

25.      SUBORDINATION....................................................   39
         -------------

26.      SURRENDER OF POSSESSION..........................................   40
         -----------------------

27.      NON-WAIVER.......................................................   40
         ----------

28.      HOLDOVER.........................................................   40
         --------

29.      CONDEMNATION.....................................................   42
         ------------

30.      NOTICES..........................................................   43
         -------

31.      MORTGAGEE PROTECTION.............................................   43
         --------------------

32.      COSTS AND ATTORNEYS' FEES........................................   43
         -------------------------

33.      BROKERS..........................................................   44
         -------

34.      LANDLORD'S LIABILITY.............................................   44
         --------------------

35.      ESTOPPEL CERTIFICATES............................................   44
         ---------------------

36.      ANNUAL REPORTS...................................................   45
         --------------

37.      TRANSFER OF LANDLORD'S INTEREST..................................   45
         -------------------------------

38.      RIGHT TO PERFORM.................................................   45
         ----------------

39.      COMMON AREAS.....................................................   46
         ------------

40.      SALES AND AUCTIONS...............................................   46
         ------------------

41.      ACCESS TO ROOF...................................................   46
         --------------

42.      SECURITY.........................................................   47
         --------

43.      AUTHORITY OF TENANT..............................................   48
         -------------------

44.      NO ACCORD OR SATISFACTION........................................   48
         -------------------------

45.      LEGAL REQUIREMENTS; INDOOR AIR QUALITY...........................   48
         --------------------------------------

46.      PARKING..........................................................   49
         -------

47.      GENERAL PROVISIONS...............................................   49
         ------------------

48.      RULES AND REGULATIONS............................................   52
         ---------------------

49.      ARBITRATION......................................................   52
         -----------

50.      WAIVER OF JURY TRIAL.............................................   53
         --------------------

51.      RENEWAL TERM.....................................................   54
         ------------

52.      LANDLORD'S REPRESENTATIONS.......................................   56
         --------------------------

53.      RIGHT OF FIRST OFFER.............................................   57
         --------------------

EXHIBIT A  Location and Dimensions of Premises
EXHIBIT B  Description of Land
EXHIBIT C Construction & Buildout Provisions; Landlord's Work and Tenant's Work EXHIBIT D Rules and Regulations
EXHIBIT E  Declaration of Lease Commencement
EXHIBIT F  Cleaning Specifications
EXHIBIT G  Intentionally Deleted
EXHIBIT H  Intentionally Deleted
EXHIBIT I  Form of Estoppel Certificate
EXHIBIT J  Title Report
EXHIBIT K  Environmental Report
EXHIBIT L  Property Management Specifications

                                  DEED OF LEASE
                                  -------------

         THIS DEED OF LEASE ("Lease") is made this      day of August, 1996, by
and between TC HIGH RIDGE, L.L.C., a Delaware limited liability company ("Landlord"), and BTG, INC., a Virginia corporation ("Tenant").

                                R E C I T A L S:
                                - - - - - - - -

         Landlord, for and in consideration of the rents and all other charges and payments hereunder and of the covenants, agreements, terms, provisions and conditions to be kept and performed hereunder by Tenant, grants and conveys to Tenant, and Tenant hereby hires and takes from Landlord, a leasehold interest in the premises described below ("Premises"), subject to all matters hereinafter set forth and upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease for the term hereinafter stated.

         NOW THEREFORE Landlord and Tenant hereby agree to the following:

1.       TERMS.
         -----

         1.1 Premises. The Premises demised by this Lease consists of 209,217 rentable square feet of space (the "Premises") comprised of the entirety of buildings 1, 2 and 3 of the High Ridge Office Park located at 11225 Waples Mill Road, Fairfax, Virginia (each a "Building" and collectively, the "Buildings"), together with the exclusive (as to other tenants, but subject to the rights of Landlord and to other matters of public record) right to use parking and other Common Areas (as defined in Section 39 hereof), as more particularly set forth herein. The land upon which the Buildings and Common Areas are situated, which is depicted on the site plan attached hereto as Exhibit B (the "Site Plan") and incorporated herein by reference, shall be referred to hereinafter as the "Land". The Land includes Landlord's easement rights in and to the Parking Easement, as defined in Section 46 hereof. The Land and the Buildings are collectively referred to herein as the "Project". Landlord and Tenant, each having had the opportunity prior to the execution and delivery hereof to make such investigation related thereto (including space measurement) as either has deemed reasonable or necessary, agree that for the purposes of this Lease: (i) building 1 of the Project ("Building 1") contains 54,597 rentable square feet;
(ii) building 2 of the Project ("Building 2") contains 58,120 rentable square feet; and building 3 of the Project ("Building 3") contains 96,500 rentable square feet, including certain below-grade space, all calculated in accordance with the modified BOMA method of measurement. The location and dimensions of the Premises are shown on the floor plans attached hereto as Exhibit A and incorporated herein by reference. No easement for light or air is incorporated in or intended to be conveyed with the Premises.

         1.2 Tenant's Share. "Tenant's Share" shall mean a fraction, the numerator of which is the total rentable square footage of the Premises, and the denominator of which is the total rentable square footage of the Buildings. Tenant's Share as of the date of execution of this Lease is one hundred percent (100%). In the event Landlord determines to locate a property management facility for the Project within a rentable portion of the Premises, the Tenant's Share (and the Base Rent payable by Tenant hereunder) shall be proportionately adjusted. No such adjustment shall be made however, for space within the Project occupied by any building engineer(s) or similar on-site personnel, provided any such space will be located within a core area location to be determined by reasonable agreement of Landlord and Tenant. Similarly, the foregoing shall not be construed to obligate Landlord to locate a property management office within the Premises.

         1.3 Lease Term. The term of this Lease (the "Term" or "Lease Term") shall commence on the "Commencement Date", as defined in Section 1.4 below (and as more fully set forth in Exhibit C hereto), and shall expire one hundred fifty-two (152) months thereafter (the "Lease Expiration Date"); provided that if the Commencement Date is a date other than the first day of a calendar month, the Lease Term shall run for the number of months set forth above from the first day of the calendar month following the Commencement Date. Notwithstanding the foregoing Commencement Date: (i) pursuant to the provisions of Exhibit C, Tenant and its agents and contractors shall have access to the Premises and Land at all times following the date hereof for the purpose of constructing the improvements to be made by it pursuant to the terms of Exhibit C, or as otherwise contemplated or permitted by this Lease; and (ii) Tenant shall be entitled to occupy and conduct business from the Premises at any time on or after March 1, 1997. In the event Tenant occupies all or any part of the Premises at any time prior to the Commencement Date, such occupancy shall be subject to all of the terms and conditions of this Lease, excluding, however the payment of Rent and increases in Operating Costs and Real Estate Taxes (as such terms are hereinafter defined), and provided that Tenant shall not be obligated to pay utility costs until the earlier to occur of (a) the date Tenant commences business operations in the Premises, or (b) the Commencement Date.

         1.4 Commencement Date. The "Commencement Date" shall be April 1, 1997. Notwithstanding the foregoing, for purposes of this Lease, the term "Commencement Date" shall also mean any adjusted Commencement Date which may be established pursuant to the provisions of this Lease. Landlord and Tenant hereby agree to execute a Declaration, in the form attached hereto as Exhibit E, to confirm the Commencement Date. Tenant's failure to execute said Declaration shall not affect the Commencement Date or the Lease Expiration Date, as the same are determined by the terms of this Lease.

         1.5 Rent. The base rent payable by Tenant hereunder ("Rent" or "Base Rent") is set forth in this Section 1.5, below. The Rent is net of all costs of electricity for the Project. In addition to the Rent, Tenant shall pay as additional rent Tenant's Share of increases in Operating Costs as described in
Section 9, and Tenant's Share of increases in Real Estate Taxes as described in
Section 10, all of which shall be deemed additional rent due under this Lease. Rent shall be payable monthly, in advance, on the first day of each calendar month of the Term, without prior notice, demand, deduction or offset, except as and solely to the extent specifically provided for herein.

                  1.5.1 Subject to the provisions of Section 1.5.2 below, the monthly payments of Rent for the Premises (which may be referred to herein as "Monthly Rent") shall be as follows:

                  1.5.2 In the event Tenant exercises its Renewal Option in accordance with Section 51 of this Lease, Base Rent and escalations for any Renewal Term(s) under this Lease shall be as set forth in Section 51 below.

         1.6 Additional Rent. Any sum owed or reimbursable by Tenant to Landlord under this Lease (excluding monthly Rent) shall be considered "additional rent" hereunder, and, except for items of additional rent for which demand is required pursuant to the express terms of this Lease, shall be payable without demand, set-off or deduction, except as and solely to the extent specifically provided for herein. Those items of additional rent described in Section 9 of this Lease shall be payable monthly, in advance, on the first day of each calendar month of the Term, together with Tenant's monthly payment of rent without demand, set-off or deduction, except as and solely to the extent specifically provided for herein. If Tenant fails to make any payment of additional rent hereunder, and Landlord provides Tenant with a demand for payment therefor, then such payment shall be deemed additional rent regardless of whether or not Landlord's demand identifies such payment as additional rent.

         1.7 Notice and Payment Addresses. Any notices under this Lease shall be governed by the terms of Section 30, below. The notice addresses of the parties are as follows:

If to Landlord:   TC High Ridge, L.L.C.
                  c/o Trammell Crow Company
                  1115 30th Street, N.W.
                  Washington, D.C. 20007
                  Attn: T. Christopher Roth
                  Robert J.  Murphy

And a copy to:    J. Richard Saas, Esq.
                  Tenenbaum & Saas, P.C.
                  4330 East West Highway
                  Suite 1150
                  Bethesda, Maryland  20814

If to Tenant:     Prior to the Commencement Date at:

                  BTG, Inc.
                  1945 Old Gallows Road
                  Vienna, Virginia  22182
                  Attn:  Marilynn Bersoff, Vice President

                  Following the Commencement Date at:

                  BTG, Inc.
                  11225 Waples Mill Road
                  Building __, Suite ___
                  Fairfax, Virginia  22030
                  Attn:  Marilynn Bersoff, Vice President

With copies to:   Tucker, Flyer & Lewis, a
                  professional corporation
                  1615 L Street, N.W. 4th Floor
                  Washington, D.C.  20036
                  Attn:  Mark D. Jackson, Esq.

and:              The Irving Group
                  1950 Old Gallows Road
                  Suite 555
                  Vienna, Virginia  22182
                  Attn:  Dale Powell, President

Either party may, by ten (10) days' prior written notice to the other, designate a new address to which all notices hereunder shall be directed.

         1.8 Rent Payment Address. Tenant shall send payments of Rent and additional rent hereunder to Landlord at the following address, or to such other address of which Landlord may advise Tenant in writing:

                           TC High Ridge, L.L.C.
                           c/o Trammell Crow Company
                           1115 30th Street, N.W.
                           Washington, D.C.  20007

         1.9 Lease Year. Each twelve (12) month period within the Lease Term shall be referred to herein as a "Lease Year." The first Lease Year shall commence on the Commencement Date and terminate on the last day of the twelfth full calendar month after the Commencement Date. Each subsequent Lease Year shall commence on the date immediately following the last day of the preceding Lease Year and shall continue for a period of twelve (12) full calendar months, except that the last Lease Year of the Lease Term shall terminate on the date this Lease expires or is otherwise terminated.

         1.10 Deed of Lease. To the extent required under applicable law to make this Lease legally effective, this Lease shall constitute a deed of lease.

2.       PAYMENT OF RENT & ADDITIONAL RENT.
         ---------------------------------

         Tenant shall pay Landlord the Rent and additional rent due under this Lease (including Tenant's Share of increases in Operating Costs and Real Estate Taxes) without prior notice, demand, deduction or offset, except as and solely to the extent specifically provided for herein, in lawful money of the United States. Rent and additional rent (including any payments for Tenant's Share of increases in Operating Costs and Real Estate Taxes payable in accordance with this Lease, which in respect of increases of Operating Costs, shall include monthly estimated payments thereof) shall be paid at the address noted in
Section 1.8, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. Rent and additional rent under this Lease for any partial month at the beginning or end of the Lease Term shall be prorated. Except for monthly installments of estimated additional rent as set forth in Section 9 of this Lease, or as otherwise provided in this Lease, all payments of additional rent shall be paid no later than ten (10) business days after the date Landlord notifies Tenant in writing of the amount thereof. In the event of any dispute concerning the computation of the amount of any additional rent due, Tenant shall pay the amount specified by Landlord pending the resolution of the dispute, and such payment shall be without prejudice to Tenant's right to continue to challenge the disputed computation.

3.       ADVANCE DEPOSIT.
         ---------------

         3.1 Advance Deposit. On or before September 1, 1996, Tenant shall
deposit with Landlord the sum of             as a deposit of the first month's
Rent (the "Advance Deposit"), which shall be applied by Landlord on behalf of the Tenant in full satisfaction of the Rent due and payable by Tenant under this Lease for the first full calendar month of the Term. The Advance Deposit, prior to its being applied to the payment of monthly Rent, shall constitute security for the payment and performance by Tenant of all of Tenant's obligations, covenants, conditions and agreements under this Lease, but shall not be deemed liquidated damages, but shall be applied in reduction of Tenant's total obligations to Landlord.

         3.2 No Separate Account. Landlord shall not be obligated to hold the Advance Deposit in a separate account from other Building or Project funds.

4.       USES; TENANT COVENANTS.
         ----------------------

         4.1 Permitted Uses. The Premises are to be used for general office purposes and such other uses as may be permitted by applicable law.

         4.2 Other General Use Covenants. Tenant shall not commit or allow to be committed any waste upon the Premises, or any public or private nuisance. Tenant, at its expense, shall comply with all laws relating to its use and occupancy of the Premises and shall observe the Rules and Regulations attached hereto as Exhibit D. No act shall be done in or about the Premises that is unlawful. No act shall be done in or about the Premises that will increase the existing rate of insurance on the Buildings. In the event of a breach of the covenant set forth in the immediately preceding sentence, Tenant shall cease the activity giving rise to such increase and, to the extent any increased insurance premiums were in fact paid by Landlord as a result of such activity, Tenant shall pay to Landlord any and all such increases in insurance premiums resulting from such breach, as the sole remedy arising from such breach; provided that so long as Tenant continues to pay such increases in premiums, and provided that the activity giving rise to such increased premiums is an activity permitted under Section 4.1, above, the continuation of such activity by Tenant shall not be prohibited or constitute a breach of this Lease.

5.       ENVIRONMENTAL PROVISIONS; RECYCLING.
         -----------------------------------

         5.1 General. Tenant agrees to comply with any and all applicable Environmental Laws (as defined below) in connection with (1) Tenant's use of the Premises, (2) any use of the Premises arising in connection with any assignment of this Lease, or sublet or license of the Premises or any part thereof, and (3) any other fact or circumstance the existence of which legally imposes on Tenant the obligation to so comply therewith. Tenant shall provide all information within Tenant's control requested by Landlord and/or governmental authorities in connection with Environmental Laws or Hazardous Materials (defined below) relating to the matters contemplated in the preceding sentence.

         5.2 Tenant's Warranties and Covenants

         During the Term and any Renewal Term (as hereafter defined) of the Lease, Tenant warrants, represents and covenants to and with Landlord as follows:

                  5.2.1 Tenant will not introduce, or permit or suffer the introduction, within the Premises or the Project of (A) asbestos in any form,
(B) urea formaldehyde foam insulation, (C) transformers or other equipment which contain dielectric fluid containing polychlorinated biphenyls, or (D) except as permitted below, any flammable explosives, radioactive materials or other substance constituting "hazardous materials" or "hazardous wastes" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601 et seq.) and the regulations adopted and promulgated pursuant thereto, the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or successor legislation thereto, or any other Federal, state or local environmental law, ordinance, rule, regulation and/or other statute of a governmental or quasi-governmental authority relating to pollution or protection of the environment (collectively, "Environmental Laws"). The substances described in (A), (B), (C) or (D) above are hereinafter collectively referred to herein as "Hazardous Materials".

                  5.2.2 Except as expressly permitted hereby, the Premises will never be used by Tenant for any activities involving, directly or indirectly, the use, generation, treatment, transportation, storage or disposal of any Hazardous Materials, or to refine, produce, store, handle, transfer, process or transport Hazardous Materials.

                  5.2.3 Tenant (A) shall comply with the Environmental Laws and all other applicable laws, rules and regulations or orders pertaining to health, the environment or Hazardous Materials, in so far as such laws pertain to Tenant's use and occupancy of the Premises or the need for such compliance arises due to the acts or omissions of Tenant, its agents, employees, contractors, invitees (but only while within the Premises), subtenants or assignees, (B) except as specifically permitted hereby, shall not store, utilize, generate, treat, transport or dispose of (or permit or acquiesce in the storage, utilization, generation, transportation, treatment or disposal of) any Hazardous Materials on or from the Premises, (C) shall cause its agents, employees, licensees, contractors, invitees (while within the Premises), subtenants and assignees to comply with the representations, warranties and covenants herein contained and be responsible for any non-compliance by any such party(ies), (D) agrees that no portion of the Premises will be used by Tenant or any assignee or subtenant of Tenant as a landfill or a dump, and (E) will not install any underground tanks of any type.

                  5.2.4 In the event of any future storage, presence, utilization, generation, transportation, treatment or disposal of Hazardous Materials in, on or about the Premises, or in the event of any Hazardous Materials Release (as hereinafter defined) which in either case (i) is attributable, in whole or in part, to the presence of Hazardous Materials existing in, on or about on the Project subsequent to the Commencement Date and
(ii) is caused, directly or indirectly, by Tenant or Tenant's agents, employees, contractors, licensees, invitees (while within the Premises), sub-tenants or assignees, Tenant shall, at the direction of Landlord or any federal, state, or local authority or other governmental authority, remove or cause the removal of any such Hazardous Materials and rectify any such Hazardous Materials Release, and otherwise comply or cause compliance with the laws, rules, regulations or orders of such authority, all at the expense of Tenant, including without limitation, the undertaking and completion of all investigations, studies, sampling and testing and all remedial, removal and other actions necessary to clean up and remove all Hazardous Materials, on, from or affecting the Premises. If Tenant shall fail to proceed with such removal or otherwise comply with such laws, rules, regulations or orders within the cure period permitted under the applicable regulation or order, the same shall constitute a Default under this Lease (without any notice to Tenant required), and Landlord may, but shall not be obligated to, take such action as may be reasonably necessary under the circumstance to eliminate such Hazardous Materials from the Premises or otherwise comply with the applicable law, rule, regulation or order, acting either in its own name or in the name of Tenant pursuant to this Section, and the cost thereof shall be borne by Tenant and thereupon become due and payable as additional rent hereunder; provided, however, that Landlord shall not exercise its self-help rights hereunder, nor exercise any right otherwise provided herein to terminate this Lease or Tenant's right of possession due to Tenant's failure or inability to correct such problem within a time certain as long as Tenant is at all times diligently continuing its efforts to correct the problem (provided however, that if Landlord determines, in its reasonable discretion, that there exists a substantial risk of governmental enforcement action against Landlord, or governmental or third party civil liability to Landlord, if Landlord fails to take independent action immediately to remediate an environmental problem which is otherwise Tenant's responsibility under this
Section 5, then Landlord shall, notwithstanding Tenant's continuing diligent efforts to correct the problem, be entitled to take such independent action, and to recover the reasonable and actual costs associated therewith from Tenant). Tenant shall give to Landlord and its authorized agents and employees access to the Premises for such purposes and hereby specifically grants to Landlord a license to remove the Hazardous Materials and otherwise comply with such applicable laws, rules, regulations or orders, acting either in its own name or in the name of the Tenant pursuant to this Section.

                  5.2.5 Landlord represents, warrants and covenants that to the best of its knowledge, except as set forth in that environmental report identified on Exhibit K attached hereto (a copy of which has previously been delivered to Tenant) (i) as of the date of execution hereof, the Project is free from any Hazardous Materials other than (a) certain limited quantities of asbestos-containing materials ("ACMs") which will be removed as a part of Landlord's Base Building Work hereunder prior to the Commencement Date, and (b) certain limited quantities of ACMs in roof flashing and certain amounts of lead based paint on mechanical rooms equipment, and floors and handrails on the roof and throughout the Buildings, and which are not intended to be removed as part of Landlord's Base Building Work, but the removal of which is not required under applicable Environmental Laws, and (ii) the Project complies with all Environmental Laws. In the event of any Hazardous Materials

Release caused by any party other than Tenant or Tenant's agents, employees, contractors, licensees, invitees (while within the Premise), sub-tenants or assignees, Landlord shall promptly remediate any such Hazardous Materials and rectify any such Hazardous Materials Release, and otherwise comply or cause compliance with the laws, rules, regulations or orders of such authority, all at the expense of Landlord (and not as an Operating Cost), including without limitation, the undertaking and completion of all investigations, studies, sampling and testing and all remedial, removal and other actions necessary to clean up and remove all Hazardous Materials, on, from or affecting the Project. If Landlord shall fail to proceed with such removal or otherwise comply with such laws, rules, regulations or orders within the cure period permitted under the applicable regulation or order, the same shall constitute a default by Landlord under this Lease, and, following written notice from Tenant to Landlord and Landlord's failure to cure such default within thirty (30) days, Tenant may avail itself of the rights and remedies set forth elsewhere herein, provided, however that Tenant shall have no such right and no default by Landlord shall be deemed to exist provided that Landlord is diligently pursuing such remediation or compliance (provided however, that if Tenant determines, in its reasonable discretion, that there exists a substantial risk of governmental enforcement action against Tenant, or governmental or third party civil liability to Tenant, if Tenant fails to take independent action immediately to remediate an environmental problem which is otherwise Landlord's responsibility under this
Section 5, Tenant shall, notwithstanding Landlord's continuing diligent efforts to correct the problem, be entitled to take such immediate action, and to recover the reasonable and actual costs associated therewith from Landlord).

                  5.2.6 Each of Tenant and Landlord hereby indemnifies and holds the other and their respective shareholders, subsidiaries, affiliates, officers, directors, partners, employees, agents and trustees harmless from, against, for and in respect of, any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of actions, encumbrances, fines, penalties, and costs and expenses suffered, sustained, incurred or required to be paid by any such indemnified party (including, without limitation, reasonable fees and disbursements or attorneys, engineers, laboratories, contractors and consultants) because of, or arising out of or relating to a violation of any of the indemnifying party's representations, warranties and covenants under this Section, including any Environmental Liabilities (as hereinbelow defined) arising therefrom. For purposes of this indemnification clause, "Environmental Liabilities" shall include all costs and liabilities with respect to the presence, removal, utilization, generation, storage, transportation, disposal or treatment of any Hazardous Materials or any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escaping, leaching, dumping or disposing into the environment (air, land or water) of any Hazardous Materials (each a "Hazardous Materials Release"), including without limitation, cleanups, remedial and response actions, remedial investigations and feasibility studies, permits and licenses required by, or undertaken in order to comply with the requirements of, any federal, state or local law, regulation, or agency or court, any damages for injury to person, property or natural resources, claims of governmental agencies or third parties for cleanup costs and costs of removal, discharge, and satisfaction of all liens, encumbrances and restrictions on the Premises relating to the foregoing. The foregoing notwithstanding, the foregoing indemnifications shall not encompass consequential damages, damages related to loss of business or business interruption or any diminution of the market value of the Project which may arise on account of the presence of any Hazardous Materials on or about the Project. The foregoing indemnification and the responsibilities of Tenant and Landlord under this Section shall survive the termination or expiration of this Lease.

                  5.2.7 Tenant shall promptly notify Landlord in writing of the occurrence of any Hazardous Materials Release or any pending or threatened regulatory actions, or any claims made by any governmental authority or third party, relating to any Hazardous Materials or Hazardous Materials Release on or from the Premises, and shall promptly furnish Landlord with copies of any correspondence or legal pleadings or documents in connection therewith. Landlord shall have the right, but shall not be obligated, to notify any governmental authority of any state of facts which may come to its attention with respect to any Hazardous Materials or Hazardous Materials Release on or from the Premises following consultation with Tenant.

                  5.2.8 Tenant agrees that Landlord shall have the right (but not the obligation), at its sole cost and expense and not as an Operating Cost (except as set forth below), to conduct, or to have conducted by its agents or contractors, such environmental inspections of the Premises as Landlord shall reasonably deem necessary or advisable from time to time. Landlord shall provide Tenant with no less than seventy-two (72) hours prior notice of any such inspection, except in case of an emergency, in which case only such notice as may be practicable under the circumstance shall be required. The cost of any such inspection shall be borne by Tenant in the event such inspection determines that Tenant has breached the covenants set forth in Section 5.2.3 above.

         5.3 Permitted Materials. Notwithstanding the foregoing, Tenant and its assignees, subtenants and licensees shall be permitted to store reasonable amounts of Hazardous Materials that are typically used in an ordinary general office use environment such as ordinary cleaners, printer and duplication supplies and similar materials (the "Permitted Materials") provided such Permitted Materials are properly used, stored and disposed of in a manner and location meeting all Environmental Laws. Any such use, storage and disposal shall be subject to all of the terms of this Section (except for the terms prohibiting same), and Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency with respect to the Permitted Materials. If Landlord in its reasonable opinion determines that said Permitted Materials are being improperly stored, used or disposed of, then Tenant shall immediately take such corrective action as requested by Landlord. Should Tenant fail to take such corrective action within twenty-four (24) hours, Landlord shall have the right to perform such work on Tenant's behalf and at Tenant's sole expense, and Tenant shall promptly reimburse Landlord for any and all costs associated with said work.

         5.4 Recycling Regulations. As a part of the services provided by Landlord hereunder Landlord shall provide receptacles and containers as necessary for Tenant to comply with all orders, requirements and conditions now or hereafter imposed by any ordinances, laws, orders and/or regulations (hereinafter collectively called "regulations") of any governmental body having jurisdiction over the Premises or the Buildings regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash (hereinafter collectively called "waste products") and Landlord shall cooperate generally with Tenant in such efforts including but not limited to Tenant's separation of such waste products into receptacles provided by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by such regulations. Landlord shall provide Tenant with waste dumpsters, recycling bins and a box crusher in locations on the Land to be designated by Tenant and reasonably acceptable to Landlord, so as to enable Tenant to comply with the foregoing.

6.       LATE CHARGES; INTEREST.
         ----------------------

         6.1 Tenant hereby acknowledges that late payment to Landlord of Rent or additional rent will cause Landlord to incur administrative costs and loss of investment income not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. If any Rent or additional rent due from Tenant is not received by Landlord or Landlord's designated agent within five
(5) days after the date due, then Tenant shall pay to Landlord a late charge equal to one percent (1%) of such overdue amount. The parties hereby agree that such late charges represent a fair and reasonable estimate of the administrative cost that Landlord will incur by reason of Tenant's late payment. Landlord's acceptance of such late charges shall not constitute a waiver of Tenant's Default with respect to such overdue amount or estop Landlord from exercising any of the other rights and remedies granted hereunder.

         6.2 In addition to the administrative late charge provided for under
Section 6.1, above, if any Rent or additional rent due from Tenant to Landlord is not paid as and when due under this Lease, such unpaid amount shall bear interest from the date due until the date paid at an annual rate of interest equal to the Prime Rate of interest as published in the Wall Street Journal (or, if not published, as established by the then largest national banking association in the United States of America) from time to time plus three percent (3%) (the "Default Rate").

         6.3 The provisions of Sections 6.1 and 6.2 above to the contrary notwithstanding, (i) no default interest payments shall be due and payable unless and until Tenant has failed timely to make any Rent or additional rental payments hereunder on two (2) occasions in any Lease Year, and (ii) no late payment charge shall be due and payable unless and until Tenant has failed timely to make any Rent or additional rental payments hereunder on one (1) occasion in any Lease Year.

7.       REPAIRS AND MAINTENANCE.
         -----------------------

         7.1 Landlord's Obligations. Landlord shall maintain, repair, replace and keep in good operating and in a condition comparable to similar properties in the Fairfax, Virginia area, the Common Areas (as defined in Section 39 below) (including, without limitation, the lobbies, elevators, stairs, parking areas, grounds, loading areas and corridors), the roofs, foundations, load-bearing elements, conduits and structural walls and other structural elements of the Building, the underground utility and sewer pipes of the Buildings, all base building mechanical, electrical, plumbing, HVAC system and the sprinkler system and other fire and life-safety systems, the cost of which shall be included within Operating Costs except to the extent set forth in Section 9.6, hereof, provided that, (i) any capital repairs or replacements to the Building shall be conducted at Landlord's sole expense, except to the extent provided in clause (ii) below, and in Section 9.6 of this Lease, and (ii) to the extent the need for any capital repairs or capital replacements arises as a the result of the negligence or willful misconduct of Tenant (or Tenant's agents, employees, contractors, invitees (while within the Premises), assignees or sub-tenants) and the same is not covered under the policies of casualty insurance which are required to be carried by the parties pursuant to this Lease (in which case the proceeds of such insurance will be utilized to satisfy the cost thereof), the cost of such capital repairs or replacements shall be reimbursable by Tenant to Landlord as additional rent under this Lease, and such reimbursement shall be due not later than ten (10) business days after Landlord's written demand therefore. Any latent defects in the Buildings discovered by Tenant or Landlord within eighteen
(18) months of the Commencement Date shall be timely repaired by Landlord as its sole cost and expense (and not as an Operating Cost).

         7.2. Repair Standards. All repairs and maintenance required of Landlord pursuant to this Section or elsewhere in this Lease shall be performed in accordance with standards applicable to comparable office buildings in the Fairfax, Virginia area, and performed in a timely and diligent fashion. Landlord agrees to diligently attend to any routine repairs or maintenance needs brought to its attention by Tenant as soon as reasonably practicable.

         7.3 Replacement of Property Management Company. In the event (i) Tenant has notified Landlord, with specificity, of the failure of Landlord's property management company to meet any material requirement set forth within the Property Management Specifications attached as Exhibit L hereto (the "Management Specifications"), which failure has not been remedied by such property management company within thirty (30) days after such notification by Tenant, or
(ii) the property management fee charged by the property management company is more than 105% of the then prevailing market rates charged for comparable services as the Management Specifications for comparable properties in the Fairfax, Virginia area, and the property management company is unwilling to reduce such fee to such market rates, Tenant shall have the right, upon thirty
(30) day's prior written notice, to require the Landlord to replace its property management company with another third party management company mutually and reasonably acceptable to both Landlord and Tenant. The foregoing notwithstanding, Tenant's right to assess whether the cost of property management services being charged by Landlord's property management company exceeds market rates, and to require said property management company to reduce its fees in lieu of replacement, shall be exercisable only one (1) time during each Lease Year, and shall in no event be exercisable during the first two (2) Lease Years. Any change by Landlord in the identity of the company providing property management services to the Project shall be subject to Tenant's approval, which shall not be unreasonably withheld, conditioned or delayed; provided that, as long as (y) the replacement management company is then currently engaged in the commercial property management business, and (z) the replacement management company agrees to manage the Project in accordance with the Management Specifications and at not more than the management fee then currently being charged by the existing property management company, no approval from Tenant shall be required for any change in the property management company arising as a result of a transfer of ownership of the Project. In the event of a change in property management company as a result of a change in ownership of the Project, such change shall not thereafter terminate Tenant's right to approve subsequent changes in the property management company, or Tenant's right to require change in the property management company in the event of circumstances consistent with either subsection (i) or (ii) above. There shall be no mark-up or additional fee charged by Landlord or its management company with respect to any goods, labor or services provided to the Project by third parties.

         7.4 No Deferred Maintenance, etc.. Landlord shall not defer any needed maintenance or repairs during the first Lease Year. Landlord shall coordinate all maintenance and repair work with Tenant and shall perform the same in a manner to minimize to the extent possible any disruption of Tenant's business activities. Tenant shall have the right to object to the making of any repairs which it reasonably believes are unnecessary or excessive in connection with the annual budget determination procedures set forth in Section 9.4 below; provided, however that such objection shall not prohibit or limit Landlord's making of any repairs which Landlord believes in good faith to be necessary or appropriate to the life safety of any occupants of the Project or are otherwise necessary or appropriate to properly maintain the Project in a condition comparable to similar properties in the Fairfax, Virginia area.

         7.5 Tenant's Obligations. Subject to Landlord's obligations as set forth in Section 7.1 above and its right of access pursuant to Section 18, and except for janitorial and cleaning services (to the extent provided for under Section 8.2, below), Tenant shall be exclusively responsible for all repairs and maintenance to the interior non-structural portions of the Premises. Tenant shall promptly report in writing to Landlord any defective condition in the Premises known to Tenant which Landlord is required to repair, and failure to so report such defects shall excuse any delay by Landlord in commencing and completing such repair to the extent the same would otherwise be Landlord's responsibility under this Lease, provided that (i) Landlord shall not be so excused if Landlord had actual knowledge of the need for such repair independent of Tenant's notification, and (ii) once Landlord is notified or has actual knowledge of the need for such repair, Landlord's repair obligation under
Section 7.1, above, shall be fully effective as to such item (and, to the extent any delay in reporting such defects results in the avoidable need to perform a capital repair or replacement which under Section 9.5 is excluded from Operating Costs, in lieu of an ordinary repair which under Section 9.5 would be included within Operating Costs, Tenant shall be responsible for the reasonable and actual cost of such capital repair or replacement unless Tenant can demonstrate that a capital repair or replacement to such item would in any event have been necessary within twelve (12) months thereafter, even if the defective condition had been reported to Landlord or known by Landlord in a timely fashion). Landlord's obligation to make repairs shall be limited to the express obligations stated herein.

8.       UTILITIES AND SERVICES.
         ----------------------

         8.1 Services. Landlord shall furnish Tenant with the following services and facilities: (i) at least one elevator in each Building subject to call at all times, including Sundays and holidays; (ii) zoned heating, ventilation and air conditioning at all times and within the temperature and humidity ranges usually furnished in comparable office buildings in the Fairfax, Virginia area (which, in those areas of the Premises utilized for general office purposes, shall be between 68 and 78 degrees Fahrenheit with a relative humidity range of 40% to 60%), and shall comply with ASHRAE Noise Criteria Level NC-35; (iii) balancing of the HVAC system when necessary in an effort to provide reasonably uniform air temperatures throughout the zones within the Premises; (iv) hot and cold running water sufficient for needs attributable to a general office use;
(v) public lavatory facilities and supplies and janitorial and char services, including trash removal and recycling, Monday through Friday, excepting holidays, in accordance with the cleaning specification attached hereto as Exhibit F; (v) replacement of light bulbs and lighting fixtures throughout the Premises; (vi) access to the Project 24 hours a day, 365 days a year, including holidays; and (vii) regular maintenance of all parking and other Common Areas, including striping, landscaping, replacement of light sources, leveling, repaving and removal of snow and ice, all in accordance with standards applicable to comparable office buildings in the Fairfax, Virginia area, and the cost of which shall be deemed an Operating Cost hereunder unless otherwise provided above. For purposes hereof, "holidays" shall be: New Year's Day, Memorial Day, July 4th, Labor Day, Thanksgiving, and Christmas. Landlord shall provide perimeter security for the Premises via a Kastle Key or similar key-card system. Landlord shall provide Tenant, without any direct or indirect charge, with 800 key-cards in order to provide access to the Premises to all of its employees. Any additional key-cards shall be at Tenant's sole cost and expense, based upon Landlord's actual cost therefor. No concierge shall be provided in the Building unless requested by Tenant in the future (and, in any event, not during the initial Lease Year). Landlord shall be responsible for ensuring that its property manager complies the Management Specifications, failing which Tenant shall have the right to make the election specified in Section 7.3. Without limiting the foregoing, (i) Landlord shall be responsible for assuring the responsiveness of the Buildings' management to Tenant's written complaints in a timely manner, and (ii) senior or supervisory representatives of the management company shall tour the Buildings on not less than a quarterly basis. Upon notice from Tenant, a representative of Tenant shall have the right to accompany such representative of the management company on all quarterly tours, and may indicate areas in need of maintenance. Notwithstanding anything to the contrary contained herein, Tenant shall be responsible for directly contracting with and paying to the appropriate utility company for all electrical service provided to the Project.

         8.2 Additional Services. If Tenant requires cleaning services, light bulb or fixture replacement or other services on weekends or holidays, Landlord shall make reasonable efforts to provide such additional service after reasonable prior written request therefor from Tenant, and Tenant shall reimburse Landlord for such additional service within ten (10) days of request therefore, at the actual direct cost to Landlord.

         8.3 Additional Provisions. Except as specifically and expressly set forth hereinbelow, in no event shall Landlord be liable to Tenant for (a) any damage to the Premises, or (b) any loss, damage or injury to any property therein or thereon, or (c) any claims for the interruption of or loss to Tenant's business or for any damages or consequential losses occasioned by bursting, rupture, leakage or overflow of any plumbing or other pipes or other similar cause in, above, upon or about the Premises or the Buildings, unless such loss, damage or injury is the result of the negligence or willful misconduct of Landlord, and is not covered by the insurance required to be carried by Tenant hereunder. If any public utility or governmental body shall require Landlord or Tenant to restrict the consumption of any utility or reduce any service to the Premises or the Buildings, Landlord and Tenant shall comply with such requirements, without any abatement or reduction of the Rent, additional rent or other sums payable by Tenant hereunder. The foregoing notwithstanding, in the event Tenant, through no act or omission of its own part, is deprived of water, electricity or HVAC service (including HVAC service comporting to the temperature and humidity ranges set forth above) for a period exceeding ten (10) consecutive days, and as a result thereof Tenant is unable to and does not in fact conduct business from the Premises or any portion thereof, then from and after such tenth (10th) day until the twentieth (20th) consecutive day such interruption (and Tenant's non-use of the Premises or applicable portion) continues, Tenant shall be entitled to abate its Rent obligations hereunder as to the Premises or portion thereof which is not usable (and not used) until such time as the water, electrical or HVAC service (as applicable) is restored. For the next ten (10) consecutive days thereafter (i.e., the 21st-30th consecutive days of such interruption) , Tenant's Rent obligations hereunder shall be reinstated in full notwithstanding the continuation of such interruption during such period; and during each consecutive ten (10) day period thereafter during which such interruption continues, Tenant's Rent obligation shall alternately be abated and then reinstated until such service (or Tenant's use of the affected area of the Premises) recommences, at which time Tenant's Rent obligations hereunder will be reinstated in full. By way of example, only, if there is a seventy (70) consecutive day utility interruption caused by Virginia Power which causes Tenant to cease the use of the Premises for sixty
(60) consecutive days of such 70-day interruption period, Tenant shall not be entitled to abatement of its Rent obligations hereunder during the first ten
(10) days of Tenant's non-use (days 1-10), the third ten (10) days of Tenant's non-use (days 21-30), and the fifth ten (10) days of Tenant's non-use (days 41-50), but shall be entitled to abatement of its Rent obligations during the second ten (10) days of Tenant's non-use (days 11-20), the fourth ten (10) days of Tenant's non-use (days 31-40), and the sixth ten (10) days of Tenant's non-use (days 51-60) The provisions of Section 47.8 hereof shall not apply with respect to Tenant's rights under this Section 8.3.

         8.4 Option to Reduce or Eliminate Services. Subject to the limitations set forth below, Tenant shall have the right and option, exercisable upon thirty
(30) days' advance written notice to Landlord at any time during the Term, to temporarily or permanently reduce, curtail and/or eliminate the scope of the janitorial services, Common Area services, or other services to be provided and/or performed by Landlord for Tenant's benefit pursuant to this Lease, for such period as Tenant may desire. Any such service which Tenant may elect to reduce, curtail or eliminate during the Term hereof is hereinafter referred to as a "Reduced Service". In the event Tenant elects to reduce, curtail and/or eliminate any services, the annual Rent hereunder shall be reduced by the amount paid or incurred by Landlord on account of such service during the Base Year (in respect of any elimination of service), or (in respect of any reduction or curtailment of service) the equitable pro-rata portion of such amount paid or incurred by Landlord on account of such service during the Base Year, which, if the same cannot be determined with precision by comparison of the Base Year line item for such Reduced Service(s) to the amounts expended therefor in subsequent Lease Years, will be determined by Landlord and Tenant in good faith (and any dispute with respect to such determination shall be subject to Section 49, below). By way of example, in the event Tenant elects in the third (3rd) Lease Year to relieve Landlord of its obligation to provide cleaning services and that portion of Base Operating Costs attributable to cleaning services was $209,217.00 or $1.00 per square foot, during the Base Year, then the Base Rent hereunder shall be reduced by the full $209,217.00 on an annual basis until Tenant elects to require Landlord to resume furnishing the cleaning services specified herein. Notwithstanding the foregoing or anything to the contrary contained herein, (i) Tenant shall not have the right to require Landlord to temporarily or permanently reduce, curtail or eliminate any services deemed by Landlord in its good faith judgment to be necessary for the proper maintenance and repair of the Premises in a condition comparable to similar properties in the Fairfax, Virginia area, (ii) in no event shall the amount of any costs attributable to meeting such minimum standard, the cost of insurance required to be carried by Landlord hereunder, or the cost of real estate taxes attributable to the Premises, be reduced from Rent hereunder, and (iii) if Tenant's insistence upon implementing a Reduced Service causes Landlord to incur a penalty, termination fee or other "breakage" cost with the contracting vendor, such cost will be included within the Operating Costs for the Lease Year in which such costs are incurred. Further, Tenant acknowledges that there are certain services which cannot be partially eliminated on a strict pro rata basis as a result of each Building being a part of the overall project, and therefore a determination of an equitable reduction may not be made strictly on a per square footage basis.

9.       INCREASES IN OPERATING COSTS.
         ----------------------------

         9.1 Defined. After the first Lease Year, for each Lease Year or portion thereof during the Term, Tenant shall pay as additional rent to Landlord, without diminution, set-off or deduction, except as and solely to the extent provided for herein, Tenant's Share of an amount (hereinafter referred to as "Expense Increases") equal to the positive difference between:

                  9.1.1 Tenant's Share of "Operating Costs" (as defined in
Section 9.5, below) for such Lease Year; and

                  9.1.2 The "Base Year Operating Costs" (defined below).

         9.2 Base Year Operating Costs. For all purposes hereof, the Base Year Operating Costs shall be all Operating Costs incurred by Landlord during the first Lease Year of the Term; provided, however that to the extent any landscaping, maintenance and/or repair work is covered by any guarantees or warranties provided in connection with the construction of the improvements to be made by Landlord or otherwise purchased by Landlord, or is otherwise available to Landlord without cost or at a reduced cost, the Base Year Operating Costs for each of such items shall be the costs incurred on account thereof during the first full Lease Year after such guarantees or warranties have expired.

         9.3 Estimated Payments. Tenant shall make monthly installment payments toward Tenant's Share of Expense Increases on an estimated basis, based on Landlord's reasonable estimate of Expense Increases for such Lease Year. Tenant shall pay Landlord, as additional rent, commencing on the first day of the month immediately following the last day of the Operating Costs Base Year, and on the first day of each month thereafter during the Term, one-twelfth (1/12th) of Landlord's estimate of Tenant's Share of Expense Increases for the then-current Lease Year. If at any time or times during such Lease Year it appears to Landlord that Tenant's Share of Expense Increases for such Lease Year will vary from Landlord's estimate by more than five percent (5%) on an annualized basis, Landlord may, by written notice to Tenant, revise its estimate for such Lease Year and Tenant's estimated payments hereunder for such Lease Year shall thereupon be based on such revised estimate.

         9.4 Annual Reconciliation. Within one hundred twenty (120) days after the end of each Lease Year (including the first Lease Year), Landlord shall provide to Tenant a detailed, itemized statement (the "Expense Statement"), calculated in accordance with Section 9.1, above, setting forth the total Operating Costs for such Lease Year and, if applicable, Tenant's Share of Expense Increases for such Lease Year. The Expense Statement shall be certified by Landlord as being true and correct in all material respects. Landlord shall respond to any inquiries and requests for invoices or other information with respect to Operating Costs within ten (10) days of any written request therefore by Tenant. Within thirty (30) days after the delivery of such Expense Statement and any additional information reasonably requested by Tenant, Tenant shall pay to Landlord the amount shown as Tenant's Share of Operating Costs for such Lease Year, but such payment shall not prejudice Tenant's right to object to the same pursuant to the provisions of Section 9.8, below. In the event Landlord fails to deliver an Expense Statement to Tenant within eight (8) months after the last day of any Lease Year, Landlord shall be deemed to have waived the right to recover any sums on account of Tenant's Share of Expense Increases for such Lease Year in excess of the estimated payments theretofore paid by Tenant.

         9.5 Annual Budget. Within sixty (60) days prior to each Lease Year following the first Lease Year, Landlord, Tenant and Landlord's management company shall in good faith agree upon a pro-forma budget setting forth the estimated repairs, maintenance, cost and scope of services and other Operating Costs anticipated to be incurred by Landlord during the coming Lease Year. Upon approval of the same by Landlord and Tenant, such budget shall constitute the "Approved Budget" for the following Lease Year for all purposes hereof. Until an Approved Budget for such Lease Year has been agreed upon (a) the actual Operating Costs incurred by Landlord for the previous Lease Year shall be used as the basis for calculating the amount of Tenant's estimated payments of Tenant's Share of Expense Increases for the then current Lease Year, and (b) Landlord shall continue to provide services and other items within the definition of Operating Costs utilizing the same scope of services as was utilized in the previous Lease Year. Further, until an Approved Budget has been agreed upon, Tenant shall remain responsible for the entirety of Tenant's Share of Expense Increases with respect to all Operating Costs incurred in the provision of such scope of services as set forth above for such period, even if the Operating Costs applicable to the same scope of services in the current Lease Year exceeds that applicable to the previous Lease Year, as a result of (among other things) increases in market rate unit prices applicable to such services or items, or differences in the frequency of utilization of such services or items (i.e., increased frequency of repairs or snow removal) (subject, however, to Tenant's option in accordance with Section 8.4, above, to reduce services for such Lease Year). Nothing in this Section 9.5 shall be construed to require Landlord, pending the agreement of the parties on an Approved Budget in any Lease Year, to reduce, curtail or eliminate any services deemed by Landlord in its good faith judgment to be necessary for the proper maintenance and repair of the Premises in a condition comparable to similar properties in the Fairfax, Virginia area, or to constitute a waiver of or bar to Landlord's right to recover Tenant's Share of Expense Increases with respect thereto.

         9.6 Operating Costs. The term "Operating Costs" shall mean all arms length or arms length equivalent third-party expenses incurred by Landlord in connection with the operation, management, maintenance and repair of the Buildings, Common Areas and the Land in accordance with the standards applicable to comparable office properties in the Fairfax County, Virginia, subject to the qualifications set forth below. All Operating Costs shall be determined according to generally accepted accounting principles which shall be consistently applied. Operating Costs include, but are not limited to, the following items: (a) the cost of the personal property used in conjunction therewith; (b) costs to repair and maintain the Buildings (including the roofs thereof) and the Common Areas, irrespective of whether set forth in the Approved Budget, and except as set forth below with respect to certain capital repairs and replacements; (c) all expenses paid or incurred by Landlord for water, gas, sewer and oil services for the Building (specially excluding electric, which shall be billed directly to Tenant); (d) the costs and expenses incurred in connection with the provision of the services set forth in Section 8, above; (e) building supplies and materials used in connection with non-capital (other than as set forth below) repairs to the Project; (f) cleaning and janitorial services in or about the Premises, the Buildings (including without limitation Common Areas) and the Land, as set forth in Section 8; (g) window glass replacement, repair and cleaning; (h) repair and maintenance of the grounds, including costs of landscaping, gardening and planting, including service or management contracts with independent contractors, including but not limited to security and energy management services and costs, to the extent not more than one hundred ten percent (110%) of the amount set forth therefore in the Approved Budget; (i) operational costs to achieve compliance with any governmental laws, rules, orders or regulations, and excluding capital expenses associated therewith except to the extent specifically set forth below; (j) utility taxes (other than those attributable to electrical services which shall be billed directly to and paid directly by Tenant); (k) compensation (including employment taxes, fringe benefits, salaries, wages, medical, surgical, and general welfare benefits (including health, accident and group life insurance), pension payments, payroll taxes for all personnel employed by Landlord or its management company on-site at the Project who perform duties in connection with the operation, management, maintenance and repair of the Buildings, to the extent set forth in the Approved Budget; (l) any (i) capital expenditures incurred to reduce Operating Costs, to the extent of such reduction (and with any amount remaining unrecovered by virtue of such limitation to carry forward to subsequent Lease Years, to the extent of any such continuing reduction achieved in each such subsequent Lease Year, until recovered in full), and (ii) capital expenditures incurred to comply with any governmental law, order, regulation or other requirement, whether applicable to Landlord or the Project, which is or becomes applicable by virtue of the Tenant's particular use of or activities within the Premises (as opposed to general office usage), or any alterations performed by Tenant or at Tenant's request (exclusive of Tenant's
Work); (m) cost of premiums for casualty and liability insurance policies required to be maintained by Landlord hereunder and any other insurance carried by Landlord with respect to the Project which is consistent with the limitations set forth in Section 13.1, hereof; (n) license, permit and inspection fees; (o) market-rate management fees (in an amount not to exceed three percent [3%] of gross rental receipts and utility costs), provided that a 3% management fee will be charged in the Base Year; (p) consulting fees in connection with the provision of common area maintenance services, to the extent not more than one hundred ten percent (110%) of the amount set forth therefore in the Approved Budget; (q) personal property taxes; (r) trash removal, including all costs incurred in connection with waste product recycling pursuant to Section 5.5 (except to the extent any such costs are charged directly to and paid directly by Tenant); (s) snow and ice removal or prevention; (t) maintenance, repair and striping of all parking areas used by tenants of the Buildings, and any other cost or assessment payable in connection with the maintaining of such parking areas, to the extent not more than one hundred ten percent (110%) of the amount set forth therefore in the Approved Budget; (u) uniforms and dry cleaning; (w) telephone, telegraph, postage, stationery supplies and other materials and expenses required for the routine operation of the Buildings; and (v) association assessments or other assessments for project-wide common area services to the extent either provided at market rates in direct substitution for services otherwise included within Operating Expenses herein, or approved by Tenant, in its reasonable discretion.

         9.7 Exclusions. Notwithstanding the foregoing, Operating Costs shall not include any of the following: (1) capital expenditures, except those specifically set forth above; (2) costs of any special services rendered to individual tenants (including Tenant), for which a special, separate charge shall be made directly to such Tenant (and which charge shall be payable within ten (10) days of written demand); (3) painting, redecorating or other work which Landlord performs for specific tenants, the expenses of which are paid by such tenants; (4) Real Estate Taxes (as defined in Section 10); (5) depreciation or amortization of costs required to be capitalized in accordance with generally accepted accounting practices (except as set forth in Section 9.5, above); (6) interest and amortization of funds borrowed by Landlord; (7) leasing commissions, and advertising, legal, space planning and construction expenses incurred in procuring tenants for the Building; (8) salaries, wages, or other compensation paid to officers or executives of Landlord in their capacities as officers and executives; (9) any other expenses for which Landlord actually receives direct reimbursement from insurance, condemnation awards, warranties, other tenants or any other source but excluding general payments of Expense Increases pursuant to this Section 9 by Tenant and other tenants of the

Building; (10) net basic rents under ground leases; (11) all costs incurred in the initial construction of the Project or the performance of any Landlord's Base Building Work hereunder; (12) costs directly resulting from the willful misconduct of Landlord, its employees, agents, contractors or employees; (13) costs for any structural maintenance, replacement or redesign other than those for which Tenant is expressly liable pursuant to the terms of this Lease; (14) legal fees and other expenses incurred by Landlord; (15) costs or fees relating to the defense of Landlord's title or interest in the Land; (16) expenses for the correction of defects in the construction of any of Landlord's Base Building Work; (17) costs incurred due to violation by Landlord of the terms and conditions of this Lease; (18) renovation of the Project made necessary by casualty or the exercise of eminent domain; (19) costs arising from the presence of Hazardous Materials in, about or below the Project; (20) costs incurred for any items to the extent of Landlord's recovery under a manufacturer's, materialmen's, vendor's or contractor's warranty (except to the extent of costs incurred in such recovery); (21) income, excess profits, franchise taxes or other such taxes imposed on or measured by the income of Landlord from the operation of the Building; (22) reserves for repairs, maintenance and replacements; (23) Landlord's general overhead expenses; (24) costs incurred to achieve compliance with any governmental laws, ordinances, rules, regulations or orders, except to the extent recoverable under Section 9.6(i) and 9.6(l), above;
(25) any penalties or interest expenses incurred because of Landlord's failure timely to pay any Operating Costs or Real Estate Taxes; (26) accounting fees other than those attributable to reviewing and preparing operating statements for the Building; and (27) rental or similar payments made in connection with the leasing of any equipment deemed to be capital in nature. Landlord shall use reasonable efforts to minimize Operating Costs for the Project.

         9.8 Operating Costs Audit

                  9.8.1 Landlord's books and records with respect to Operating Costs and Real Estate Taxes shall be kept on a cash basis. Tenant shall have the right, during business hours and upon reasonable prior notice, to inspect Landlord's books and records relating to the Operating Costs and Real Estate Taxes, and/or to have such books and records audited at Tenant's expense. Each Expense Statement which Landlord provides to Tenant pursuant to Section 9.4 above shall be conclusive and binding upon Tenant unless, within two (2) years after Tenant's receipt of the Expense Statement (time being of the essence), Tenant provides Landlord with written notice (the "Audit Notice") stating that Tenant elects to audit same. If Tenant fails to provide the Audit Notice as required, or fails to promptly commence such audit within thirty (30) days after Landlord receives the Audit Notice, then unless Landlord agrees otherwise in writing, Tenant shall be deemed to have waived its audit right for such calendar year.

                  9.8.2 Tenant shall notify Landlord in writing of the results of Tenant's audit within ten (10) business days after such audit is completed.

                  9.8.3 If Landlord's determination of the aggregate (i.e. total) amount of Tenant's Share of Expense Increases exceeds the aggregate amount of Tenant's Share of Expense Increases for any Lease Year as determined by Tenant's audit (subject to Section 9.8.6 below) by less than three percent (3%), then Landlord shall credit such amount, together with interest thereon at the "prime rate" published by the Wall Street Journal from the time of the overpayment until the date repaid against Tenant's next due payment of Base Rent and additional rent, and Tenant shall bear the full cost of Tenant's audit.

                  9.8.4 If Landlord's determination of the aggregate amount of Tenant's Share of Expense Increases exceeds the aggregate amount of Tenant's Share of Expense Increases as for any Lease Year as determined by Tenant's audit (subject to Section 9.8.6 below) by three percent (3%) or more, then Landlord shall credit such amount, together with interest thereon at the "prime rate" published by the Wall Street Journal from the time of the overpayment until the date repaid, against Tenant's next due payment of Base Rent and additional rent, and Landlord shall reimburse Tenant the reasonable and actual costs of Tenant's audit, not to exceed $2,500 if the same has been undertaken on a contingency or similar basis. The foregoing notwithstanding, if the amount to be credited exceeds one (1) months rent, or if such adjustment occurs after the last Lease Year, in lieu of such credit Landlord shall promptly refund such difference to Tenant.

                  9.8.5 If Landlord's determination of the aggregate amount of Tenant's Share of Expense Increases is less than or equal to the aggregate amount of Tenant's Share of Expense Increases as determined by Tenant's audit, then (i) Landlord shall have the right to charge Tenant for any amounts which are due from Tenant but are unpaid as determined by Tenant's audit, (ii) Tenant shall bear the full cost of Tenant's audit, and (iii) Tenant shall reimburse Landlord for any reasonable and actual costs which Landlord incurs in connection with such audit.

                  9.8.6 If, following receipt of a copy of Tenant's audit, Landlord, in good faith, believes Tenant's audit to be in error, Landlord shall so notify Tenant within fifteen (15) days after receipt thereof, upon which Landlord and Tenant shall attempt to agree upon the correct amount of Tenant's Share of Expense Increases, considering both the Expense Statement and Tenant's audit. In the event Landlord and Tenant are unable to agree within fifteen (15) days on the correct amount of Tenant's Share of Expense Increases, the matter shall be submitted to arbitration in accordance to the terms of Section 49 hereof, and no interest shall accrue during the duration of such arbitration.

10.      INCREASES IN REAL ESTATE TAXES
         ------------------------------

         10.1 Defined. After the first Lease Year, for each Lease Year or portion thereof during the Term, Tenant shall pay as additional rent to Landlord, without diminution, set-off or deduction, except as and solely to the extent provided for herein, Tenant's share of an amount (hereinafter referred to as "Tax Increases") equal to the positive difference between Tenant's Share of "Real Estate Taxes" (as defined in Section 10.3, below) paid in such Lease Year and $240,599.55 (the "Tax Stop").

         10.2 Annual Payment. Landlord shall furnish to Tenant copies of all bills and assessment notices it receives during the Term with respect to Real Estate Taxes within fifteen (15) days following its receipt thereof. After the expiration of the first Lease Year, Tenant shall pay to Landlord Tenant's Share of all subsequent Tax Increases within thirty (30) days of its receipt of a copy of each applicable tax bill and a statement (the "Tax Statement") from Landlord calculating the same.

         10.3 Real Estate Taxes. For purposes of this Lease, "Real Estate Taxes" shall mean all taxes and assessments, general or special, ordinary or extraordinary, foreseen or unforeseen, assessed, levied or imposed upon the Buildings or the Land, or assessed, levied or imposed upon the fixtures, machinery, equipment or systems in, upon or used in connection with the operation of the Buildings or the Land under the current or any future taxation or assessment system or modification of, supplement to, or substitute for such system. Real Estate Taxes shall include all reasonable expenses (including, but not limited to, attorneys' fees, disbursements and actual costs) incurred by Landlord in obtaining or attempting to obtain a reduction of such taxes, rates or assessments, including any legal fees and costs incurred in connection with contesting or appealing the amounts or the imposition of any Real Estate Taxes. In the event Real Estate Taxes (including special assessments) may be paid in installments, they shall be paid in such manner (and in such event Real Estate Taxes shall include such installments and interest paid on the unpaid balance of the assessment). The foregoing notwithstanding, Real Estate Taxes shall not include: (i) any franchise, corporation, income or net profits tax which may be assessed against Landlord or the Project or both, (ii) transfer taxes assessed against Landlord or the Project or both, (iii) penalties or interest on any late payments of Landlord, or (iv) personal property taxes of Tenant.

11.      ADDITIONAL PROVISIONS; OPERATING COSTS AND REAL ESTATE TAXES.
         ------------------------------------------------------------

         11.1 Partial Year; End of Term. Tenant's Share of increases in both Operating Costs and Real Estate Taxes for any partial Lease Year shall be determined by multiplying the amount of Tenant's Share thereof for the full Lease Year by a fraction, the numerator of which is the number of days during such partial Lease Year falling within the Term and the denominator of which is
365. If this Lease terminates on a day other than the last day of a Lease Year, the amount of any adjustment to Tenant's Share of increases in both Operating Costs and Real Estate Taxes with respect to the Lease Year in which such termination occurs shall be prorated on the basis which the number of days from the commencement of such Lease Year to and including such termination date bears to 365; and any amount payable by Landlord to Tenant or Tenant to Landlord with respect to such adjustment shall be payable within thirty (30) days after delivery by Landlord to Tenant of the applicable Expense Statement with respect to such Lease Year.

         11.2 Other Taxes. In addition to Tenant's Share of both Operating Costs and Real Estate Taxes, Tenant shall pay, prior to delinquency, all personal property taxes payable with respect to all property of Tenant located in the Premises or the Buildings and shall provide promptly, upon request of Landlord, written proof of such payment.

         11.3 Covenants regarding Operating Costs and Taxes. Landlord covenants to pay all Operating Costs and Real Estate Taxes before the same become delinquent. At Tenant's request, Landlord shall contest (the cost of which shall be deemed a part of Real Estate Taxes hereunder) any assessed valuation of the Project or the amount of any Real Estate Taxes with counsel reasonably acceptable to Tenant. Alternatively, at its election, provided Landlord has not already done so for the applicable tax year, Tenant shall have the right, at its sole cost, to contest such assessed valuation or the amount or validity of any Real Estate Taxes, or to otherwise seek an exemption or abatement of any such Real Estate Taxes, by appropriate proceedings conducted in good faith. In such event Landlord shall cooperate with Tenant and shall execute any and all documents reasonably required in connection therewith and, if required by any law, ordinance, rule or regulation, shall join with Tenant in the prosecution of any such proceedings. Landlord's obligation to refund amounts to Tenant on account of any refund of Real Estate Taxes received after the Term has expired, but attributable to periods within the Term, shall survive the expiration or earlier termination of this Lease.

         11.4 Arbitration. Disputes regarding Operating Costs, Real Estate Taxes, and any audit thereof, shall be subject to arbitration in accordance with the provisions of Section 49 hereof.

12.      TENANT'S INSURANCE.
         ------------------

         12.1 Coverage Requirements. Tenant shall during the Term of this Lease, procure at its expense and keep in force the following insurance:

                  12.1.1 Commercial general liability insurance naming the Landlord and Landlord's managing agent as additional insureds against any and all claims for bodily injury and property damage occurring in or about the Premises. Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Two Million Dollars ($2,000,000). If Tenant has other locations that it owns or leases, the policy shall include an aggregate limit per location endorsement. Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord's insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this Lease;

                  12.1.2 Personal property insurance insuring all equipment, trade fixtures, inventory, fixtures and personal property located within the Premises (excluding leasehold improvements and other property purchased by Tenant utilizing the Tenant Improvement Allowance [as evidenced by the content of Tenant's disbursement requests with respect to the Tenant Improvement Allowance] which shall be insured by and remain the property of Landlord). Such insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing;

                  12.1.3 Workers' compensation insurance in accordance with statutory laws and employers' liability insurance with a limit of not less than One Hundred Thousand Dollars ($100,000) per employee and Five Hundred Thousand Dollars ($500,000) per occurrence; and

                  12.1.4 Business interruption and/or loss of rental insurance in an amount equal to at least to six (6) months Rent.

         12.2 Rating; Certificates; Cancellation. The policies required to be maintained by Tenant shall be with companies rated A- or better in the most current issue of Best's Insurance Reports. Insurers shall be licensed to do business in the state in which the Premises are located and domiciled in the USA. Any deductible amounts under any insurance policies required hereunder shall be commercially reasonable. Certificates of insurance (certified copies of the policies may be required) shall be delivered to Landlord prior to the Commencement Date and annually thereafter at least thirty (30) days prior to the expiration date of the old policy. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease. Each policy of insurance shall provide notification to Landlord and any mortgagee(s) of Landlord at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage.

         12.3 Other. In the event Tenant does not purchase the insurance required by this Lease or keep the same in full force and effect, and the same is not corrected within one (1) business day following written notice thereof from Landlord to Tenant, then Landlord may, but shall not be obligated to, purchase the necessary insurance and pay the premium. Tenant shall repay to Landlord, as additional rent, any and all reasonable expenses (including attorneys' fees) and damages which Landlord may sustain by reason of the failure of Tenant to obtain and maintain insurance.

13.      LANDLORD'S INSURANCE.
         --------------------

         13.1 Coverage. At all times during the Lease Term, Landlord will maintain, as an Operating Expense hereunder, (a) fire and extended coverage insurance covering the Project, including all Landlord's Base Building Work and all Tenant Work and any furniture purchased by Tenant with portions of the Tenant Improvement Allowance, in an amount equal to one hundred percent (100%) of the replacement value thereof, and (b) public liability and property damage insurance of the types and amounts specified in Section 12. 1 above. Landlord shall also have the right to obtain such other types and amounts of insurance coverage on the Building and Landlord's liability in connection with the Building as are customary or advisable for a comparable office project in the Fairfax County, Virginia area, as determined by Landlord in Landlord's reasonable judgment. Any dispute regarding the appropriateness of such additional insurance coverage shall be subject to arbitration pursuant to
Section 49 of this Lease.

         13.2 Rating; Certificates; Cancellation. The policies required to be maintained by Landlord shall be with companies rated A- or better in the most current issue of Best's Insurance Reports. Insurers shall be licensed to do business in the state in which the Premises are located and domiciled in the USA. Any deductible amounts under any insurance policies required hereunder shall be commercially reasonable, in Landlord's reasonable judgement. Certificates of insurance (certified copies of the policies may be required) shall be delivered to Landlord prior to the Commencement Date and annually thereafter at least thirty (30) days prior to the expiration date of the old policy. Landlord shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Project and to Tenant as required by this Lease. Each policy of insurance shall provide notification to Tenant at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage.

14.      DAMAGE OR DESTRUCTION.
         ---------------------

         14.1 Damage Repair.

                  14.1.1 If the Premises shall be destroyed or rendered untenantable, either wholly or in part, by fire or other casualty, then Landlord shall, within thirty (30) days after the date of such casualty, provide Tenant with Landlord's good faith written estimate (the "Estimate") of how long it will take to repair or restore the Premises.

                  14.1.2 If neither party elects to terminate this Lease in accordance with the terms hereof following any casualty, then Landlord shall commence promptly and diligently prosecute to completion the restoration of the Premises to their previous condition, subject to Force Majeure as defined herein (not to exceed 120 days) and delays caused by Tenant; and pending substantial completion of such restoration, the Rent shall be abated in the same proportion as the untenantable portion of the Premises bears to the whole thereof, and this Lease shall continue in full force and effect.

                  14.1.3 If Landlord estimates within the Estimate that it will require in excess of two hundred forty (240) days after the date of such casualty to fully repair or restore the Premises in accordance herewith, then, within thirty (30) days after Landlord delivers Tenant the Estimate, Tenant shall have the right to terminate this Lease by written notice to Landlord, which termination shall be effective as of the date of such notice of termination, and all liabilities and obligations of Landlord and Tenant thereafter accruing shall terminate and be of no legal force and effect except as otherwise specifically set forth herein. The foregoing notwithstanding, in the event the damage is confined to less than all of the Buildings, Tenant shall have the additional right to terminate this Lease only as to the affected Building or Buildings. Notwithstanding the foregoing, Tenant shall have no right to terminate this Lease if the fire or other casualty was the result of Tenant's willful misconduct.

                  14.1.4 If neither party elects to terminate the Lease and Landlord fails or declines to exercise any other termination right pursuant to this Section 14, Landlord will use all reasonable efforts to commence and complete its restoration of the affected portions of the Premises promptly, and in the event Landlord is unable to complete such restoration within two hundred forty (240) days after the casualty (or such longer period as was referenced in the Estimate, if applicable), as such period may be extended due to Force Majeure (not to exceed 120 days) or due to any Tenant Delays (as such term is defined in Exhibit C hereof, and not limited as to the number of days) then within thirty (30) days after the expiration of such period (but in all events prior to the date Landlord completes its restoration of the Premises), Tenant shall again have the right to terminate this Lease upon thirty (30) days prior written notice to Landlord; provided, however, that if Landlord substantially completes such restoration prior to the end of the thirty (30) day notice period, Tenant's notice of termination shall be deemed rescinded and ineffective for all purposes, and this Lease shall continue in full force and effect. The provisions of this Section are in lieu of any statutory termination provisions allowable in the event of casualty damage.

                  14.1.5 If at any time in the course of its restoration of damaged portions of the Premises, Landlord believes in good faith that its original Estimate is no longer accurate for reasons other than Force Majeure (in which event the provisions of Section 14.1.4 shall control), Landlord shall have the right to deliver a revised Estimate to Tenant of the additional time period which Landlord believes will be required to fully repair or restore the Premises in accordance herewith, and, unless Tenant terminates this Lease by written notice to Landlord within ten (10) business days after its receipt of such revised Estimate from Landlord, Tenant shall be deemed to have agreed that, for all purposes of this Section 14.1, the 240 day time limit otherwise imposed upon completion of Landlord's restoration of the damaged portions of the Premises shall be extended by the number of additional days needed to complete estimated by Landlord within such revised Estimate. If Tenant elects to terminate this Lease as to the damaged Building(s) after receiving such a revised Estimate from Landlord, as aforesaid, such termination shall be effective as of the date of such notice of termination, and all liabilities and obligations of Landlord and Tenant thereafter accruing hereunder with respect to such Building(s) shall terminate and be of no legal force and effect except as otherwise specifically set forth herein.

                  14.1.6 If more than fifty percent (50%) of the Premises is destroyed or rendered untenantable by fire or other casualty and Landlord restores the Premises pursuant to this Section 14, the Lease Term shall be tolled for the period commencing on the date of such fire or casualty and ending on the date upon which such restoration is completed.

         14.2 Reconstruction. If all or any portion of the Premises is damaged by fire or other casualty and this Lease is not terminated in accordance with the provisions hereof, then all insurance proceeds under the policy referred to in Section 13.1 hereof that are recovered by Landlord on account of any such damage by fire or casualty shall be made available for the payment of the cost of repair, replacing and rebuilding.

         14.3 Business Interruption. Other than rental abatement as and to the extent provided in Section 14.1, no damages, compensation or claim shall be payable by Landlord for inconvenience or loss of business arising from interruption of business, repair or restoration of the Buildings or Premises.

         14.4 Repairs. Landlord's repair obligations, should it elect to repair, shall be limited to the base Building(s), common areas and all interior improvements to and property within the Premises which are covered or required to be covered hereunder by Landlord's insurance or which were installed or paid for by Landlord. Landlord shall use reasonable efforts to commence such repairs and restorations within a reasonable period after Landlord elects to restore the Premises, and to complete such repairs within the time frames referenced in
Section 14.1, above. Tenant acknowledges that any such repairs or restorations shall be subject to applicable laws and governmental requirements, any disbursement requirements imposed by Landlord's mortgagee (if any), and to delay in the process of adjusting any insurance claim associated therewith; and delays resulting from any of the foregoing shall constitute a "Force Majeure" hereunder, shall not in any event constitute a breach of this Lease by Landlord, and shall extend the time for completing such restoration (not to exceed 120 days) as long as Landlord uses reasonable efforts to commence and complete such repairs and restorations in a timely fashion.

         14.5 End of Term Casualty. Anything herein to the contrary notwithstanding, if more than thirty (30%) of the Premises (or any Building) is destroyed or damaged during the last eighteen (18) months of the Lease Term, then either Landlord or Tenant shall have the right to terminate this Lease (in whole if the damage extends to all of the Buildings or otherwise as to the affected portion of the Premises within the Building or Buildings) upon thirty
(30) days prior written notice to the other, which termination shall be effective on the thirtieth (30th) day after the other party's receipt of such notice. Such notice must be delivered within thirty (30) days after such casualty, or shall be deemed waived; provided, however, that Tenant may revoke such termination notice, and require Landlord to restore the Premises, by exercising any renewal option provided herein, if any.

15.      MACHINERY AND EQUIPMENT; ALTERATIONS AND ADDITIONS; REMOVAL OF
         --------------------------------------------------------------
         FIXTURES.
         --------

         15.1 Tenant shall not place a load upon the floor of the Premises which exceeds the maximum live load per square foot which Landlord (or Landlord's architect or engineer) reasonably determines is appropriate for the Building without Landlord's prior written consent. Tenant will not install or operate in the Premises any electrical or other equipment requiring any changes, replacements or additions to any base building system, without Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed (and if such consent is granted Tenant shall be responsible for the costs of such changes, replacements or additions).

         15.2 Tenant shall not make or allow to be made any alterations, additions or improvements to or on the Premises which materially affect any structural or building system components of the

Premises or which, under applicable codes, rules and/or regulations require any building electrical, plumbing or other permit without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall have the right to make any other alterations, repairs, additions or improvements in or to the Premises without Landlord's prior written consent but with prior written notice to Landlord; provided, however that no exterior modification shall be made in any event without Landlord's prior written consent in all cases. Any such alterations, additions or improvements, including, but not limited to, wall covering, paneling and built-in cabinet work, but excepting movable furniture and trade fixtures, shall be made at Tenant's sole expense and, with respect to structural alterations, according to plans and specifications approved in writing by Landlord, in compliance with all applicable laws, by a licensed contractor, and in a good and workmanlike manner conforming in quality and design with the Premises existing as of the Commencement Date, shall not diminish the value of the Building or the Premises and shall at once become a part of the realty and shall be surrendered with the Premises. Tenant shall have the right to use its own vendors to perform alterations to the Premises, subject to Landlord's reasonable prior approval in cases where the underlying alteration requires Landlord's consent hereunder. Landlord shall not charge any fee for oversight of any Tenant alterations.

         15.3 Upon the expiration or sooner termination of the Lease Term, Tenant shall, at Tenant's sole expense, with due diligence, remove any alterations, additions, or improvements made by Tenant which are designated by Landlord to be removed at the time its consent to the installation thereof is granted, and repair any damage to the Premises caused by such removal. Tenant may, at its election, but shall not be required to, remove any of its movable property and trade fixtures, systems furniture (to the extent the same is not acquired with proceeds from the Tenant Improvement Allowance) and roof devices. Tenant shall pay Landlord any damages for injury to the Premises or Buildings resulting from such removal. All items of Tenant's personal property that are not removed from the Premises or the Buildings by Tenant at the termination of this Lease shall be deemed abandoned and become the exclusive property of Landlord, without further notice to or demand upon Tenant. If the Premises are not surrendered as and when aforesaid, Tenant shall indemnify Landlord against all claims, losses, costs, expenses (including reasonable attorneys' fees) and liabilities resulting from the delay by Tenant in so surrendering the same, including without limitation any claims made by any succeeding occupant founded on such delay. Tenant's obligations under these Sections 15.2 and 15.3 shall survive the expiration or termination of this Lease.

16.      ACCEPTANCE OF PREMISES.
         ----------------------

         Landlord shall tender, and Tenant shall accept possession of the Premises in accordance with the terms of Exhibit C hereto. All provisions regarding delivery of possession of the Premises, construction of leasehold improvements to the Premises (if any) and any adjustments which may be made with respect to the Commencement Date (as defined in Section 1.4) are set forth in Exhibit C.

17.      TENANT IMPROVEMENTS.
         -------------------

         The initial improvements to be performed by Tenant to the Premises shall be governed by the terms of Exhibit C hereto.

18.      ACCESS.
         ------

         18.1 Subject to the restrictions set forth below, Tenant shall permit Landlord and its agents to enter the Premises at all reasonable times to inspect the same; to show the Premises to prospective tenants, or interested parties such as prospective lenders and purchasers; to exercise its rights under Section 48; to clean, repair, alter or improve the Premises or the Buildings; to discharge Tenant's obligations when Tenant has failed to do so within a reasonable time after written notice from Landlord; to post notices of non-responsibility and similar notices and "For Sale" signs and to place "For Lease" signs upon or adjacent to the Building or the Premises at any time within the twelve (12) month period prior to the expiration of the Lease Term. Tenant shall permit Landlord and its agents to enter the Premises at any time in the event of an emergency. When reasonably necessary, Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure. In exercising the foregoing rights, Landlord shall use reasonable efforts to minimize any disruption to Tenant's business. Landlord shall coordinate any entry into the Premises with Tenant's facilities supervisor at least 48 hours in advance (except in cases of emergency involving fire or other casualty, or other risk of injury or death to persons), and Landlord acknowledges that Tenant may require Landlord and its agents to be accompanied by a representative of Tenant for security purposes upon Landlord's entry to certain limited portions of the Premises (other than in cases of emergency involving fire or other casualty, or other risk of injury or death to persons) for legitimate, documented security purposes. Tenant shall supply Landlord with telephone numbers for Tenant's facilities supervisor so that Landlord will be able to comply with established security procedures to the extent feasible under the circumstances in the event Landlord requires immediate access to the Premises to cure any emergency situation.

         18.2 Landlord shall be excused from such of its obligations under this Lease as are directly and materially impacted by the inability of Landlord to access the Premises or any applicable part thereof due to Tenant's security restrictions, if and to the extent the performance of such obligations was in fact hindered, frustrated, or rendered impossible or impracticable due to the effect of such restrictions on access.

19.      MUTUAL WAIVER OF SUBROGATION.
         ----------------------------

         19.1 Tenant. Notwithstanding anything to the contrary in this Lease, whether the loss or damage is due to the negligence of Landlord or Landlord's agents or employees, or any other cause, Tenant hereby releases Landlord and Landlord's agents and employees from responsibility for and waives its entire claim of recovery for (i) any and all loss or damage to the personal property of Tenant located in the Project (excluding any personal property required to be insured by Landlord pursuant to the provisions hereof), arising out of any of the perils which are covered by Tenant's property insurance policy, with extended coverage endorsements which Tenant is required to obtain under the applicable provisions of this Lease, whether or not actually obtained, or (ii) loss resulting from business interruption at the Premises, arising out of any of the perils which may be covered by the business interruption insurance policy required to be carried by Tenant under this Lease. This waiver shall not be construed to supersede (or constitute a waiver of) any rental abatement to which Tenant may be entitled due to an interruption of services pursuant to
Section 8.3, hereof, or due to a casualty pursuant to Section 14.1.2, hereof.

         19.2 Landlord. Notwithstanding anything to the contrary in this Lease, whether the loss or damage is due to the negligence of Tenant or Tenant's agents or employees, or any other cause, Landlord hereby releases Tenant and Tenant's agents and employees from responsibility for and waives its entire claim of recovery for any and all loss or damage to personal property of Landlord located about the Project and the Buildings and Project generally and all property attached thereto (excluding any such property required to be insured by Tenant hereunder), arising out of any of the perils which are covered by Landlord's property insurance policy which Landlord is required to obtain under the applicable provisions of this Lease, whether or not actually obtained.

         19.3 Carriers. Landlord and Tenant shall each cause its respective insurance carrier(s) to consent to such waiver of all rights of subrogation against the other, and to issue an endorsement to all policies of insurance obtained by such party confirming that the foregoing release and waiver will not invalidate such policies.

20.      INDEMNIFICATION.
         ---------------

         20.1 Subject to the provisions of Section 19 hereof and other provisions of this Lease, Tenant shall indemnify and hold harmless Landlord, its agents, employees, officers, directors, partners and shareholders from and against any and all third party claims, liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorneys' fees and costs, arising out of such third party claims, to the extent arising out of (i) the use and occupancy of the Premises by Tenant, its officers, contractors, licensees, agents, servants, employees, guests, invitees, visitors, assignees or subtenants; (ii) the negligence or willful misconduct of Tenant, its officers, contractors, licensees, agents, servants, employees, guests, invitees (only while within the Premises), visitors, assignees or subtenants, in or about the Project; and/or (iii) any breach or Default by Tenant under this Lease; provided that this indemnity shall not apply to any loss, damage, liability or expense resulting from injuries to third parties caused by the gross negligence or willful misconduct of Landlord, or its officers, contractors, licensees, agents, employees or invitees (only while within the Premises).

         20.2 Subject to the provisions of Section 19 hereof and other provisions of this Lease, Landlord shall indemnify and hold harmless Tenant and its assignees and subtenants and its and their agents, employees, officers, directors, partners and shareholders from and against any and all third party claims, liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorneys' fees and costs, arising out of such third party claims, to the extent arising out of (i) the operation and management of the Project by Landlord or Landlord's management agent; (ii) the negligence or willful misconduct of Landlord, its officers, contractors, agents and employees in or about the Project; and/or (iii) any breach or default by Landlord under this Lease; provided that this indemnity shall not apply to any loss, damage, liability or expense resulting from injuries to third parties caused by the gross negligence or willful misconduct of Tenant, or its officers, contractors, licensees, agents, employees or (while within the Premises) invitees.

         20.3 The indemnifications set forth in this Section 20 shall survive termination of this Lease.

21.      ASSIGNMENT AND SUBLETTING.
         -------------------------

         21.1 Consent Required. Tenant shall not assign, encumber, mortgage, pledge, license, hypothecate or otherwise transfer the Premises or this Lease, or sublease all or any part of the Premises, or permit the use or occupancy of the Premises by any party other than Tenant, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

         21.2 Procedure. Tenant must request Landlord's consent to such assignment or sublease in writing at least ten (10) business days prior to the commencement date of the proposed sublease or assignment, which written request must include (a) the name and address of the proposed assignee or subtenant, (b) the nature and character of the business of the proposed assignee or subtenant,
(c) financial information (including financial statements) of the proposed assignee or subtenant, and (d) a copy of the proposed sublet or assignment agreement. Tenant shall also provide any additional information Landlord reasonably requests regarding such proposed assignment or subletting. Within ten
(10) days after Landlord receives Tenant's request (with all required information included), Landlord shall, by written notice to Tenant, elect either: (i) to grant its consent to such proposed assignment or subletting, or
(ii) to deny its consent to such proposed assignment or subletting, setting forth with specificity the reason for such denial, or (iii) if the proposed sublease or assignment is in respect of the entirety of a Building for the duration of the Term, to terminate this Lease as to that Building effective as of the commencement date of such proposed assignment. If Landlord does not exercise any of the above options within fifteen (15) business days after Landlord receives Tenant's request, then Tenant may assign or sublease the Premises upon the terms stated in Tenant's request.

         21.3 Conditions. Any subleases and/or assignments hereunder are also subject to all of the following terms and conditions:

                  21.3.1 If Landlord approves an assignment or sublease as herein provided, Tenant shall pay to Landlord, as additional rent due under this Lease, one half (1/2) of the "Net Profits" (as defined below) generated from such transaction during each Lease Year. For purposes hereof, the term "Net Profits" means: (i) with respect to assignment, the amount paid by the assignee to acquire Tenant's rights under the Lease, less (1) the portion of such sum fairly attributable to the acquisition of Tenant's leasehold improvements or personal property which were funded by Tenant and not by the Tenant Improvement Allowance set forth in Exhibit C, and (2) all reasonable and actual out-of-pocket expenses incurred and paid by Tenant in procuring such assignment, including, without limitation, brokerage fees, advertising costs, legal fees, allowances, the cost of leasehold improvements and other concessions; and (ii) with respect to a sublease, the amount, if any, by which the rent, any additional rent and any other sums payable by the subtenant to Tenant under such sublease exceeds the sum of (x) that portion of the Rent plus increases in Operating Costs and Real Estate Taxes and other additional rent payable by Tenant hereunder which is allocable to the portion of the Premises which is the subject of such sublease, (y) all reasonable and actual out-of-pocket expenses incurred by Tenant in procuring such sublease, including, without limitation, brokerage fees, advertising costs, legal fees, allowances, the cost of leasehold improvements and other concessions, and (z) the amortized costs of any leasehold improvements or personal property provided as a part of such transaction and existing prior to the commencement of the sublease term to the extent funded by Tenant and not from the Tenant Improvement Allowance as set forth in Exhibit C. The foregoing payments shall be made on a quarterly basis by Tenant.

                  21.3.2 No consent to any assignment or sublease shall constitute a further waiver of the provisions of this section, and all subsequent assignments or subleases may be made only with the prior written consent of Landlord. In no event shall any consent by Landlord be construed to permit reassignment or resubletting by a permitted assignee or sublessee.

                  21.3.3 Tenant shall remain liable for all Lease obligations, all of which shall be unaffected by such sublease or assignment, and shall remain in full force and effect for all purposes. An assignee of Tenant, at the option of Landlord, shall become directly liable to Landlord for all obligations of Tenant hereunder, but no sublease or assignment by Tenant shall relieve Tenant of any liability hereunder.

                  21.3.4 Any assignment or sublease without Landlord's prior written consent shall be void, and shall, at the option of the Landlord, constitute a Default under this Lease.

                  21.3.5 The term of any such assignment or sublease shall not extend beyond the Lease Term.

         21.4 Affiliated Entity; Sale of Business. Notwithstanding anything to the contrary in this Lease, so long as such transfer is not effectuated as part of a transaction or series of transfers orchestrated in order to effect a transfer of this Lease (or Tenant's interest herein) in isolation to Tenant's other leasehold interests and assets, Landlord's written consent shall not be required for any sublease, assignment or other transfer of this Lease to any other entity which (i) controls or is controlled by Tenant, or (ii) is controlled by Tenant's parent company, or (iii) which purchases all or substantially all of the assets of Tenant, or (iv) which purchases all or substantially all of the stock of Tenant, or (v) is entering into such sublease for the purpose of performing work on a government contract for which Tenant or any affiliate or subsidiary of Tenant is the prime contractor or subcontractor; PROVIDED, HOWEVER, that in such event Tenant shall continue to remain fully liable under the Lease, on a joint and several basis with the assignee or acquiror of such assets or stock. Tenant shall be required to give Landlord at least thirty (30) days written notice in advance of any such sublease or assignment, except with respect to transfers by operation of law occasioned through a sale of publicly traded shares in Tenant.

22.      ADVERTISING.
         -----------

         Tenant shall have the right to erect such signs on or about the Project as it deems desirable (including, without limitation, monument signs, directional signs and building signs), provided that (i) Tenant notifies Landlord in advance of erecting such signs, provides signage plans therefore, and obtains the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and in any event shall not be delayed by Landlord provided that such signage is generally consistent with the general aesthetics of the Project and that of comparable projects in the Fairfax, Virginia area, and (ii) Tenant's rights shall be subject to all statutes, rules, regulations and requirements of governmental authorities having jurisdiction thereover. Any such signage shall be installed at Tenant's sole cost and expense. Tenant shall be responsible to maintain any permitted signs and remove the same at Lease termination. If Tenant shall fail to do so, Landlord may do so at Tenant's cost. Tenant shall be responsible to Landlord for any damage caused by the installation, use, maintenance or removal of any such signs.

23.      LIENS.
         -----

         Tenant shall keep the Premises and the Buildings free from any liens arising out of any work performed, materials ordered or obligations incurred by or on behalf of Tenant, and Tenant hereby agrees to indemnify and hold Landlord, its agents, employees, independent contractors, officers, directors, partners, and shareholders harmless from any liability, cost or expense for such liens. Tenant shall cause any such lien imposed to be released of record by payment or posting of the proper bond acceptable to Landlord within twenty (20) days after written request by Landlord. Tenant shall give Landlord written notice of Tenant's intention to perform work on the Premises which might result in any claim of lien at least ten (10) days prior to the commencement of such work to enable Landlord to post and record a Notice of Nonresponsibility or other notice deemed proper before commencement of any such work. If Tenant fails to remove any lien within the prescribed twenty (20) day period, then Landlord may do so at Tenant's expense and Tenant's reimbursement to Landlord for such amount, including reasonable attorneys' fees and costs, shall be deemed additional rent.

24.      DEFAULT.
         -------

         24.1 Tenant's Default. A "Default" under this Lease by Tenant shall exist if any of the following occurs (taking into account the expiration of the notice and cure periods provided for below):

                  24.1.1 If Tenant fails to pay Rent, additional rent or any other sum required to be paid hereunder within five (5) days after written notice from Landlord that such payment was due, but was not paid as of the due date (provided, however, if Landlord has delivered two (2) such notices to Tenant within the prior twelve (12) month period, any subsequent failure to pay Rent, additional rent or any other sum required to be paid to Landlord hereunder on or before the due date for such payment occurring shall constitute a Default by Tenant without requirement of such five (5) day notice and opportunity to cure; but in the event a full year elapses between such failures then Tenant shall again have the right to such cure period); or

                  24.1.2 If Tenant fails to perform any term, covenant or condition of this Lease except those requiring the payment of money to Landlord as set forth in Section 24.1.1 above, and Tenant fails to cure such breach within thirty (30) days after written notice from Landlord where such breach could reasonably be cured within such thirty (30) day period; provided, however, that where such failure could not reasonably be cured within the thirty (30) day period, that Tenant shall not be in Default if it commences such performance within the thirty (30) day period and diligently thereafter prosecutes the same to completion; provided that no such grace period to be permitted in the event of any one or more of the following: (i) the Default relates to the maintenance of insurance obligations, (ii) the Default relates to the assignment and subletting provisions, (iii) the Default relates to a violation of Section 5.2 of this Lease, or (iv) there exists a reasonable possibility of danger to the health or safety of the Landlord, the Tenant, Tenant's invitees, or any other occupants of, or visitors to, the Buildings; or

                  24.1.3 If Tenant shall (i) make an assignment for the benefit of creditors, (ii) acquiesce in a petition in any court in any bankruptcy, reorganization, composition, extension or insolvency proceedings, (iii) seek, consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant and of all or substantially all of Tenant's property, (iv) file a petition seeking an order for relief under the Bankruptcy Code, as now or hereafter amended or supplemented, or by filing any petition under any other present or future federal, state or other statute or law for the same or similar relief, or (v) fail to win the dismissal, discontinuation or vacating of any involuntary bankruptcy proceeding within ninety (90) days after such proceeding is initiated; or

                  24.1.4 If Tenant shall have abandoned or vacated the Premises or any material portion thereof without providing Landlord with not less than thirty (30) days prior written notice.

         24.2 Remedies. Upon a Default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, any one or more of which Landlord may resort cumulatively, consecutively, or in the alternative:

                  24.2.1 Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent, additional rent and other charges when due.

                  24.2.2 Landlord may terminate this Lease, or may terminate Tenant's right to possession of the Premises, at any time by giving written notice to that effect, in which event Landlord covenants to use commercially reasonable efforts to relet the Premises or any part thereof and mitigate its damages. Upon the giving of a notice of the termination of this Lease, this Lease (and all of Tenant's rights hereunder) shall immediately terminate, provided that, without limitation, Tenant's obligation to pay Rent, increases in Operating Costs, increases in Real Estate Taxes, and any damages otherwise payable under this Section 24, shall survive such termination and shall not be extinguished thereby. Upon the giving of a notice of the termination of Tenant's right of possession, all of Tenant's rights in and to possession of the Premises shall terminate but this Lease shall continue subject to the effect of this
Section 24. Upon either such termination, Tenant shall surrender and vacate the Premises in the condition required by Section 26, and Landlord may re-enter and take possession of the Premises and all the remaining improvements or property and eject Tenant or any of the Tenant's subtenants, assignees or other person or persons claiming any right under or through Tenant or eject some and not others or eject none. This Lease may also be terminated by a judgment specifically providing for termination. Any termination under this section shall not release Tenant from the payment of any sum then due Landlord or from any claim for damages or Rent, additional rent or other sum previously accrued or thereafter accruing against Tenant, all of which shall expressly survive such termination. Reletting may be for a period shorter or longer than the remaining Lease Term. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord's initiative to protect Landlord's interest under this Lease shall not constitute a constructive or other termination of Tenant's right to possession or of this Lease, either of which may be effected solely by an express written notice from Landlord to Tenant. On termination, Landlord has the right to remove all Tenant's personal property and store same at Tenant's cost and to recover from Tenant as damages:

                           24.2.2.1 The worth at the time of award of unpaid
Rent, additional rent and other sums due and payable which had been earned at the time of termination; plus

                           24.2.2.2 The worth at the time of award of the amount
by which the unpaid Rent, additional rent and other sums due and payable which would have been payable after termination for the balance of the Lease Term exceeds the fair rental value of the Premises for the balance of the Term; plus

                           24.2.2.3 Any other amount necessary to compensate
Landlord for all the out-of-pocket costs incurred on account of Tenant's failure to perform Tenant's obligations under this Lease, including, without limitation, any costs or expenses reasonably incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or a portion thereof, including such acts for reletting to a new tenant or tenants;
(iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises. The foregoing notwithstanding, Tenant's liability with respect to alterations shall not extend beyond the cost necessary to place the same in leasable condition comparable to similarly situated space in the Fairfax, Virginia area. Further, to the extent any of such costs are incurred in connection with a lease transaction having a term in excess of the remaining Term hereof, all of the foregoing costs incurred in connection therewith shall be amortized on a straight-line basis over the term of such new lease, and Tenant's liability shall be limited to the amortized portion of the same falling within the Term hereof, discounted to present value using a discount rate equal to eight percent (8%) per annum (the "Discount Rate").

                           The "worth at the time of award" of the amounts
referred to in Section 24.2.2.1 is computed by allowing interest at the Default Rate through the date of payment. The "worth at the time of award" of the amounts referred to in Section 24.2.2.2 shall be computed by discounting the same to present value using the Discount Rate. In lieu of the amounts recoverable by Landlord pursuant to Section 24.2.2.2, above, but in addition to the amounts specified in Section 24.2.2.1 and 24.2.2.3 (or any other portion of this Section 24), Landlord may, at its sole election, recover "Indemnity Payments," as defined hereinbelow, from Tenant. For purposes of this Lease "Indemnity Payments" means an amount equal to the Rent and other payments provided for in this Lease which would have become due and owing thereunder from time to time during the unexpired Lease Term after the effective date of the termination, but for such termination, less the Rent and other payments, if any, actually collected by Landlord and allocable to the Premises. If Landlord elects to pursue Indemnity Payments as set forth above, Tenant shall, on demand, make Indemnity Payments monthly, and Landlord may sue for all Indemnity Payments at any time after they accrue, either monthly, or at less frequent intervals. Tenant further agrees that Landlord may bring suit for Indemnity Payments at or after the end of the Lease Term as originally contemplated under this Lease, and Tenant agrees that, in such event, Landlord's cause of action to recover the Indemnity Payments shall be deemed to have accrued on the last day of the Lease Term as originally contemplated. In seeking any new tenant for the Premises, Landlord shall be entitled to grant any concessions it deems reasonably necessary (but Tenant shall not be liable therefor absent a written agreement with Landlord). In no event shall Tenant be entitled to any excess of any rental obtained by reletting over and above the rental herein reserved.

Tenant waives redemption or relief from forfeiture under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any Default of Tenant hereunder.

                  24.2.3 Landlord may, with or without terminating this Lease, re-enter the Premises pursuant to judicial process (except in the event of Tenant's abandonment of the Premises in which event no judicial process shall be required) and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this section shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant.

                  24.2.4 Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does hereby specifically waive and surrender any and all rights and privileges, so far as is permitted by law, which Tenant and all such persons might otherwise have under any present or future law (1) except as may be otherwise specifically required herein, to the service of any notice to quit or of Landlord's intention to re-enter or to institute legal proceedings, which notice may otherwise be required to be given, (2) to redeem the Premises, (3) to re-enter or repossess the Premises, (4) to restore the operation of this Lease, with respect to any dispossession of Tenant by judgment or warrant of any court or judge, or any re-entry by Landlord, or any expiration or termination of this Lease, whether such dispossession, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease, (5) to the benefit of any law which exempts property from liability for debt or for distress for rent or (6) to a trial by jury in any claim, action proceeding or counter-claim arising out of or in any way connected with this Lease.

                  24.2.5 Anything contained herein to the contrary notwithstanding, (i) Landlord shall not be entitled to terminate this Lease for any Default other than a material Default (including, but not limited to, a Default in the payment of rent or additional rent), (ii) except as specifically set forth in Section 24.2.3, in no event shall Landlord be entitled to take possession of the Premises except pursuant to legal proceedings, and (iii) Landlord hereby waives the right of distraint and any statutory or other lien which Landlord may have upon Tenant's furniture, trade fixtures and equipment or other personal property in the Premises, other than that which was funded by Landlord pursuant to or under the Tenant Improvement Allowance set forth in Exhibit C.

                  24.2.6 In the event of termination of this Lease or repossession of the Premises after a Default, Landlord agrees to use commercially reasonable efforts to mitigate its damages and relet the Premises after any termination of this Lease or Tenant's right to possession of the Premises hereunder, provided that (i) (if applicable) Landlord shall not be obligated to show preference for reletting the Premises over any other vacant space in the Project, (ii) Landlord shall have the right to divide the Premises, or to consolidate portions of the Premises with other spaces, in order to facilitate such reletting, as Landlord deems appropriate, (iii) Landlord shall not have any obligation to use efforts other than commercially reasonable efforts under the circumstances to collect rental after any such reletting, and (iv) Landlord may relet the whole or any portion of the Premises for any period, to any tenant, and for any use and purpose, upon such terms as it deems appropriate, and may grant any rental or other lease concessions as it deems advisable, including free rent. In no event shall Tenant be entitled to any excess of any rental obtained under this Section 24.2.6 by reletting over and above the Rent and additional rent herein reserved.

         24.3 Landlord's Default; Emergencies. Tenant agrees to provide written notice to Landlord and any lender having a lien on the Project (provided that it requests of Tenant in writing) in the event Landlord breaches any of its obligations hereunder. In the event Landlord (or Landlord's lender) shall fail to cure any such breach within thirty (30) days after receipt of written notice from Tenant (or if such breach is not reasonably capable of being cured within thirty (30) days, such additional period as may reasonably be necessary to cure the same with due diligence), then Landlord shall be in default hereunder, and Tenant shall be entitled to bring an action for damages or injunctive relief against Landlord. Additionally, (i) in the event any default by Landlord is not cured within the foregoing cure period or (ii) in the event any emergency repairs to the Demised Premises are needed and Tenant is unable, despite diligent efforts, to contact Landlord by telephone, then, in either of such events, Tenant shall be entitled to take such action as may be commercially reasonable under the circumstance to correct such uncured default and/or make such repairs as are needed to correct the emergency situation, and Landlord shall reimburse Tenant for all costs reasonably incurred in the exercise of such rights, together with interest thereon at the Default Rate from the date paid until the date reimbursed, within ten (10) days after written demand. If (a) Landlord defaults in its obligation to pay Taxes due with respect to the Project, (b) Tenant, in the exercise of its rights under this Section 24.3, pays such Taxes on Landlord's behalf in order to correct such default, and (c) Landlord fails to reimburse Tenant for the amount of Taxes so paid by Tenant, together with interest thereon at the Default Rate, as aforesaid, within ten
(10) business days after Tenant's written demand for such reimbursement accompanied by evidence of such payment, then Tenant may deduct the amount due and owing from Landlord with respect thereto from its Rental obligations next coming due hereunder until the same has been fully recovered, or commence an action against Landlord to recover same. In addition, if Tenant shall receive a final, non-appealable judgment (a "Final Judgment") (i.e., a final judgment with all appeal rights having been exhausted in favor of affirming such final judgment) against Landlord for any sums due and owing from Landlord to Tenant in connection with this Lease, and Landlord fails to pay the amount of such Final Judgment (including any interest required to be paid pursuant thereto) within ten (10) days after the date thereof, then in addition to any other right of execution not otherwise limited by this Lease, Tenant shall have the right to deduct the amount thereof from its Rental obligations next coming due hereunder, until the same has been fully recovered. The foregoing (together with any right of offset specifically and expressly granted to Tenant in connection with Landlord's obligation to complete the Landlord's Base Building Work and Landlord's obligation to disburse the Tenant Improvement Allowance, as set forth in Section C.2.(c) of Exhibit C attached hereto) shall constitute Tenant's sole and exclusive rights of offset under this Lease (excluding any rental abatement period specifically provided in Sections 8.3, 14 or 29 hereof) , and Tenant hereby waives any and all other rights or claims of offset.

25.      SUBORDINATION.
         -------------

         25.1 Subordination. Subject to the provisions of Section 25.2 below, this Lease is and shall at all times be and remain subject and subordinate to the lien of any mortgage, deed of trust, ground lease or underlying lease now or hereafter in force against the Premises, and to all advances made or hereafter to be made upon the security thereof. Tenant shall execute and return to Landlord any customary documentation requested by Landlord in order to confirm the foregoing subordination within ten (10) days after Landlord's written request. Subject to the provisions of Section 25.2 below, in the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Landlord covering the Premises, Tenant shall attorn to the purchaser at any such foreclosure, or to the grantee of a deed in lieu of foreclosure, and recognize such purchaser or grantee as the Landlord under this Lease. Tenant agrees that with the exception of the Optionees and Beneficiary as defined in Section 25.2 below, no mortgagee or successor to such mortgagee shall be (i) bound by any payment of Rent or additional rent for more than one (1) month in advance, (ii) bound by any amendment or modification of this Lease made without the consent of Landlord's mortgagee or such successor in interest, (iii) liable for damages for any breach, act or omission of any prior landlord, or (iv) subject to any claim of offset or defenses that Tenant may have against any prior landlord; provided that such mortgagee or successor shall not be relieved of the obligation to comply with all of the Landlord's obligations under the Lease accruing from and after the date such mortgagee or successor takes title to the Project, irrespective of whether the original non-compliance with any such obligation arose prior to and is continuing as of such date, or arose on or after such date.

         25.2 Non-Disturbance. Landlord agrees to use commercially reasonable efforts to obtain a Subordination, Non-Disturbance and Attornment Agreement from any future groundlessor, mortgagee or deed of trust holder for the Buildings in a form to be negotiated between Landlord, Tenant and the applicable mortgagee or deed of trust holder, approval of which by Tenant and Landlord shall not be unreasonably withheld, conditioned or delayed ("SNDA"), providing, inter alia, that as long as Tenant is not in Default hereunder, Tenant's right of possession and other leasehold rights shall not be disturbed in the event of a foreclosure of such groundlease, mortgage or deed of trust which Tenant agrees to execute and deliver to such groundlessor, mortgagee or deed of trust holder; and upon obtaining same, Tenant agrees to promptly execute and deliver such SNDA to Landlord. In the event any future groundlessor or lienholder does not provide such an SNDA for Tenant, provided that Tenant has attempted in good faith to negotiate an acceptable form of SNDA with the applicable mortgagee or deed of trust holder, Tenant shall have no obligation to subordinate its leasehold interest to such groundlease or lien instrument. In addition, within thirty (30) days of the date hereof (i) Landlord shall obtain an SNDA which is consistent with the provisions of this Section 25.2 from Landlord's present lenders, and if Landlord obtains same, Tenant shall promptly execute and deliver such SNDA to Landlord, and (ii) Landlord shall obtain the agreement of those parties (the "Optionees") which have been granted an option to purchase the Project pursuant to that certain Option Agreement, a Memorandum of which is recorded among the land records of Fairfax County, Virginia in Deed Book 9730, page 947, and from those parties identified as the beneficiaries (collectively, "Beneficiary") under that certain Deed of Trust recorded among the Land Records of Fairfax County, Virginia in Deed Book 9730, page 953, to recognize this Lease and the rights of Tenant hereunder, and acknowledging that title to the Project, if conveyed to the Optionees or their designee or Beneficiary pursuant to such option or deed of trust, shall be conveyed subject to this Lease and the rights of Tenant hereunder. In addition to the foregoing, (a) the SNDA to be provided by Optionee and Beneficiary shall require Optionee or Beneficiary, as applicable, to assume the obligations of Landlord hereunder, including, without limitation, those arising prior to the date it takes title to the Project, and
(b) the SNDA to be obtained from Optionee and Beneficiary shall recognize the specific offset rights of Tenant as set forth in Section C.2.(c) of Exhibit C attached hereto.

26.      SURRENDER OF POSSESSION.
         -----------------------

         Upon expiration of the Lease Term, Tenant shall promptly and peacefully surrender the Premises to Landlord in as good condition as when received by Tenant from Landlord or as thereafter improved, reasonable use and wear and tear and damage by fire, casualty and condemnation excepted. If the Premises are not surrendered in accordance with the terms of this Lease, Tenant shall indemnify Landlord and its agent, employees, independent contractors, officers, directors, partners, and shareholders against any loss or liability including reasonable attorneys' fees and costs, and including liability to succeeding tenants, resulting from delay by Tenant in so surrendering the Premises. This indemnification shall survive termination of this Lease.

27.      NON-WAIVER.
         ----------

         Waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition(s), or any subsequent breach of the same or any other term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent.

28.      HOLDOVER.
         --------

         28.1 Except as provided in Section 28.2, below, if Tenant shall, without the written consent of Landlord, hold over after the expiration of the Lease Term, Tenant shall be deemed a tenant at sufferance, which tenancy may be terminated as provided by applicable state law. Except as provided in Section 28.2, below, during any holdover tenancy (whether or not consented to by Landlord), unless Landlord has otherwise agreed in writing, Tenant agrees to pay to Landlord, a per diem occupancy charge equal to one hundred fifty percent (150%) of the per diem Rent (and one hundred ten percent [110%] of the additional rent) as was in effect under this Lease for the last month of the Lease Term. Such payments shall be made within five (5) days after Landlord's demand, and in no event less often than once per month (in arrears). In the case of a holdover which has been consented to by Landlord, unless otherwise agreed to in writing by Landlord and Tenant, Tenant shall give to Landlord thirty (30) days prior written notice of any intention to quit the Premises, and Tenant shall be entitled to thirty (30) days prior written notice to quit the Premises, except in the event of non-payment of Rent or additional rent in advance or the breach of any other covenant or the existence of a Default. Upon expiration of the Lease Term as provided herein, Tenant shall not be entitled to any notice to quit, the usual notice to quit being hereby expressly waived under such circumstances, and Tenant shall surrender the Premises on the last day of the Lease Term as provided in Section 26, above.

         28.2 Provided that (i) at the time Tenant notifies Landlord of its exercise of its rights pursuant to this Section 28.2, Landlord has not entered into, or commenced "serious discussions" for purposes of entering into, a Lease for all or any portion of the Premises, which Landlord determines in its sole discretion will require it to recover possession of any portion of the Premises within the first month after expiration of the Lease Term, and (ii) Tenant notifies Landlord not more than forty-five (45) less than thirty (30) days prior to expiration of the Lease Term (time being of the essence) that it needs to remain in possession of the Premises for not more than one (1) month after the expiration of the Lease Term, Tenant shall have the one time right to extend the Lease Term for a single holdover term of one (1) month, commencing on the first day after the scheduled expiration date of the Lease Term and ending on the last day of such month. Tenant agrees to pay monthly Rent for such one (1) month holdover term in an amount equal to the monthly Rent which was payable for the month immediately prior thereto. Such permitted holdover term shall otherwise be subject to all terms, conditions, and obligations of this Lease, including, but not limited to, Tenant's obligation to pay Operating Expenses, Taxes and any other obligations constituting additional rent herein, adjusted as necessary or appropriate to make the same applicable to a one (1) month tenancy. At the end of such one (1) month holdover term, or in any instance where Tenant fails to give the requisite notice, Tenant shall be deemed to be holding over without Landlord's consent, and the provisions of the first sentence of Section 28.1 shall immediately be applicable. For purposes of this Section 28.2, Landlord shall be deemed to have entered into "serious discussions" if, in Landlord's sole good faith judgment, communications, discussions or negotiations with a prospective tenant or its representatives give rise to any significant possibility that a lease will be executed for all or any portion of the Premises which will require access to any portion of the Premises either for occupancy or for demolition or construction purposes within the first month after expiration of the Lease Term. Tenant acknowledges that the determination of whether serious discussions are underway is inherently subjective, and will be made by Landlord in its sole, good faith, discretion.

29.      CONDEMNATION.
         ------------

         29.1 Definitions. The terms "eminent domain", "condemnation", and "taken", and the like in this Section 29 include takings for public or quasi-public use, and sales under threat of condemnation and private purchases in place of condemnation by any authority authorized to exercise the power of eminent domain.

         29.2 Taking. If the whole of the Premises is taken, either permanently or temporarily, by eminent domain or condemnation, this Lease shall automatically terminate as of the date title vests in the condemning authority, and Tenant shall pay all Rent, additional rent, and other payments up to that date. If twenty percent (20%) or more of the Premises or any Building is permanently taken, or if access to the Buildings or Premises by Tenant is, by virtue of a taking, permanently denied, by eminent domain or condemnation, then Landlord or Tenant shall have the right (to be exercised by written notice to the other within sixty (60) days after receipt of notice of said taking) to terminate this Lease from the date when possession is taken thereunder pursuant to such proceeding or purchase. If the taking affects only one (1) of the Buildings, Tenant shall have the right to terminate this Lease as to that Building only (and if Tenant desires to so continue this Lease as to such Building Landlord shall not be entitled to invoke its termination right). In addition, Tenant shall have the right to terminate this Lease by written notice to Landlord if, as a result of any condemnation or other similar action (i) an amount of the parking spaces in the Common Area are permanently taken, such that the remaining parking is less than 3.6 parking spaces per 1,000 square foot of the Premises, (ii) access to the Premises from Waples Mill Road is permanently denied, and Landlord fails to provide substitute access reasonably acceptable to Tenant, or (iii) Tenant is permanently deprived of the ability to use the loading docks on the Premises. If neither party elects to terminate this Lease, as aforesaid, then Landlord shall within a reasonable time after title vests in the condemning authority, repair and restore, at Landlord's expense, the portion not taken so as to render same into an architectural whole to the fullest extent reasonably possible, and, if any portion of the Premises is taken, thereafter the Rent shall be reduced (on a per square foot basis) in proportion to the portion of the Premises taken. If there is a temporary taking involving the Premises or Buildings, if a taking of other portions of the Buildings or Common Areas does not deny Tenant access to the Buildings and Premises, or if less than twenty percent (20%) of the Premises is permanently taken by eminent domain or condemnation, then this Lease shall not terminate, and Landlord shall repair and restore, at its own expense, the portion not taken so as to render same into an architectural whole to the fullest extent reasonably possible, and, if any portion of the Premises was taken, thereafter the Rent shall be reduced (on a per square foot basis) in proportion to the portion of the Premises taken.

         29.3 Award. Except as set forth below, Landlord reserves all rights to damages to the Premises or Buildings, or arising out of the loss of any leasehold interest in the Buildings or Premises created hereby, arising in connection with any partial or entire taking by eminent domain or condemnation. Tenant hereby assigns to Landlord any right Tenant may have to such damages or award, and Tenant shall make no claim against Landlord or the condemning authority for

33.      BROKERS.
         -------

         Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than Trammell Crow Real Estate Services, Inc. (on behalf of Landlord) and The Irving Group, Inc. (on behalf of Tenant) in the negotiating or making of this Lease, both of which shall be paid a fee by Landlord pursuant to separate written agreement upon the consummation of this Lease. Tenant agrees to indemnify and hold Landlord, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims and losses, including reasonable attorneys fees and costs, incurred by Landlord in conjunction with any such claim or claims of any other broker or brokers claiming to have interested Tenant in the Building or Premises or claiming to have caused Tenant to enter into this Lease. Landlord represents that it has not dealt with any brokers other than the parties listed above in negotiating and entering into this Lease, and shall indemnify, defend and hold Tenant harmless from any breach of the foregoing representation and warranty.

34.      LANDLORD'S LIABILITY.
         --------------------

         Anything in this Lease to the contrary notwithstanding, covenants, undertakings and agreements herein made on the part of the Landlord are made and intended not for the purpose of binding Landlord personally or the assets of Landlord but are made and intended to bind only the Landlord's interest in the Premises and Buildings (including insurance and condemnation proceeds and, subject to Tenant's use thereof only for the partial payment of the cost of the improvements and other allowed uses as set forth in Exhibit C attached hereto, any funds escrowed by Landlord pursuant to Exhibit C attached hereto), as the same may, from time to time, be encumbered and no personal liability shall at anytime be asserted or enforceable against Landlord or its stockholders, officers or partners or their respective heirs, legal representatives, successors and assigns on account of the Lease or on account of any covenant, undertaking or agreement of Landlord in this Lease. It is understood and agreed that the exculpation provisions set forth above shall not be effective unless and until the improvements to be completed by Landlord pursuant to this Lease have been completed.

35.      ESTOPPEL CERTIFICATES.
         ---------------------

         Tenant shall, from time to time, within ten (10) business days of Landlord's written request, execute, acknowledge and deliver to Landlord or its designee a written statement stating: the date the Lease was executed and the date it expires; the date the Tenant entered occupancy of the Premises; the amount of Rent, additional rent and other charges due hereunder and the date to which such amounts have been paid; that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date and terms of any agreement so affecting this Lease); that this Lease represents the entire agreement between the parties as to this leasing; that all conditions under this Lease to be performed by the Landlord have been satisfied (or specifying any such conditions that have not been satisfied); that all required contributions by Landlord to Tenant on account of Tenant's improvements have been received (or specifying any such contributions that have not been received); that to Tenant's knowledge, following reasonable investigation and inquiry, there are no existing defenses or offsets which the Tenant has against the enforcement of this Lease by the Landlord; that no Rent has been paid more than one (1) month in advance; that no security has been deposited with Landlord (or, if so, the amount thereof); or any other customary factual matters evidencing the status of the Lease, as may be reasonably required either by a lender making a loan to Landlord to be secured by a deed of trust or mortgage against the Building, or a purchaser of the Building, which written statement shall, to the extent the certifications required to be made therein are true and correct as of such time, be in substantially the same form as Exhibit I attached hereto and made a part hereof by this reference. It is intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord's interest or a mortgagee of Landlord's interest or assignee of any mortgage upon Landlord's interest in the Building. If Tenant fails to respond within ten (10) business days after receipt by Tenant of a written request by Landlord as herein provided, Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee consistent with the terms of the estoppel so requested.

36.      ANNUAL REPORTS.
         --------------

         Within ten (10) business days after Landlord's request, Tenant shall deliver to Landlord a copy of Tenant's current Annual Report and most recently filed 10-Q.

37.      TRANSFER OF LANDLORD'S INTEREST.
         -------------------------------

         In the event of any transfer(s) of Landlord's interest in the Premises or the Buildings to a bona-fide third-party purchaser, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer, and Tenant agrees to attorn to the transferee.

38.      RIGHT TO PERFORM.
         ----------------

         If Tenant shall fail to pay any sum of money, other than Rent and additional rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and (except in the event of emergency in which case no grace or cure period shall be applicable or required) such failure shall continue for ten (10) days (or such longer cure period as may be provided for herein), Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant's part to be made or performed as provided in this Lease. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this section as in the case of Default by Tenant in the payment of Rent. All sums paid by Landlord and all penalties, interest and costs in connection therewith, shall be due and payable by Tenant upon written demand within ten (10) business days after such payment by Landlord, together with interest thereon at the Default Rate from such date to the date of payment.

39. COMMON AREAS. For purposes hereof, the term "Common Areas" shall mean (i) all portions of the Land other than portions upon which the Building is situated, including all parking areas, drive ways, landscaped areas and the like; (ii) all loading docks, corridors, lobbies, elevator cabs, stairs and other portions of the Building that would customarily be made available to tenants of each Building if such Building was a multi-tenanted building, and
(iii) Landlord's rights to the use of the "Common Areas" as defined in the Parking Easement (as defined in Section 46 hereof).

40.      SALES AND AUCTIONS.
         ------------------

         Tenant may not display or sell merchandise outside the exterior walls and doorways of the Premises and may not use such areas for storage. Tenant shall not conduct or permit to be conducted any sale by auction in, upon or from the Premises whether said auction be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceedings.

41.      ACCESS TO ROOF.
         --------------

         41.1 Subject to (i) compliance with all rules, regulations, statutes and codes of any governmental authority having jurisdiction thereover, and (ii) subject to Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the right of access to and exclusive use of the roofs of the Buildings for the installation of various communication equipment (Tenant's "Roof Use"); provided further that such installation and the Roof Use shall not void any roof or other warranty applicable to the Buildings and that all such installations shall be located and screened in a manner mutually acceptable to both Landlord and Tenant.

         41.2 If the rate of any insurance carried by Landlord is increased as a result of Tenant's Roof Use, then Tenant will pay to Landlord within ten
(10)days before the date Landlord is obligated to pay a premium on the insurance (or within ten (10) days after Landlord delivers to Tenant a certified statement from Landlord's insurance carrier stating that the rate increase was caused by Tenant's Roof Use, whichever date is later), a sum equal to the difference between the original premium and the increased premium resulting from the Roof Use.

         41.3 Landlord has not made any representations or promises pertaining to the suitability of the Buildings' rooftops for the Roof Use. Tenant, for the purpose of this paragraph and its right to rooftop access hereunder, accepts the rooftop in its "as is" condition.

         41.4 Tenant will obtain prior to installation, any and all necessary licenses, approvals, permits, etc., necessary for the installation, maintenance and use of any equipment installed pursuant to this Section 41. Tenant's Roof Use shall not in any way conflict with any applicable law, statute, ordinance or governmental rules or regulation now in force or which may hereafter be enacted. The Tenant will, at its sole cost and expense, promptly comply or ensure that the Building complies with all laws, statutes, ordinances, governmental rules or regulations, or requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted relating to or affecting Tenant's Roof Use. Tenant shall indemnify and hold Landlord harmless from and against any and all loss, cost (including reasonable attorney's fees incurred in defending Landlord), damage or liability arising out of any violations of said laws, statutes, ordinances rule or regulations.

         41.5 Tenant's Roof Use shall be exercised: (1) in such manner as will not create any hazardous condition or interfere with or impair the operation of the heating, ventilation, air conditioning, plumbing, electrical, fire protection, life safety, public utilities or other systems or facilities in the Buildings; (2) in compliance with all applicable laws, codes and regulations;
(3) in such a manner as will not directly or indirectly interfere with, delay, restrict or impose any expense, work or obligation upon Landlord in the use or operation of the Buildings; and (4) at Tenant's cost, including the cost of repairing all damage to the Buildings and any personal injury and/or property damage attributable to the installation, inspection, adjustment, maintenance, removal or replacement of any equipment or apparatus on the roofs approved hereunder. Tenant's Roof Use shall be used solely in the ordinary course of Tenant's business operations, and any use of the roof outside of the ordinary course of Tenant's business operations (such as, but not limited to, subleasing portions of the roof for profit to third parties, in order for such third parties to establish communications transmission facilities unrelated to Tenant's ordinary business) shall be subject to Landlord's consent, which consent shall not be unreasonably withheld, but may be conditioned, inter alia, upon the payment by Tenant to Landlord of one-half of any net revenues paid to Tenant in respect thereof.

42.      SECURITY.
         --------

         As part of its Base Building Work hereunder, Landlord shall install access control systems to the common area entrances of the Buildings reasonably acceptable to Tenant (from a vendor selected by Tenant and reasonably acceptable to Landlord), and shall supply Tenant with 800 key cards in connection therewith. All monitoring costs attributable to such system(s), if any, shall constitute Operating Expenses for all purposes hereof.

43.      AUTHORITY OF TENANT.
         -------------------

         Tenant shall furnish Landlord with a corporate resolution confirming that the individual executing this Lease on behalf of Tenant is duly authorized to execute and deliver this Lease on behalf of said corporation and that this Lease is binding upon said corporation.

44.      NO ACCORD OR SATISFACTION.
         -------------------------

         No payment by Tenant or receipt by Landlord of a lesser amount than the Rent and other sums due hereunder shall be deemed to be other than on account of the earliest rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or other sum and to pursue any other remedy provided in this Lease.

45.      LEGAL REQUIREMENTS; INDOOR AIR QUALITY.
         --------------------------------------

         Landlord shall, at its own expense and not as an Operating Cost, shall cause the Buildings to comply as of the Commencement Date with all laws, orders, ordinances and regulations of Federal and local authorities and with directions of public rules, recommendations, requirements and regulations of the Board of Fire Underwriters, Landlord's insurance companies and any other organization establishing insurance rates in the geographical area where the Project is located and all applicable building codes and industry standards (including, without limitation, 1993 BOCA, ASHRAE, NFPA 13, NEC, VUSBC, to the extent the same are applicable to the Buildings), respecting all matters of the Project other than the use and occupancy of the Premises by Tenant, including, without limitation, the provisions of the Americans with Disabilities Act, all zoning and other land use laws, all Environmental Laws and all laws pertaining to indoor air quality. Following the Commencement Date, Tenant may engage an environmental consultant to analyze the air quality within and otherwise perform an indoor air quality survey of all portions of the Premises. In the event such survey reveals that there are any indoor air quality problems which are the result of inadequate building systems, or that the HVAC systems serving all portions of the Premises do not comply with all applicable laws, ordinances, rules, regulations and industry standards, including, without limitation, ASHRAE Standard 62-1989, Landlord shall, at its sole cost and expense (and not as an Operating Cost), promptly take such action as may be reasonably necessary to correct the problem (and in such event, the reasonable and actual cost paid by Tenant for such survey shall be reimbursed by Landlord to Tenant within ten (10) business days after Tenant's written demand). The foregoing is not intended and shall not be construed to confer on Landlord any obligation to or liability for assuring that Tenant's Work is in compliance with any applicable law, rule, regulation or standard as set forth above, all of which are the sole and absolute responsibility of Tenant, or to rectify or remedy any such violation caused by the acts, omissions, use or occupancy of Tenant.

46.      PARKING.
         -------

         Tenant shall have the exclusive right to use all covered and uncovered parking areas in the Project. There shall be no charge to Tenant for the use thereof except as set forth in Section 9 and Section 10 hereof. Tenant acknowledges that a portion of the parking lot serving the Project is located on land owned by Fairfax Ridge Limited Partnership (the "Adjacent Owner"), as to which a perpetual easement has been granted for the benefit of Landlord, its tenants, successors and assigns, for parking, ingress and egress purposes (the "Parking Easement"). Tenant acknowledges that under the Parking Easement, the Adjacent Owner has the right, subject to certain conditions and requirements, to construct improvements thereon, which may encroach within that portion of the parking lot serving the Project located within the Parking Easement, and which may therefore require a reconfiguration of the parking lot and/or of the existing ingress to and egress from the parking lot area. In the event the Adjacent Owner ever attempts to exercise its right to construct such building pursuant to the Parking Easement, Landlord agrees to use best efforts to ensure that the Adjacent Owner complies with all applicable requirements of the Parking Easement, including without limitation the requirement that a parking ratio serving the Project equal to the greater of (a) eight hundred thirty five (835) spaces for the entirety of the Project, or (b) the minimum parking ratio required under applicable laws and ordinances, be maintained in connection with such construction and thereafter. During any period of construction of improvements within the Parking Easement, Landlord agrees that it shall use best efforts to ensure that (i) any substitute parking provided during such period of construction shall be in reasonable proximity to the Project, and, if more than three hundred (300) yards in distance from the nearest Building entrance, Landlord shall provide, at no cost to Tenant, a means of transportation for Tenant's employees to and from such parking, as may be agreed upon by Landlord and Tenant; and (ii) upon completion of such construction, Tenant shall have the amount of parking as set forth in subsections (a) or (b), as applicable, above.

47.      GENERAL PROVISIONS.
         ------------------

         47.1 Acceptance. This Lease shall only become effective and binding upon full execution hereof by Landlord and delivery of a signed copy to Tenant.

         47.2 Joint Obligation. If there be more than one Tenant, the obligations hereunder imposed shall be joint and several.

         47.3 Marginal Headings, Etc. The marginal headings, Table of Contents, lease summary sheet and titles to the sections of this Lease are not a part of the Lease and shall have no effect upon the construction or interpretation of any part hereof.

         47.4 Choice of Law. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (without regard to the choice of law and/or conflict of law principles applicable in such State).

         47.5 Successors and Assigns. The covenants and conditions herein contained, subject to the provisions as to assignment, inure to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

         47.6 Recordation. Except to the extent otherwise required by law, neither Landlord nor Tenant shall record this Lease, provided that a short form memorandum hereof (in a form to be agreed upon by Landlord and Tenant) may be recorded at the request of either Landlord or Tenant, provided (i) the party requesting such recordation shall pay all costs and expenses associated therewith, and (ii) Landlord shall have the right, to be reflected within the text of such memorandum, to terminate such memorandum at any time after the expiration or earlier termination of this Lease, by recordation of an instrument executed and acknowledged solely by Landlord stating that such memorandum (and the Lease referenced therein) has terminated.

         47.7 Quiet Possession. Upon Tenant's paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant's part to be observed and performed hereunder, Tenant shall have quiet possession and enjoyment of the Premises for the Lease Term hereof, free from any disturbance or molestation by Landlord, or anyone claiming by, through or under Landlord, but in all events subject to all the provisions of this Lease.

         47.8 Inability to Perform; Force Majeure. This Lease and the obligations of the Tenant hereunder shall not be affected or impaired because either Landlord or Tenant is unable to fulfill any of its obligations hereunder or is delayed in doing so, to the extent such inability or delay is caused by reason of war, civil unrest, strike, labor troubles, unusually inclement weather, governmental delays, inability to procure services or materials despite reasonable efforts, third party delays, acts of God, or any other cause(s) beyond the reasonable control of the Landlord (which causes are referred to collectively herein as "Force Majeure".) Any time specified obligation of Landlord or Tenant in this Lease shall be extended one day for each day of delay suffered by Landlord as a result of the occurrence of any Force Majeure. The foregoing notwithstanding (i) in no event will an event of Force Majeure extend
(a) the time within which Tenant or Landlord must perform any of its monetary obligations under this Lease, or (b) the time within which either Landlord or Tenant must complete any of its construction obligations under Exhibit C of this Lease.

         47.9 Partial Invalidity. Any provision of this Lease which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provision(s) shall remain in full force and effect.

         47.10 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, whenever possible, be cumulative with all other remedies at law or in equity.

         47.11 Entire Agreement. This Lease contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein, shall be of any force or effect.

         47.12 Survival. All indemnities set forth in this Lease shall survive the expiration or earlier termination of this Lease.

         47.13 Consents. If any provision of this Lease subjects any action, inaction, activity or other right or obligation of any party to the prior consent or approval of the other, such consent shall not be unreasonably withheld, conditioned or delayed unless otherwise specifically provided herein.

         47.14 Saving Clause. In the event (but solely to the extent) the limitations on Landlord's liability set forth in Section 8.3 of this Lease would be held to be unenforceable or void in the absence of a modification holding the Landlord liable to Tenant or to another person for injury, loss, damage or liability arising from Landlord's omission, fault, negligence or other misconduct on or about the Premises, or other areas of the Building appurtenant thereto or used in connection therewith and not under Tenant's exclusive control, then such provision shall be deemed modified as and to the extent (but solely to the extent) necessary to render such provision enforceable under applicable law. The foregoing shall not affect the application of Section 34 of this Lease to limit the assets available for execution of any claim against Landlord.

         47.15 Reservation. Nothing herein set forth shall be deemed or construed to restrict Landlord from making any reconfiguration of or modifications to any of the parking and/or common areas serving the Project as of the date of execution hereof, provided that (i) the overall parking ratio serving the Project shall not be reduced as a result of such reconfiguration or modification, excluding any short term, temporary reduction during the period in which such reconfiguration or modification is being performed, (ii) Tenant's access to the Premises shall not be impaired by reason thereof, and (iii) any such reconfiguration shall be performed without expense to Tenant, and shall not constitute an Operating Expense under this Lease; and Landlord expressly reserves the right to make any modifications to such areas as Landlord may deem appropriate, provided the same shall be undertaken only after consultation with and written notice to Tenant. Landlord agrees to use all reasonable and diligent efforts to minimize the extent and duration of any interference with or reduction in Tenant's access and parking during the implementation of any such reconfiguration or modification. Notwithstanding the foregoing, other than the final execution, delivery and recordation among the Land Records of Fairfax County, Virginia of the proposed Second Amendment thereto, a copy of which has previously been delivered to Tenant, Landlord agrees that it shall not, without the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed, grant any waiver or consent under or pursuant to the Parking Easement which would have the effect of limiting, reducing or reconfiguring Tenant's parking rights thereunder or altering the ingress and egress thereto; Tenant acknowledging that, as set forth in Section.46 hereof, the Adjacent Owner has the right, under certain circumstances, to do so without Landlord's consent.

         47.16 Transportation Covenant. Landlord and Tenant shall each cooperate with the other and use reasonable efforts to cause the Virginia Department of Transportation to address and improve for the benefit of the Project, traffic problems associated with the intersection of Route 50 and Waples Mill, including without limitation the signalization at such intersection. The parties agree (i) that Tenant may take the lead in any such effort, subject to Landlord's approval of any commitments or expenditures which would be binding upon Landlord or the Project in connection therewith, and (ii) that Landlord and Tenant shall share equally the reasonable and actual out-of-pocket expenses associated with engaging in such effort (including reasonable out-of-pocket expenses incurred by the other party in connection therewith), with the payment of each party's share to be made within thirty (30) days after written demand by the other party supported by reasonable substantiation of such expenses. The foregoing notwithstanding, neither Landlord nor Tenant shall be required to contribute an aggregate amount in excess of Ten Thousand Dollars ($10,000.00), each, to defray such expenses, and any party incurring expenses in excess of such amount shall not have the right to reimbursement of any share of such expenses from the other party, unless the other party has agreed in writing, and in its sole discretion, to share such excess expenses.

         47.17 Keys. As previously noted herein, Landlord agrees to provide Tenant with 800 security key cards. Such keys shall be provided as of the Commencement Date, or such later date as Tenant may reasonably request (and within a reasonable time period after such request). The cost of any additional or replacement suite keys or security keys shall be reimbursed by Tenant to Landlord, at Landlord's actual cost, upon demand.

         47.18 Rule Against Perpetuities. In order to ensure the compliance of this Lease with any rule against perpetuities that may be in force in the state in which the Premises are located, and without limiting or otherwise affecting Tenant's obligations under this Lease, as stated in the other sections hereof, Landlord and Tenant agree that, irrespective of the reasons therefor (other than a Default by Tenant), in the event Tenant fails to take possession of the Premises and commence paying Rent hereunder within five (5) years after the date of execution of this Lease, then this Lease, and the obligations of the parties hereunder, shall be deemed to be null and void and of no further force and effect. Without affecting the specific timing requirements otherwise applicable thereto under this Lease, any and all options granted to Tenant under this Lease (including, without limitation, expansion, renewal, right of first refusal, right of first offer, and like options) must be exercised by Tenant, if at all, during the term of this Lease.

48. RULES AND REGULATIONS. Tenant agrees to comply with the Rules and Regulations attached hereto as Exhibit D.

49.      ARBITRATION.
         -----------

                  49.1 If arbitration is specifically agreed upon hereunder as a dispute resolution procedure, the arbitration shall be conducted as provided in this Section. All proceedings shall be conducted according to the Commercial Arbitration Rules of the American Arbitration Association, except as hereinafter provided. No action at law or in equity in connection with any such dispute shall be brought until arbitration hereunder shall have been waived, either expressly or pursuant to this Section. The judgement upon the award rendered in any arbitration hereunder shall be final and binding on both parties hereto and may be entered in any court having jurisdiction thereof. During any arbitration proceeding pursuant to this Section, the parties shall continue to perform and discharge all of their respective obligations under this Lease, except as otherwise provided in this Lease.

                  49.2 All disputes that are required to be arbitrated in accordance with this Lease shall be raised by notice to the other party, which notice shall state with particularity the nature of the dispute and the demand for relief, making specific reference by article number and title of the provisions of this Lease alleged to have given rise to the dispute. The notice shall also refer to this Section and shall state whether or not the party giving the notice demands arbitration under this Section.

                  49.3 Within thirty (30) days of any demand for arbitration, each of Tenant and Landlord shall appoint one (1) arbitrator, and within ten
(10) days of their appointment, the two (2) arbitrators thus selected shall jointly select a third (3rd) arbitrator. All arbitrators shall have at least ten
(10) years' experience in commercial real estate matters and, in particular, the subject matter of the dispute, to act as arbitrator hereunder. If either party fails to select an arbitrator within the initial thirty (30) day period, or if the two (2) arbitrators are unable to agree upon a third (3rd) arbitrator, then, upon the request of either party, the remaining arbitrator(s) shall be appointed by The American Arbitration Association. The arbitration proceedings shall take place a mutually acceptable location in the Washington, D.C./Northern Virginia and metropolitan area.

                  49.4 The right of Landlord and Tenant to submit a dispute to arbitration is limited to issues specifically agreed in this Lease to be submitted to arbitration, and specifically does not apply to any remedial action undertaken by landlord pursuant to the provisions of Section 24 hereof. When resolving any dispute, the arbitrator shall apply the pertinent provisions of this Lease without departure therefrom in any respect. The arbitrator shall not have the power to change any of the provisions of this Lease, but this Section shall not prevent in any appropriate case the interpretation, construction and determination by the arbitrator of the applicable provisions of this Lease to the extent necessary in applying the same to the matters to be determined by arbitration.

50.      WAIVER OF JURY TRIAL.
         --------------------

         LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ALL MATTERS ARISING OUT OF THIS LEASE, OR THE USE AND OCCUPANCY OF THE PREMISES. IF LANDLORD COMMENCES ANY SUMMARY

PROCEEDING FOR NON-PAYMENT OF RENT, TENANT WILL NOT INTERPOSE (AND WAIVES THE RIGHT TO INTERPOSE) ANY NON-MANDATORY COUNTERCLAIM IN ANY SUCH PROCEEDING.

51.      RENEWAL TERM.
         ------------

         51.1 Provided Tenant is not in monetary or other material Default of this Lease beyond any applicable cure periods at the time its rights hereunder are to be exercised, Tenant shall have the option (each, a "Renewal Option") to extend the Lease Term for two (2) periods of sixty (60) months each (each referred to as the "Renewal Term") provided Tenant gives written notice to Landlord of its election to exercise such Renewal Option (the "Renewal Notice") not more than eighteen (18) nor less than fourteen (14) months prior to the expiration of the last day of the initial Lease Term or, as applicable, the initial Renewal Term. Time is of the essence in this Section 51.

         51.2 All terms and conditions of this Lease, including without limitation, all provisions governing the payment of additional rent, shall remain in full force and effect during the Renewal Term(s), except (i) the Base Rent shall be as set forth in this Section 51, (ii) the Base Year Operating Costs shall be the Operating Costs incurred during the first Lease Year of each Renewal Term, and (iii) the Tax Stop shall be equal to the amount of Real Estate Taxes applicable during the first Lease Year of each Renewal Term.

         51.3 The Base Rent payable upon the commencement of the Renewal Term shall equal the then prevailing market rental rate (including base rental rate and annual escalation rate) applicable to renewal terms with respect to comparable space in comparable buildings in the vicinity of the Project, (the "Fair Market Rate" or "FMR") at the time of the commencement of the applicable Renewal Term, determined based upon then existing renewal market conditions applicable to the leasing of comparable space in comparable buildings in the vicinity of the Project (taking into consideration use, location, quality, age and location of the applicable building and the definition of net rentable area). Further, the Fair Market Rate shall be determined on a full-service, net of electric basis, and shall further be determined on a "net effective" basis, netting out the economic effect of leasehold improvements provided, remodeling credits or allowances granted, rental concession such as abatements or lease assumptions. In no event shall the value of any fixtures or property acquired with proceeds of the Tenant Improvement Allowance be taken into account when determining the Fair Market Rate. Landlord and Tenant shall negotiate in good faith and in accordance with the procedure set forth in Section 51.4, below, to determine the Fair Market Rate which will be applicable during the Renewal Term, with the goal of concluding such negotiation or triggering a determination of the FMR using a three-broker method (as described in Section 51.5, below) within not more than sixty (60) days after the date of Landlord's receipt of the Renewal Notice.

         51.4 Within ten (10) days after Landlord receives Tenant's Renewal Notice exercising either of the renewal options referenced above, Landlord will provide Tenant with a written notice (the "FMR Notice") indicating the base rental rate and annual escalation rate which Landlord in good faith believes represents the then current FMR for the Premises. If Tenant is in agreement with the base rental rate and annual escalation rate stated in the FMR Notice, Tenant shall so notify Landlord within ten (10) days after its receipt thereof, in which case such base rental rate and annual escalation rate shall constitute the FMR for such Renewal Term within the meaning of this Section 51. If Tenant believes in good faith that the base rental rate and annual escalation rate stated by Landlord in the FMR Notice are in excess of actual FMR for the Premises, Tenant shall so notify Landlord in writing prior to the end of the ten
(10) day period after Tenant received Landlord's FMR Notice, stating in its response (hereinafter referred to as "Tenant's Counterproposal") the base rental rate and annual escalation rate which Tenant in good faith believes represents the then current FMR for the Premises. If Tenant fails to respond to the Landlord's FMR Notice within such ten (10) day period, Tenant shall be deemed to have accepted the base rental rate and annual escalation rate stated in Landlord's FMR Notice. If Tenant does provide Tenant's Counterproposal to Landlord in a timely fashion, and Landlord agrees that the base rental rate and annual escalation rate stated in Tenant's Counterproposal represent the then current FMR, Landlord shall so notify Tenant within ten (10) days after its receipt thereof, in which case such base rental rate and annual escalation rate shall constitute the FMR for such Renewal Term within the meaning of this
Section 51. If Landlord fails to respond to the Tenant's Counterproposal within ten (10) days after Landlord's receipt of the Tenant's Counterproposal, or rejects the rental rate and escalation rate stated therein, then the parties agree to submit the issue of what constitutes the appropriate FMR for the Premises for the Renewal Term to determination using a "three broker method" as described in Section 51.5, below.

         51.5 If the parties submit the issue of what constitutes the appropriate FMR for the Premises for the Renewal Term to determination using a "three broker method", then the basic Rent and annual escalations applicable during the Renewal Term shall be equal to the FMR and annual escalation rates determined by a board of three (3) licensed real estate brokers, one of whom shall be named by Landlord, one by Tenant, and the two so appointed shall select the third. Each member of the board of brokers shall be licensed in the Commonwealth of Virginia as a real estate broker, specializing in the field of commercial office leasing in Fairfax County, having no less than ten (10) years experience in such field, and recognized as ethical and reputable within the field. Landlord and Tenant agree to make their appointments within five (5) business days after the earlier to occur of (i) the expiration of the ten (10) day period after Landlord's receipt of Tenant's Counterproposal, or (ii) the date Landlord notifies Tenant of its rejection of Tenant's Counterproposal. The two (2) brokers selected by Landlord and Tenant shall promptly select a third broker within ten (10) days after they both have been appointed, and each broker, within ten (10) days after the third broker is selected, shall submit his or her determination of the said FMR and escalations (taking into account the provisions of Section 51.3 hereof). If either of the parties fail to select a broker within the aforesaid time periods, the broker selected by the other party shall select the other two (2) brokers to participate in the determination, each of which shall meet the selection criteria set forth above, and be affiliated with a different company from the first broker and from each other; and if the brokers selected by Landlord and Tenant are unable to reach agreement on the identity of the third broker within the applicable ten (10) day period, then the third broker shall be designated (in compliance with the applicable criteria set forth above) by the President of the Washington, D.C. Association of Realtors in office at such time. The FMR shall be the average of amount determined by the two brokers whose determinations are closest in amount to each other (or if two brokers reach an identical determination, the determination of such two brokers), provided that if the two (2) most proximate determinations of FMR differ by more than five percent (5%), then the determination of FMR by such board of three brokers shall be null and void, and Landlord and Tenant shall, within five (5) business days thereafter, appoint a new board of three different real estate brokers meeting the above-stated criteria, who shall convene in accordance with the procedures and time frames set forth above in order to render a new determination, as if the first determination had never taken place. After the Fair Market Rent has been established, the brokers shall immediately notify the parties in writing. Tenant shall have ten (10) days following the determination of the Fair Market Rent within which to rescind irrevocably its Renewal Option by written notice to Landlord. If Tenant rescinds such Renewal Option, Tenant shall pay the fee of all brokers participating in the determination of Fair Market Rent. If Tenant does not rescind its Renewal Option within such ten (10) day period (time being of the essence), then (i) the FMR determined by the three broker method shall be binding upon Landlord and Tenant, and (ii) Landlord and Tenant shall each pay the fee of the broker selected by it, and they shall equally share the payment of the fee of the third broker.

52. LANDLORD'S REPRESENTATIONS. Landlord hereby represents, warrants and covenants to and with Tenant that, as of the date hereof, on the Commencement Date and during the term hereof, including any extensions and renewals hereof:
(i) Landlord is the true and lawful owner of the Project, free and clear of all liens, claims and encumbrances other than those set forth in the title insurance policy attached as Exhibit J hereto; (ii) Landlord has the full right, power and authority to enter into this Lease and to perform each and all of the terms, provisions, covenants, agreements, matters and things herein provided to be performed by Landlord and to execute and deliver all documents provided herein to be executed and delivered by Landlord; (iii) this Lease does not, nor will the performance by Landlord of its obligations hereunder, contravene any provision of any existing law, covenant, indenture or agreement binding upon Landlord or upon the Project; (iv) the signatories of this Lease are authorized to sign this Lease on behalf of Landlord; (v) there is no litigation pending or, to the best of Landlord's knowledge, threatened which may adversely affect the Project; (vi) to the best of Landlord's knowledge there are no suits, judgments or notices from any governmental agency relating to any violation of the health, pollution control, building, fire or zoning laws or regulations relating to the use and maintenance of the Building, the Project; (viii) copies of all environmental reports with respect to the Project in Landlord's possession or control are listed on Exhibit K attached hereto and copies thereof have previously been delivered to Tenant, and (ix) the Project will (as to Landlord's Base Building Work, without any representation as to Tenant's Work) as of the Commencement Date comply with all applicable laws, orders, rules and regulations (including the provisions of the American with Disabilities Act).

53.      RIGHT OF FIRST OFFER.
         --------------------

         53.1 Provided that Tenant is not in monetary or other material Default under this Lease beyond any applicable cure period, Tenant shall have a right of first offer (a "Right of First Offer"), subject to the terms of this Section 53, to purchase the entirety (but not less than the entirety) of the Project, in accordance with the terms of this Section 53.

         53.2 In the event during the Term of this Lease (or any Renewal Term hereof) Landlord shall determine, in its sole and absolute subjective discretion, that Landlord desires to sell the Project, Landlord shall, not less than thirty (30) days prior to Landlord's general public circulation of offering materials for the Project, notify Tenant in writing of Landlord's intent to market the Project the ("Offer Notice"). The Offer Notice shall disclose to Tenant Landlord's asking price for the Project (the "Offer Price").

         53.3 The following provisions shall govern the exercise by Tenant of its Right of First Offer:

                  53.3.1 Tenant shall have thirty (30) days after receipt of the Offer Notice to (i) exercise its Right of First Offer by giving Landlord written notice of Tenant's election to acquire all (but not less than all) of the Project at the Offer Price (an "Election Notice"), or (ii) elect not to exercise its Right of First Offer for the acquisition of the Project. Tenant's failure to timely respond to the Offer Notice shall constitute Tenant's election not to exercise its Right of First Offer.

                  53.3.2 If Tenant elects (whether by failure to respond within the requisite time period or otherwise) not to exercise its Right of First Offer, Landlord shall be free to offer the Project for sale to the public at such price and on such terms as Landlord deems appropriate in its sole and absolute discretion, provided that if Landlord determines that it wishes to enter into a contract for sale of the Project, or in fact executes a contract of sale for the Project, at a price equal to less than 95% of the original Offer Price (such contract, a "Reduced Price Contract"), Tenant shall have the right, for a period of six (6) business days after the date Landlord notifies Tenant in writing of its intention to enter into, or of its having executed, such Reduced Price Contract, to send to Landlord an Election Notice notifying Landlord of its election to exercise its Right of First Offer at the reduced price stated in such Reduced Price Contract (or, as applicable, the reduced price at which Landlord intends to enter into a Reduced Price Contract), which reduced price shall thereupon constitute the "Offer Price" for purposes of this Section. For purposes of this Section 53.3.2, the parties shall disregard any terms of the Reduced Price Contract other than those relating to the establishment of the sales price thereunder, including without limitation any provisions relating to credit enhancements required as a condition of sale, and/or any "take-back" or other financing.

                  53.3.3 In the event Tenant exercises its Right of First Offer within the thirty (30) day period described in Section 53.3.1, above, or, if applicable, within the six (6) business day period described in Section 53.3.2, above, then Tenant and Landlord shall execute an Agreement of Purchase and Sale for the Project in accordance with Section 53.4, below (and regardless of any other or different terms or conditions set forth in any Reduced Price Contract, or under any offer of sale made by Landlord in connection with the sale of the Property).

                  53.3.4 If Tenant fails or declines to exercise its Right of First Offer under this Section 53, whether at the end of the initial 30-day period or in connection with Landlord's entry into a Reduced Price Contract, or both, and Landlord enters into a sale contract for the Project with a prospective purchaser which is no longer subject to Tenant's Right of First Offer hereunder, Landlord shall be under no obligation thereafter to inform Tenant of any modifications or amendments to such contract entered into after its execution, notwithstanding that the effect of such amendment may be to reduce the purchase price for the Project, and any such price reduction shall be fully effective, free and clear of any right of Tenant under this Section 53, even if the reduction exceeds five percent (5%) of the original Offer Price, or the original sale price stated in such contract, it being agreed that Tenant's Right of First Offer shall, except as (and solely to the extent) provided in
Section 53.3.2, above and Section 53.8, below, forever terminate and thereafter be null and void and of no force or effect upon the Landlord's entry into any contract of sale for the Project.

         53.4 Within five (5) days after receipt of Tenant's Election Notice, Landlord shall prepare and deliver to Tenant an Agreement of Purchase and Sale (the "Agreement of Sale") which shall: (i) evidence the parties non-contingent binding obligation to sell (as to Landlord) and to purchase (as to Tenant) the Project at and for the Offer Price (or, as applicable, the price reflected in the Reduced Price Contract), (ii) provide for the immediate payment of a deposit from Tenant to Landlord in an amount equal to five percent (5%) of the Offer Price, (iii) provide for closing thereunder on an all cash basis not later than ninety (90) days after the date of the Offer Notice, (iv) provide for the sale of the Project on an "as-is, where-is" basis without representations or warranties of any kind, (v) specify that Landlord shall pay the Virginia grantor's tax and that Tenant shall pay all other transfer and recordation taxes, fees and charges, title insurance charges and all other costs and expenses in connection with consummation of closing other than those of Landlord's professionals and consultants, (vi) provide for the pro ration of Rent hereunder as of the date of closing, (vii) limit Tenant's damages as a result of its default under the Agreement of Sale to the amount of the deposit set forth in subsection (ii) above, provided that such limitation shall not apply, and Landlord shall be entitled to all remedies available at law or in equity in the event Tenant contests Landlord's right to receive and retain such deposit, and (viii) evidence such other terms and conditions as Landlord and Tenant may mutually agree. Tenant and Landlord shall agree on the content of the Agreement of Sale within five (5) days of delivery to Tenant, and thereafter shall execute the Agreement of Sale and deliver same, prepared in accordance with the foregoing requirements, not later than twenty (20) days after the date of the Offer Notice.

         53.5 In the event Tenant fails or declines to exercise its Right of First Offer within the requisite time periods in accordance with this Section 53, or in the event Tenant fails or declines to execute and deliver the Agreement of Sale within the requisite time period after Tenant exercises its Right of First Offer, then (except as provided in Section 53.3.2, above, and Section 53.8, below) Tenant's Right of First Offer shall be extinguished and shall thereafter be null and void and of no further force and effect, and Landlord shall thereafter have the right to sell the Project or any part thereof to any other party without any further notification to Tenant.

         53.6 Time is of the essence in this Section 53.

         53.7 Tenant acknowledges and agrees that this Right of First Offer and any other rights granted under this Section 53 are granted exclusively to Tenant and not to any assignee or sublessee of Tenant; provided, however that the rights set forth herein shall, provided the same have not otherwise been previously terminated, be available to any assignee of the entirety of Tenant's interest hereunder, provided such assignee is a permitted assignee under and pursuant to Section 21 hereof.

         53.8 In the event (i) Tenant declines to exercise its option under the Right of First Offer described above, and the Project remains unsold for a period of eighteen (18) months after Tenant first declined or failed to act upon such right, and (ii) after expiration of such eighteen (18) month period, Landlord at any time thereafter and during the Term of this Lease (or any Renewal Term hereof) determines in its sole and absolute subjective discretion to offer the Project for sale, then: (A) Landlord agrees to notify Tenant in accordance with the terms of this Section 53, (B) Tenant's Right of First Offer shall remain in effect strictly in accordance with the terms and provisions of this Section 53.

         53.9 In the event Tenant exercises its Right of First Offer as granted herein, pending the exercise thereof and the date of closing thereon, Tenant agrees that (i) it will remain in possession of the Premises solely under this Lease and not as a purchaser in possession or under an alleged pre-occupancy agreement, (ii) possession of fee simple ownership shall be given only upon the consummation of closing under the Agreement of Sale, (iii) until consummation of closing under the Agreement of Sale, Tenant will continue to pay the Rent and all additional rent hereunder as the same become due and payable, with the understanding that a Default hereunder shall entitle Landlord to exercise its rights hereunder as if the Agreement of Sale did not exist, and (iv) in the event of a default under the Agreement of Sale or for any reason closing thereunder is not consummated, this Lease shall remain in full force and effect unaffected thereby (provided that in the event the closing is not consummated by reason of Tenant's default under the Agreement of Sale, the terms and provisions of this Section 53 shall thereafter be null and void).

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Deed of Lease, or have caused this Deed of Lease to be executed on their respective behalves by their duly authorized officers, as of the day and year first above written.

                                LANDLORD:

                                TC HIGH RIDGE, L.L.C.

                                By: Trammell Crow NE, Inc., Manager

                                    By:    _____________________________(Seal)
                                    Name:  _____________________________
                                    Title: _____________________________


                                TENANT:

                                BTG, INC.

                                By:    _____________________________(Seal)
                                Name:  _____________________________
                                Title: _____________________________

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Deed of Lease, or have caused this Deed of Lease to be executed on their respective behalves by their duly authorized officers, as of the day and year first above written.

                                LANDLORD:

                                TC HIGH RIDGE, L.L.C.

                                By: Trammell Crow NE, Inc., Manager

                                    By:    /s/ Robert J. Murphy
                                           _____________________________(Seal)
                                    Name:  Robert J. Murphy
                                           _____________________________
                                    Title: Managing Director
                                           _____________________________


                                TENANT:

                                BTG, INC.

                                By:    /s/ Marilynn D. Bersoff
                                       _____________________________(Seal)
                                Name:  Marilynn D. Bersoff
                                       _____________________________
                                Title: Senior Vice President
                                       _____________________________

                                  EXHIBIT "A"

                                  EXHIBIT "A"

                      LOCATION AND DESCRIPTION OF PREMISES


         Description of Premises pursuant to a Lease dated August __, 1996, by and between TC High Ridge, L.L.C. ("Landlord") and BTG, Inc. ("Tenant"): Two Hundred Nine Thousand Two Hundred Seventeen (202,217) square feet located at High Ridge Office Park, 11225 Waples Mill Road, Fairfax, Virigina.


                 [HIGH RIDGE OFFICE PARK GRAPHIC APPEARS HERE]


                               58,120 square feet
                             4 stories above grade

54,597 square feet
3 stories above grade

                                                       96,500 square feet
                                                       3 stories above grade
                                                       1 story below grade

                                  EXHIBIT "B"

                            DESCRIPTION OF PROPERTY

All those pieces or parcels of land situate, lying and being in the Centreville Magisterial District, County of Fairfax, Commonwealth of Virginia, being more particularly described as follows:

PARCEL I:

            Parcel E-1 Part of The Property of High Ridge Associates

BEGINNING at a point marking the intersection of the Westerly Right of Way line of Waples Mill Road (Route 665) with the Southerly Right of Way line of Fairfax Ridge Road; thence with the Westerly Right of Way line of Waples Mill Road the following courses and distances:

(1) with a curve to the left having a radius of 1,745.00 feet and a chord and bearing of South 06 degrees 16 minutes 34 seconds East, 158.67 feet, an arc distance of 158.73 feet; thence

(2) with a curve to the left having a radius of 795.00 feet and a chord and bearing of South 10 degrees 47 minutes 32 seconds East, 53.00 feet, an arc distance of 53.01 feet; thence

(3) with a curve to the left having a radius of 1,220.00 feet and a chord and bearing of South 14 degrees 24 minutes 50 seconds East, 72.85 feet, an arc distance of 72.57 feet, thence

(4) with a curve to the left having a radius is 585.00 feet and a chord and bearing of South 19 degrees 09 minutes 38 seconds East, 61.96 feet, an arc distance of 61.99 feet to a point; thence departing from the road and running through the property of 50-66 G/Y Partnership the following courses:

(5) North 88 degrees 27 minutes 35 seconds West, 125.55 feet; thence

(6) South 81 degrees 57 minutes 26 seconds West, 62.41 feet; thence

(7) South 52 degrees 54 minutes 20 seconds West, 44.23 feet; thence

(8) South 44 degrees 53 minutes 57 seconds West, 66.00 feet; thence

(9) North 69 degrees 32 minutes 19 seconds West, 175.00 feet; thence

(10) North 10 degrees 00 minute 41 seconds East, 60.00 feet; and thence

(11) North 74 degrees 50 minutes 20 seconds West, 80.00 feet to a point; thence continuing through the property of 50-66 G/Y Partnership and with the aforementioned Southerly R/W line of Fairfax Ridge Road the following courses:

(12) with a curve to the right having a radius of 405.00 feet and a chord and bearing of North 51 degrees 38 minutes 09 seconds East, 481.53 feet, an arc distance of 515.65 feet; thence

(13) North 88 degrees 06 minutes 38 seconds East, 30.85 feet; and thence

(14) with a curve to the right having a radius of 25.00 feet and a chord and bearing of South 47 degrees 46 minutes 47 seconds East, 34.80 feet, an arc distance of 38.49 feet to the point of beginning, containing 141,534 square feet of land, more or less.

TOGETHER WITH all of the rights, benefits, burdens, duties and obligations of the Owner of Building E-1 under that certain Common Area Operation Reciprocal Eastment and Parking Agreement dated March 7, 1983, recorded in Deed Book 5748 at Page 860, as amended in Deed Book 5836 at Page 730 among the Land Records in Fairfax County, Virginia.

PARCEL II:

            Parcel E-2 Part of The Property of High Ridge Associates

BEGINNING at a point on the Southwesterly Right of Way line of Waples Mill Road (Route 665) said point being South 39 degrees 40 minutes 44 seconds West, 5.60 feet from a point on the Southwesterly Right of Way line of Waples Mill Road running the most Northerly corner of Anthony John Georgelas; thence departing from the road with the Northwesterly line of 50-66 G/Y Partnership the following courses and distances:

(1) South 39 degrees 40 minutes 44 seconds West, 479.87 feet to a point on the Southerly Right of Way line of Fairfax Ridge Road; thence with the Easterly Right of Way line of Fairfax Ridge Road

(2) with a curve to the right having a radius of 405.00 feet and a chord and bearing of North 24 degrees 08 minutes 41 seconds West, 513.10 feet, an arc distance of 555.68 feet to a point; thence through the property of 50-66 G/Y Partnership the following courses and distances:

(3) South 74 degrees 50 minutes 20 seconds East, 80.00 feet; thence

(4) South 10 degrees 00 minute 41 seconds West, 60.00 feet; thence

(5) South 69 degrees 32 minutes 19 seconds East, 175.00 feet; thence

(6) North 44 degrees 53 minutes 57 seconds East, 66.00 feet; thence

(7) North 52 degrees 54 minutes 20 seconds East, 44.23 feet; thence

(8) North 81 degrees 57 minutes 26 seconds East, 62.41 feet; thence

(9) South 88 degrees 27 minutes 35 seconds East, 125.55 feet to a point on the aforementioned Southwesterly Right of Way line of Waples Mill Road; thence with the Southwesterly Right of Way line of Waples Mill Road

(10) with a curve to the left having a radius of 585.00 feet and a chord and bearing of South 24 degrees 09 minutes 19 seconds East, 39.99 feet, an arc distance of 40.00 feet to the point of beginning, containing 128,509 square feet of land, more or less.

LESS AND EXCEPT THEREFROM Parcel E-3, described as follows:

BEGINNING at a point in the property of 50-66 G/Y Partnership, said point being South 39 degrees 40 minutes 44 seconds West, 5.60 feet and South 62 degrees 33 minutes 06 seconds West, 218.66 feet from a point on the Southwesterly Right of Way line of Waples Mill Road (Route 665) marking the most Northerly corner of 50-66 G/Y Partnership; thence running through the property of 50-66 G/Y Partnership the following courses and distances:

(1) South 48 degrees 48 minutes 43 seconds West, 36.08 feet; thence

(2) South 41 degrees 11 minutes 17 seconds East, 21.46 feet; thence

(3) South 48 degrees 48 minutes 43 seconds West, 204.19 feet; thence

(4) North 41 degrees 11 minutes 17 seconds West, 114.00 feet; thence

(5) North 48 degrees 48 minutes 43 seconds East, 210.75 feet; thence

(6) South 86 degrees 11 minutes 17 seconds East, 41.75 feet; and thence

(7) South 41 degrees 11 minutes 17 seconds East, 63.02 feet to the point of beginning, containing 26,181 square feet of land, more or less, leaving a net area for Parcel E-2 of 102,328 square feet of land, more or less.

TOGETHER WITH all of the rights, benefits, burdens, duties and obligations of the Owner of Building E-2 under that certain Common Area Operation Reciprocal Eastment and Parking Agreement dated March 7, 1983, recorded in Deed Book 5748 at Page 860 as amended in Deed Book 5836 at Page 730 among the Land Records of Fairfax County, Virginia.

PARCEL III:

            Parcel E-3 Part of The Property of High Ridge Associates

BEGINNING at a point in the property of 50-60 G/Y Partnership, said point being North 43 degrees 24 minutes 56 seconds West, 512.53 feet, South 39 degrees 40 minutes 44 seconds West, 5.60 feet, and South 62 degrees 33 minutes 06 seconds West, 218.66 feet from a point on the Southwesterly Right of Way line of Waples Mill Road (Route 665) making the most Northerly corner of Boyuk and Aliyek Bimen; thence running through the property of 50-66 G/Y Partnership the following courses and distances:

(1) South 48 degrees 49 minutes 43 seconds West, 36.08 feet; thence

(2) South 41 degrees 11 minutes 17 seconds East, 21.46 feet; thence

(3) South 48 degrees 48 minutes 43 seconds West, 204.19 feet; thence

(4) North 41 degrees 11 minutes 17 seconds West, 114.00 feet; thence

(5) North 48 degrees 48 minutes 43 seconds East, 210.75 feet; thence

(6) South 86 degrees 11 minutes 17 seconds East, 41.75 feet; and thence

(7) South 41 degrees 11 minutes 17 seconds East, 63.02 feet to the point of beginning, containing 26,181 square feet of land.

TOGETHER WITH all of the rights, benefits, burdens, duties and obligations of the Owner of Building E-2 under that certain Common Area Operation Reciprocal Eastment and Parking Agreement dated March 7, 1983, recorded in Deed Book 5748 at Page 860 as amended in Deed Book 5836 at Page 730 among the Land Records of Fairfax County, Virginia.

AND BEING the same property conveyed to HR Associates L.C., a Virginia limited liability company by Deed dated November 10, 1995, and recorded November 16, 1995, in Deed Book 9560 at Page 560 among the Land Records of Fairfax County, Virginia.

                                  EXHIBIT "C"

                                   EXHIBIT C
                                      FOR
                                   BTG, INC.

                       CONSTRUCTION & BUILDOUT PROVISIONS
                       LANDLORD'S WORK AND TENANT'S WORK

     A.  Landlord's Work.

         1. Defined Terms. All capitalized terms used herein shall have the same meaning ascribed to such terms in the Lease, except as specifically set forth hereafter, provided that the following capitalized terms used in this Exhibit C shall have the following meanings:

                  (a) "Allowance Items" shall have the meaning set forth in Section A.3(a), below, and "Allowance" shall mean and refer to each allowance established pursuant to Section A.3(a) with respect to the Allowance Items (and shall be in addition to the Tenant Improvement Allowance described in part B of this Exhibit C).

                  (b) "Base Building Improvements" shall mean and refer to all physical improvements within (i) the shell and core areas of each of the Buildings, including all mechanical, plumbing, electrical and HVAC systems within said core areas (up to the point of integration of such systems with tenant improvements to be constructed as part of Tenant's Work), and including the existing roof, structural components, elevators, mechanical rooms, restrooms, building entrances and lobby areas, exterior doors and windows, exterior wall systems, life safety and fire safety systems, plumbing systems (to the extent located within core areas of the Buildings), electrical systems (to the extent located within core areas of the Buildings), and HVAC equipment, components and distribution systems (to the extent located within the core areas of the Buildings), and (ii) the exterior Common Areas of the Project, excluding portions thereof dedicated exclusively for items to be constructed therein for Tenant's benefit as part of Tenant's Work.

                  (c) "Costs" shall mean all hard costs and soft costs associated with the completion of an item, and shall include architectural and engineering fees and costs, permit and inspection fees, sums expended for labor and materials, general conditions and contractor profits, and other associated out-of-pocket expenses.

                  (d) "Critical Path" shall mean the schedule for completion of Tenant's Work, as necessary in order for Tenant to achieve Substantial Completion thereof (exclusive of punch list items) and to obtain a non-residential use permit for, and/or to lawfully occupy, the Premises by March 1, 1997 in light of the required completion dates for Landlord's Base Building Work, as otherwise set forth herein. The "Critical Path" shall consist of (1) the general construction schedule for Tenant's Work which is attached as Schedule C-4 hereto and made a part hereof, and (2) the construction schedule set forth within the general construction contract awarded by Tenant for Tenant's Work, which Tenant shall provide to Landlord promptly after the same has been established and which shall, in all events, (A) be established based upon reasonable and prudent methods of construction, and (B) appropriately account for and be integrated with the required completion dates for Landlord's Base Building Work, as otherwise set forth herein. "Critical Path Item(s)" shall be those items of Tenant's Work reflected within the Critical Path, the completion of which is necessary in order for Tenant to complete all items of Tenant's Work necessary for Tenant to obtain a non-residential use permit for, and to lawfully occupy, the Premises by March 1, 1997; and Tenant agrees that any item which, if not completed in accordance with the Critical Path, would NOT affect Tenant's ability to complete all items of Tenant's Work necessary for Tenant obtain a non-residential use permit for, or to lawfully occupy, the Premises by March 1, 1997, shall be deemed NOT to be a "Critical Path Item".

                  (e) "Excess Costs" shall mean and refer to the amount by which the total Costs incurred by Tenant in connection with the completion of the Allowance Items exceeds the Allowance stated for such items in Section A.3(a), below.

                  (f) "Finish Drawings" shall mean the drawings and specifications for the Finish Items, as more fully described and defined in Section A.3(b), below.

                  (g) "Finish Items" shall mean the items described in Section A.3(a)(i), (ii) and (iii), below.

                  (h) "General Office Areas" shall mean those portions of the Premises which are designated by Tenant for ordinary office and administrative purposes, such as individual offices, work areas, secretarial areas, conference rooms and the like, and excluding any "Specialized Areas" as such term is defined below.

                  (i) "(I)ncluding" shall mean "including but not limited to".

                  (j) "Landlord's Base Building Work" shall mean and refer to all demolition, repairs, replacements and improvements which Landlord has agreed to perform (or to provide Tenant with an allowance to perform) to the Base Building Improvements and Project pursuant to this Exhibit C, including all items specifically referenced herein as being part of Landlord's Base Building Work, and including all items described in Schedule C-1, Schedule C-2 and Schedule C-3 attached hereto and made a part hereof, as well as any item which is Landlord's responsibility under Section A.2(c), below.

                  (k) "Landlord's Construction Default" shall mean and refer to:

                           (1) any failure by Landlord to commence or diligently
              pursue, as a whole, the completion of Landlord's Base Building Work, which failure continues for a period of ten (10) days after written notice of such failure from Tenant to Landlord, provided that Landlord's Construction Default shall NOT include (A) any inability of Landlord to commence or pursue Landlord's Base Building Work due to Tenant Delay or Force Majeure (although Landlord agrees that Force Majeure shall not affect whether Landlord's inability constitutes a "Landlord's Delay" within the meaning of this Exhibit C), and (B) any failure of Landlord to commence or pursue one or more individual items of Landlord's Base Building Work shall not constitute a Landlord's Construction Default hereunder as long as Landlord is substantially engaged in the performance of Landlord's Base Building Work as a whole; and/or

                           (2) any failure by Landlord to fund the Tenant
              Improvement Allowance within the time frame contemplated under Section B.5(c) below, which failure continues for three (3) business days after Tenant provides Landlord with a written notice of non-payment, provided that it shall not be considered a "failure" or "non-payment" by Landlord within the scope of this clause A.1(j)(2) if Landlord declines to disburse all or a portion of the Tenant Improvement Allowance requested pursuant to a payment request made by Tenant under Section B.5(c) under circumstances where Landlord has disputed Tenant's entitlement to such portion of the disbursement requested, in a written notice identifying the basis of the dispute with particularity which is delivered within the applicable time period specified in Section B.5(c) for making such disbursement, provided that (A) Landlord pays all undisputed portions of the applicable payment request within the applicable period, and (B) Landlord shall work in good faith with Tenant and the Tenant's contractor to resolve the dispute, including prompt submission of the dispute to expedited arbitration in accordance with Section 49 of the Lease if the parties are unable to resolve the dispute voluntarily within five
              (5) days after Landlord notifies Tenant of the existence and nature of the dispute.

                  (l) "Landlord Delay(s)" shall mean any delay suffered by Tenant in the performance of an item of Tenant's Work which results from
     (i) the failure of Landlord to perform its obligations under this Exhibit C in accordance with the time requirements set forth herein, (ii) the negligence or misconduct of Landlord, its agents, employees, architects, engineers and/or contractors, or (iii) any wrongful interference in the scheduled progress of Tenant's Work caused by Landlord, its agents, employees, architects, engineers and/or contractors, including Landlord's failure to respond to requests for information, specifications or other items needed to complete a Critical Path Item in a diligent fashion. In connection with claiming the benefit of (or invoking any remedies with respect to) any Landlord Delays, Tenant agrees that, if Tenant fails to notify Landlord of the precise nature of a particular Landlord Delay within two (2) business days after Tenant, or its agents, representatives or contractors, first had actual knowledge of the existence thereof, such Landlord Delay shall be deemed to have commenced on the date Tenant actually notified Landlord of the existence thereof.

                  (m) "Legal Requirements" shall mean and refer to all federal, state and local legal requirements, building codes, fire and life safety codes, and other laws, codes, regulations and ordinances applicable to the design and construction of office buildings, and all interior and exterior improvements and systems appurtenant thereto.

                  (n) "Qualifying Loan" shall mean any loan made by a third party financial institution or other third party capital source which provides for advances of principal in an amount not less than Five Million Dollars ($5,000,000) and which, inter alia, provides funding for at least sixty-five percent (65%) or more of the unfunded portion of Landlord's Base Building Work and the Tenant Improvement Allowance. Tenant agrees, at no out-of-pocket expense to Tenant, to cooperate with Landlord in Landlord's obtaining a Qualifying Loan, including the execution of such commercially reasonable documentation as may be requested by the lender thereunder, provided the same does not materially modify Tenant's rights and obligations under this Lease, or increase the cost of Tenant's Work.

                  (o) "Specialized Areas" shall mean and refer to areas of the Premises which are designated for use other than as a General Office Area, including cafeteria areas, computer rooms, rooms involving special code requirements normally not applicable to General Office Areas due to the nature or high density of machinery, lighting or other equipment stored or utilized therein, interior stairwells not existing as of the date of this Lease, and SCIF rooms.

                  (p) "Substantially Completed" shall mean that, subject to the principles set forth in Sections A.2(b) and A.5, below, the items in question have been constructed in accordance with the applicable plans and specifications therefor and all Legal Requirements applicable thereto, exclusive of variations due to the unavailability (despite due diligence) of specified materials or equipment (provided reasonably equivalent substitute materials or equipment reasonably approved by the other party are utilized), non-material variations due to unforseen field conditions, other minor, non-material variations, and, subject to Landlord's covenant to remedy same within a reasonable period after the joint inspections provided for hereinbelow, items of incomplete or defective work of a type normally noted on a "punch list", provided that such variations and punch list items would not prevent Tenant from lawfully taking possession of the Premises (or, as Substantial Completion is defined in relation to the completion of less than all of the Premises, such portion thereof) upon delivery of possession thereof to Tenant, and would not materially and adversely affect (i.e, materially delay or render materially more expensive) Tenant's ability to proceed to construct Tenant's Work as provided herein.

                  (q) "Tenant Delays" shall mean any delay suffered by Landlord in the performance of an item of Landlord's Base Building Work which results from (i) the failure of Tenant to perform its obligations under this Exhibit C in accordance with the time requirements set forth herein,
     (ii) the negligence or misconduct of Tenant, its agents, employees, architects, engineers and/or contractors, or (iii) any wrongful interference in the scheduled progress of Landlord's Base Building Work caused by Tenant, its agents, employees, architects, engineers and/or contractors, including Tenant's failure to respond to requests for information, specifications or other items needed to complete a Critical Path item in a diligent fashion. In connection with claiming the benefit of (or invoking any remedies with respect to) any Tenant Delays, Landlord agrees that, if Landlord fails to notify Tenant of the precise nature of a particular Tenant Delay within two (2) business days after Landlord, or its agents, representatives or contractors, first had actual knowledge of the existence thereof, such Tenant Delay shall be deemed to have commenced on the date Landlord actually notified Tenant of the existence thereof.

         2. Landlord's Base Building Work - Generally.

                  (a) Landlord agrees to perform (or to provide Tenant with the Allowances specified in Section A.3, below, for Tenant to perform) Landlord's Base Building Work, in accordance with the procedures set forth herein. Except as provided in Section A.3, Landlord agrees to perform Landlord's Base Building Work at Landlord's sole cost, and irrespective of whether the cost associated with such work exceeds Landlord's current budget therefor.

                  (b) Except as specifically provided herein to the contrary, Landlord shall be responsible, as part of Landlord's Base Building Work and at Landlord's sole expense, for ensuring that the Base Building Improvements as delivered to Tenant are designed and constructed in compliance with all Legal Requirements applicable thereto, assuming their ultimate integration with General Office Areas. Tenant shall (i) be solely responsible, as part of Tenant's Work and at Tenant's sole expense, for ensuring that all items and improvements which are within the scope of Tenant's Work hereunder are designed and constructed in compliance with all Legal Requirements applicable thereto, and (ii) perform, as part of Tenant's Work hereunder and at its sole expense, any modifications or enhancements required to be made to the Base Building Improvements in order to ensure that Specialized Areas are constructed in compliance with Legal Requirements, but solely to the extent the Legal Requirements applicable to such Base Building Improvements which require such enhancements or modifications exceed or are different from the Legal Requirements which would be otherwise be applicable if the areas to which such Base Building Improvements were being integrated were General Office Areas. Notwithstanding clause (ii) above to the contrary, to the extent (1) Landlord's Base Building Work on any portion of the Base Building Improvements which Tenant intends to integrate with a Specialized Area is not yet completed, or it becomes apparent that a portion of the Base Building Improvements which Tenant intends to integrate with a Specialized Area is required under this Section A.2(b) to be further improved or modified by Landlord in order to render the same in compliance with applicable Legal Requirements (assuming the such Base Building Improvements were being integrated with General Office Areas), and (2) additional improvements to such Base Building Improvements would be necessary above and beyond those otherwise required to be performed by Landlord under this Section A.2(b) in order for the same to be in compliance with Legal Requirements in light of Tenant's planned integration thereof with a Specialized Area, then (A) Tenant shall promptly notify Landlord thereof, (B) if Tenant so notifies Landlord prior to completion of the particular item of Landlord's Base Building Work, Landlord agrees to attempt in good faith to effectuate any needed enhancement to the Base Building Work in order to meet Legal Requirements applicable to the planned integration of such Base Building Improvements with a Specialized Area through a change order to Landlord's Base Building Work, (C) if Landlord is able to accomplish such enhancement through a change order to Landlord's Base Building Work, Tenant shall be responsible only for the incremental additional cost associated with such change order; and (D) if Landlord is unable despite its good faith efforts to effectuate such needed enhancement through a change order to the Base Building Work, or if Tenant fails to so notify Landlord of the need for such enhancement prior to Landlord's completion of the applicable portion of Landlord's Base Building Work, then Tenant shall be responsible for all modifications or enhancements required to be made to the Base Building Improvements in order to ensure that the Specialized Areas (including the Base Building Improvements integrated therewith) are constructed in compliance with Legal Requirements, as aforesaid. Schedule C-1 sets forth certain specific items of Landlord's Base Building Work which involve bringing portions of the Base Building Improvements into compliance with applicable Legal Requirements. In addition, to the extent an item of Landlord's Base Building Work described in Schedule C-2 (which establishes certain items of Landlord's Base Building Work to be performed in accordance with a particular set of drawings or technical specification) or Schedule C-3 (which addresses certain repairs to be made by Landlord to certain existing Base Building Improvements) is governed by a particular Legal Requirement, Landlord agrees, as part of Landlord's Base Building Work, to comply with the applicable Legal Requirement in performing such work or in effectuating such repair. This Exhibit C also contains certain special provisions which allocate responsibility for compliance with certain particular Legal Requirements to a specific party, notwithstanding the general standards set forth above, and any such special allocation of responsibility shall supersede the general principles otherwise set forth in this Section A.2(b)

                  (c) Landlord's Base Building Work shall encompass a level of repair and renovation to the Base Building Improvements which renders the same fully functional for integration with General Office Areas, and generally upgrades and renovates the Project to a condition substantially consistent with (though not necessarily identical to) the Base Building Improvements of a Class B+ office project such as Oakwood Plaza or Greenwood Plaza. The foregoing standard is not intended to encompass the particular aesthetic aspects of, or finishes within, the Base Building Improvements, but rather to identify an overall standard of completion, renovation, repair and (if necessary) replacement which will govern any portions of the Base Building Improvements which reasonably require repair in order to bring the Project to a Class B+ standard, but which may not have been identified in Schedule C-1, Schedule C-2 and Schedule C-3. In addition, and notwithstanding the foregoing general standard, Tenant acknowledges and agrees that Schedule C-1, Schedule C-2 and Schedule C-3 identify all major items which are presently expected to be included within Landlord's Base Building Work other than items not known to Tenant as of the date hereof which may need to be improved, repaired or replaced in order to bring them into compliance with Legal Requirements, to the extent such Legal Requirements are within the scope of Landlord's responsibility under Section A.2(b), above. Landlord further acknowledges that Landlord's Base Building Work may encompass repairs or replacements to components of the Base Building Improvements which are not identified in Schedule C-3 because the same are not known to Tenant as of the date hereof in light of the degree of inspection of the Project which Tenant has been capable of conducting to date.

                  (d) Landlord agrees promptly after Lease execution to commence the design of, and after completion of the design thereof and the issuance of all required permits therefor, to diligently pursue the performance of Landlord's Base Building Work. Subject to Tenant Delays (as hereinafter defined) and Section A.5, below (which addresses Landlord's obligation to complete certain Critical Path Items of Landlord's Base Building Work by November 1, 1996), Landlord's Base Building Work shall be Substantially Completed on or before December 31, 1996, and if Landlord's Base Building Work is not Substantially Completed by such dates, the provisions of Section A.5(b) and (c), below shall be applicable.

         3. Items Subject to an Allowance.

                  (a) The following items of Landlord's Base Building Work (hereinafter, the "Allowance Items") shall be performed by Tenant, subject to payment of an allowance by Landlord as hereafter provided:

                                    Item                                          Allowance
                                    ----                                          ---------
         i.       Refinishing of all restrooms (including tilework, countertop replacement, faucets, handles, and other "finish" items)
         ii.      Upgrade of elevator cab finishes
         iii.     Upgrading lobby finishes/E1, E-2 and E-3
         iv.      Furnishing and installation of access control system
         v.       Replacement of all Common Area door hardware

                  with ADA accessible hardware
         vi. Furnishing and installation of all necessary "exit" lights and signage (ADA & Fire Safety)
         vii. Furnishing and installation of core area identification signs

     Landlord's financial responsibility for the Costs associated with the Allowance Items shall be limited to the Allowance indicated after each item listed, which Allowance shall be funded by Landlord to Tenant on substantially the same basis as the funding of the Tenant Improvement Allowance, as set forth in Section B.5, below, and Tenant shall be responsible for all excess Costs associated with completion of the Allowance Items, as more fully set forth in Section A.4, below. Tenant agrees that, with respect to all items reflected above, Tenant shall be solely responsible, at Tenant's expense, for ensuring that the Allowance Items are designed and constructed in accordance with applicable Legal Requirements, provided that, to the extent that (1) Finish Items are integrated with systems, features or components which are part of the Base Building Improvements, (2) the requirement that such systems, features or components be brought into compliance with Legal Requirements is otherwise Landlord's responsibility under Section A.2(b) hereof, (3) Tenant's particular design or construction of the applicable Allowance Item is not what causes such Legal Requirement(s) to become applicable to the underlying system, features and components, and (4) Tenant promptly notifies Landlord of the Landlord's responsibility to bring such systems, features or components into compliance with such Legal Requirements, Landlord shall promptly take such steps as are necessary to bring such underlying systems, features or components into compliance with such applicable Legal Requirements.

                  (b) The design and construction of the Allowance Items (including all Finish Items) shall be subject to Landlord's review and approval as part of the process of approving Tenant's plans and specifications for Tenant's Work, provided the Finish Items shall be subject to certain additional standards set forth herein. Landlord and Tenant mutually acknowledge and agree that lobby finishes, elevator cab finishes, and restroom finishes are integral to the overall appearance as a Class B+ project which both parties wish to implement with respect to the major public areas of the Buildings, and Tenant agrees that it shall be required to incorporate finishes and design concepts and suggestions proposed by Landlord within the ultimate design and construction of each such Finish Item, provided the same (i) are consistent with that of a Class B+ project, (ii) would not require Tenant to exceed the Allowance established above for such Finish Item, and (iii) are not inconsistent with Tenant's overall design concept for such Finish Item. Landlord will endeavor to communicate its initial requirements and design suggestions, consistent with the limitations described in the foregoing clauses (i) and
     (ii), within a reasonable time period after Lease execution, and in all events prior to the date Tenant submits its Drawings and Specifications for Landlord's Approval, Tenant specifically agrees that, without limitation, Landlord shall have the right to disapprove Tenant's proposed Drawings and Specifications, to the extent related to such Finish Items, if the same are not consistent with that of a Class B+ office project. Tenant shall be responsible for the timing of completion of, and for using diligent efforts to complete in an expeditious fashion consistent with the Critical Path, the Allowance Items.

         4. Payment of Costs Associated with Allowance Items. Tenant shall be responsible to pay all Costs associated with the completion of the Allowance Items, subject only to the payment of the stated Allowance in accordance with the disbursement procedures set forth herein. Disbursement of the Allowances shall be handled in the same manner and using the same disbursement procedures applicable to Tenant's Work, provided that Tenant shall be responsible for disbursing the Excess Costs component associated with the Allowance Items, on a pro rata basis with the Allowance provided by Landlord with respect to such items. Tenant shall further be responsible for any incremental additional costs occasioned by change orders affecting the Allowance Items requested by Tenant and approved by Landlord, in accordance with a procedure substantially identical to the procedure for change orders applicable to Tenant's Work, as set forth in Section B.4, below. Provided Tenant has performed all Allowance Items in accordance with plans approved by Landlord pursuant hereto, any savings realized by Tenant in completing such Allowance Items from the Allowances established in Section A.3(a), above shall be added to the Tenant Improvement Allowance hereunder.

         5. Completion of Landlord's Base Building Work.

                  (a) The following principles shall be applied to assist the parties in determining whether a particular item of Landlord's Base Building Work described in Schedule C-1, Schedule C-2 or Schedule C-3, or which is otherwise required to be performed by Landlord pursuant to this Exhibit C, has been Substantially Completed:

                           (i) The items described in Schedule C-1 are required
              to be performed by Landlord in order to bring the affected component of the Base Building Improvements into compliance with Legal Requirements applicable to such component, and, subject to subparagraph 5(a)(iv), below, shall be deemed Substantially Completed if the applicable government inspector signs off upon or otherwise approves the compliance of such item with applicable Legal Requirements.

                           (ii) The items described in Schedule C-2 consist of
              particular improvements, repairs or enhancements to the Base Building Improvements which Landlord has agreed to perform in accordance with a particular equipment or other technical specification, or in accordance with detailed engineering or construction drawings (or other mutually acceptable form of detail documentation approved by Landlord and Tenant) to be prepared and approved in the future. To the extent feasible as of the date hereof, Schedule C-2 describes the applicable specification. To the extent there are Legal Requirements applicable to an item within the scope of Schedule C-2 (exclusive of Legal Requirements which are Tenant's responsibility due to the intended integration of such item(s) with a Specialized Area), the Substantial Completion of such item shall also encompass completion in compliance with such Legal Requirement.

                           (iii) The items described in Schedule C-3 consist of
              certain general repairs to existing components of the Base Building Improvements which Landlord has agreed to perform in order to restore such components to a functioning condition consistent with its the intended functioning condition which existed before such component became non-functioning. In interpreting the foregoing repair standard, Landlord agrees that it is intended that each item or component being repaired be restored to good working condition, with a reasonable useful life, consistent with a properly functioning item or component of similar age and type to the item or component being repaired, and not simply to a working condition which will require additional repair or replacement within an unusually short period after such item or component is put back into service (provided Landlord is not guaranteeing the precise life expectancy of any item Landlord is agreeing to repair under Schedule C-3). Schedule C-3 sometimes describes a repair specification which the parties agree will supersede any general repair standard set forth herein. To the extent there are Legal Requirements applicable to a repair item within the scope of Schedule C-3 (exclusive of Legal Requirements which are Tenant's responsibility due to the intended integration of such item(s) with a Specialized Area), the Substantial Completion of such repair item shall also encompass completion in compliance with such Legal Requirement.

                           (iv) Landlord agrees that "Substantial Completion",
              as applied within the meaning of clauses (i)-(iii) of this Section A.5, is intended to be exclusive of punch-list items, that is, the fact that an item is Substantially Completed within the scope of the foregoing standards shall not mean that Tenant is barred from including any defect in the completion of such item within a punch list.

                           (v) Landlord and Tenant acknowledge that certain
              components of the Base Building Improvements may be in compliance with current Legal Requirements only by virtue of so-called "grandfathering" provisions which are included within such Legal Requirements, and that if the Buildings were new construction, such components would be required to be performed in accordance with current Legal Requirements applicable to new construction. Tenant specifically acknowledges that the configuration of the electrical closets, and the stair risers in the existing staircases, may be in compliance with Legal

              Requirements only because of the application of such grandfathering provisions, and Tenant agrees that provided such grandfathering provisions are applicable thereto, such items are not required to be upgraded to code standards applicable to new construction. Landlord and Tenant acknowledge and agree that, except with respect to the foregoing items, Landlord's Base Building Work will conform with Legal Requirements applicable to new construction (and without regard to grandfathering provisions) PROVIDED that as long as a grandfathered code requirement is not inconsistent with a particular specification identified in Schedule C-1, C-2 or C-3, Landlord shall have the right to request that Tenant approve Landlord's completion of the affected item of Landlord's Base Building Work in accordance with the grandfathered code requirement, which approval shall not be unreasonably withheld, conditioned or delayed.

                  (vi) With respect to any Base Building Work for which Landlord is responsible under this Exhibit C, but which is not specifically referenced in Schedule C-1, C-2 or C-3, Landlord agrees that the applicable standard for Substantial Completion will be determined on the basis of whether the item in question would reasonably have been included in Schedule C-1, Schedule C-2 or Schedule C-3 had the item in question been identified prior to Lease execution.

                  (b) Landlord agrees that, subject only to Tenant Delays, (i) the items of Landlord's Base Building Work which are marked on Schedule C-1 and Schedule C-2 with a single asterisk shall be completed by November 1, 1996 (i.e, roof, HVAC and sprinkler mains and branches), and (ii) unless otherwise agreed by Landlord and Tenant, all other items of Landlord's Base Building Work shall be completed by December 31, 1996. The parties acknowledge that numerous items of Landlord's Base Building Work will be performed by Landlord's contractor(s) contemporaneously with the performance of Tenant's Work, and the parties agree to cooperate (and to cause their respective contractors to cooperate) in good faith, in the coordination of their respective construction schedules, and in the performance of all such work, so as to provide for the orderly and proper satisfaction of each party's construction responsibilities with a minimum of interference, to facilitate the timely completion of critical path items, to facilitate the completion of all such work in a manner most economically efficient to both Landlord and Tenant, that is, to minimize the respective costs involved in completion of such work consistent with the timely completion thereof. Except as contemplated in Section A.5(c) below with respect to overtime work, in the event of any Landlord Delay (including any failure by Landlord to complete any item of Landlord's Base Building Work within the time requirements set forth herein), the same shall not give rise to any remedy in favor of Tenant, whether in the nature of self-help, penalties or grants of free rent due to delay, or otherwise, unless and solely to the extent such delay by Landlord causes actual delay in one or more Critical Path Items which in turn delays Substantial Completion of Tenant's Work beyond March 1, 1996. The provisions governing Tenant's remedies for breach of

     Landlord's obligations under this Exhibit C are more fully established and qualified in Sections A.5(c), and A.8, below.

                  (c) To the extent that any item of Landlord's Base Building Work which is required to be substantially completed as of a date certain is, in fact, not completed as of such date, the following provisions shall apply:

                           (i) If and to the extent the item in question is not
              a Critical Path Item, that is, non-completion of such item(s) does not actually delay Substantial Completion of Tenant's Work beyond March 1, 1997, or does not increase the aggregate cost of Tenant's Work by more than $5,000, then provided Landlord continues to pursue the completion of such items with all due diligence, such non-completion shall not affect the Commencement Date of this Lease or otherwise result in or give rise to any damages or penalties payable by Landlord to Tenant, or otherwise constitute a default by Landlord under this Lease.

                           (ii) If and to the extent any delay by Landlord in
              the completion of a Critical Path Item of Landlord's Base Building Work beyond the time specified herein, or other Landlord Delay, materially delays the Critical Path for completion of Tenant's Work, that is, causes actual delay in the completion of a Critical Path Item to the extent that Substantial Completion of Tenant's Work is delayed, or in Tenant's good faith judgment is likely to be delayed as a direct result thereof, beyond March 1, 1997, then Tenant shall have the right, after consultation with Landlord as provided hereafter, to cause its contractor to perform overtime work in order to achieve timely completion after such a delay caused by Landlord. In such event, Landlord agrees to reimburse Tenant for any overtime charges reasonably incurred by Tenant in order to achieve timely completion to the extent incurred as a result of Landlord Delays (and not as a result of Tenant Delays, Force Majeure or other causes not involving any fault of Landlord). Tenant's right to hold Landlord responsible for such overtime charges shall be subject to Tenant's first obtaining Landlord's approval to incur such overtime (which approval shall not be unreasonably withheld and which approval shall be based solely upon Landlord's and Tenant's mutual good faith assessment that such overtime work is likely to eliminate or minimize the delay in Substantial Completion to an extent which will reduce the aggregate damages payable by Landlord by virtue of such delay (that is, the aggregate of rental abatement, loss of present income due to Commencement Date deferral and total likely overtime charges for which Landlord is responsible). Landlord's responsibility for overtime charges under this clause shall be limited to overtime charges incurred to address delay caused by Landlord Delays affecting Critical Path Items, and shall not include any overtime charges needed to expedite portions of Tenant's Work which are behind schedule through no fault of Landlord.

                           (iii) Subject to clauses A.5(c)(iii)(D)(E) and (F),
              below, if and to the extent any delay by Landlord in the completion of a Critical Path Item of Landlord's Base Building Work beyond the time specified herein, or other Landlord Delay, materially delays the Critical Path for completion of Tenant's Work, that is, causes actual delay in the completion of a Critical Path Item to the extent that Substantial Completion of Tenant's Work is delayed, or in Tenant's good faith judgment is likely to be delayed as a direct result thereof, beyond the scheduled date of Substantial Completion of Tenant's Work under the Critical Path or March 1, 1997 (whichever is later), and overtime work incurred pursuant to Section A.5(c)(ii) does not enable Tenant to achieve Substantial Completion by such date, the following provisions shall apply:

                                    (A) If and to the extent delay in completion
                      of a Critical Path Item occurs as a result of Landlord Delays (and not due to Tenant Delays, Force Majeure or other causes not involving any fault of Landlord), AND Tenant is able to negotiate (on terms reasonably acceptable to Tenant) with its current landlords a holdover under its current leases for a period corresponding to the actual period of delay in Substantial Completion attributable to Landlord Delays (as opposed to a month to month holdover), then (i) the Commencement Date of this Lease shall be extended to the first day of the first calendar month occurring after the date by which Tenant actually commences operation for business purposes in the Premises (or, if earlier, the day Tenant should have first commenced operation within the entire Premises for business purposes, assuming that date would have occurred thirty-one (31) days after Substantial Completion of Tenant's Work is achieved or would have been achieved but for delays in Substantial Completion of Tenant's Work occurring through no fault of Landlord, whichever occurs first) (the earlier of such date, the "Occupancy Date"),
                      (ii) Tenant shall pay pre-Commencement Date Base Rent and electrical charges for the entire Premises at the same per diem rate as would otherwise be applicable for the first full month of the first Lease Year, for the period between the Occupancy Date and the Commencement Date, and (iii) Tenant shall also be entitled to one (1) day of Base Rent abatement for each day elapsing between April 1, 1997 and the Occupancy Date (commencing on the Commencement Date, as adjusted pursuant to this subparagraph). By way of example and not of limitation, (1) if (a) the completion of a Critical Path Item required to be completed by Landlord on November 1, 1996 is delayed to November 10, 1996 through no fault of Tenant, or Substantial Completion of Tenant's Work is otherwise delayed for a like period of time due to any Landlord Delay, (b) Tenant nevertheless achieves Substantial Completion of Tenant's Work on March 7, 1997, (c) the Occupancy Date is in fact April 7, 1997 (and not some earlier date), and (d) Tenant successfully negotiates a one week holdover with its other landlords, THEN (aa) the Commencement Date shall be extended to May 1, 1997,
                      (bb) Tenant shall pay pre-Commencement Date Base Rent and electrical charges for the entire Premises at the above-stated rate for the period between April 7, 1997 and May 1, 1997, and (cc) Tenant shall be entitled to receive seven (7) days of Base Rent abatement; (2) if (a) the completion of such Critical Path Item by Landlord is delayed to November 10, 1996 by reason of Landlord's non-performance, or Substantial Completion of Tenant's Work is otherwise delayed for a like period of time due to any Landlord Delay, (b) Tenant achieves Substantial Completion of Tenant's Work on March 17, 1997 by virtue of an additional delay in Tenant's Work occasioned by Force Majeure or Tenant Delays, (c) the Occupancy Date is April 10, 1997 even though Tenant first commenced actual occupancy on April 17, 1997 (the 7-day additional delay being attributable to delay in completion of Tenant's Work caused by Force Majeure or Tenant Delays) and (d) Tenant successfully negotiated a 17-day holdover with its other landlords, then (aa) the Commencement Date shall be extended to May 1, 1997, (bb) Tenant shall pay pre-Commencement Date Base Rent and electrical charges for the entire Premises at the above-stated rate for the period between April 10, 1997 and May 1, 1997, and (cc) Tenant shall be entitled to receive ten (10) days of Base Rent Abatement; and (3) if (a) the completion of a Critical Path Item required to be completed by Landlord on November 1, 1996 is delayed to November 10, 1996 through no fault of Tenant, or Substantial Completion of Tenant's Work is otherwise delayed for a like period of time due to any Landlord Delay, (b) solely as a result of such delayed completion of said Critical Path Item, Tenant achieves Substantial Completion of Tenant's Work on March 17, 1997,
                      (c) the Occupancy Date is in fact April 17, 1997 (and not some earlier date), and (d) Tenant successfully negotiates a 17-day holdover with its other landlords, THEN (aa) the Commencement Date shall be extended to May 1, 1997, (bb) Tenant shall pay pre-Commencement Date Base Rent and electrical charges for the entire Premises at the above-stated rate for the period between April 17, 1997 and May 1, 1997, and (cc) Tenant shall be entitled to receive seventeen (17) days of Base Rent abatement.

                                    (B) If and to the extent delay in completion
                      of a Critical Path Item occurs as a result of Landlord Delays (and not due to Tenant Delays, Force Majeure or other causes not involving any fault of Landlord), AND Tenant is NOT able to negotiate with its current landlords a holdover under its current leases for a period corresponding to the actual period of delay in Substantial Completion attributable to Landlord Delays, but rather, is required to pay holdover rent under any or all of such leases for an entire month, then (i) the Commencement Date of this Lease shall be extended to the first day of the first calendar month occurring after the Occupancy Date, (ii) Tenant shall pay pre-Commencement Day Base Rent and electrical charges for only that portion of the Premises it is actually occupying between the actual date it commences such occupancy and the Commencement Date at the same per diem rate as would otherwise be applicable for the first full month of the first Lease Year (but on a pro rata basis if less than all of the Premises is so occupied by Tenant), together with a pro rata portion of electrical charges from the Occupancy Date until the Commencement Date (provided that upon vacating the premises subject to such holdover rent, Tenant may occupy that portion of the Premises which is the replacement therefor and shall not be required to pay any applicable pre-Commencement Day Base Rent in respect of such portion of the Premises, but shall pay a pro rata portion of electrical charges applicable thereto), and
                      (iii) Tenant shall not be entitled any Base Rent abatement for days elapsing between April 1, 1997 and the Occupancy Date.

                                    (C) If and to the extent such non-completion
                      occurs as a result of delay in the completion of Tenant's Work due to Force Majeure or Tenant Delays (i.e., not through any fault of Landlord), the Commencement Date of this Lease shall not be extended even if Tenant does not achieve Substantial Completion until after March 1, 1997, or the Occupancy Date is not occur until after April 1, 1997, and Landlord shall not be liable to Tenant for any Base Rent abatement, damages or other rights and remedies as a result thereof.

                                    (D) The provisions of clauses (A), (B) and
                      (C) of this Section A.5(c) shall be construed in conjunction with each other in those cases where delay in completion of items of Landlord's Base Building Work which materially affect Tenant's Critical Path for completion of Tenant's Work are caused in part by delays in Tenant's Work due to Force Majeure or Tenant Delays and in part by Landlord Delays or other Landlord non-performance, so each party will ultimately bear responsibility for the economic consequences of delay which, under the terms of this Lease, it is responsible for. Each party agrees that it will bear sole responsibility for any delay in the performance of its own work which occurs by virtue of any Force Majeure. In addition, if, notwithstanding Landlord Delays, Tenant Substantially Completes Tenant's Work by March 1, 1997, or Substantially Completes Tenant's Work after March 1, 1997 but is nevertheless able to commence occupancy of the Premises for business purposes on April 1, 1997, then (i) the Commencement Date shall in all events remain April 1, 1997, and (ii) if such completion or commencement of occupancy was achieved without incurring overtime charges or additional expense greater than $5,000, then Landlord shall not have any liability to, or be required to pay any damages or penalties to, Tenant by virtue of such Landlord Delays.

                                    (E) Landlord and Tenant acknowledge and
                      agree that, because Tenant is currently occupying a number of different spaces in different buildings which are subject to different leases with different landlords, it may not be feasible for Tenant to reach agreement with all of its landlords to permit a holdover after April 1, 1997 on the same basis (i.e., some may permit a holdover corresponding to the actual period of delay, and others may require a minimum one month (or month to month) holdover term. Tenant acknowledges that the damages Landlord may suffer as a result of the operation of clause A.5(c)(iii)(B) above may be disproportionate to the actual number of days of delay directly attributable to Landlord's non-performance, and that this may be true even in instances where some portion of the delay is due to Landlord's fault, and other portions of the delay are due to Force Majeure or Tenant Delays for which Tenant has agreed to be responsible. Accordingly, Tenant agrees to use reasonable efforts to mitigate any damages Landlord might suffer as a result of the operation of clause A.5(c)(iii)(B) above, which shall include (i) keeping Landlord informed on a regular basis regarding any holdover arrangements which Tenant has made or may make, so that Landlord can better assess the advisability of authorizing overtime work or other measures which might avoid or minimize a delay that Landlord is responsible for under this Section, (ii) permitting Landlord to participate with Tenant in the negotiation of any such holdover arrangements with its existing landlords, (iii) relocating those portions of Tenant's existing operations from those premises as to which Tenant is able to arrange a shorter term holdover arrangement (i.e., for a period corresponding to the actual period of delay, etc., as opposed to a full month) to the Premises, unless Tenant is able to demonstrate a substantial operational reason why such a partial move is impracticable or inadvisable, and
                      (iv) exercising its right to cause overtime work to be performed in circumstances where Tenant reasonably believes that such overtime work will avoid the type of delay which gives rise to the remedies set forth in this Section A.5(c)(iii).

                                    (F) (i) The other provisions of this Section
                      A.5(c)(iii) to the contrary notwithstanding, if Landlord Delays, including delays in Landlord's Base Building Work, cause Tenant not to achieve Substantial Completion of all or any part of Tenant's Work on or before March 1, 1997, under circumstances where Tenant achieves Substantial Completion (including issuance of a Non-Residential Use Permit) of Tenant's Work with respect to less than all of the Premises by March 1, and takes occupancy of such portion of the Premises for business operation purposes on or before April 1, 1997 (which Tenant agrees to do in the absence of a substantial operational reason why such partial occupancy would be impracticable or inadvisable), then:

                                                     (a)      the accrual of
                               Base Rent abatement provided for above by virtue of Landlord's Delay, if any, shall be prorated so as to be applicable solely to that portion of the Premises as to which Landlord's Delay resulted in Tenant's inability to achieve substantial completion by March 1, 1997 and to take occupancy for business operation purposes by April 1, 1997; and

                                                     (b)      with respect to
                               any portion of the Premises as to which Tenant achieved Substantial Completion on or before March 1, 1997 and as to which Tenant took occupancy for business operation purposes prior to April 1, 1997 (which, again, Tenant agrees to do in the absence of a substantial operational reason why such partial occupancy would be impracticable or inadvisable), Tenant shall be obligated to pay Base Rent and electrical charges for such portion for the period BEGINNING (1) on the later to occur of (A) April 1, 1997, or (B) the date Tenant actually commenced occupancy of such portion for business operation purposes, AND ENDING (2) on the Commencement Date of the Lease as determined pursuant to this Section A.5(c)(iii), which pre-Commencement Date Base Rent shall be based upon the applicable pro rata share of the Base Rent which would otherwise payable for the first full month of the first Lease Year, based upon the rentable area in the portion of the Premises which Tenant is actually occupying and conducting business from, and which electrical charges shall be based on an agreed annual estimate of electrical charges equal to $1.75 p.s.f. per annum, for the space so occupied by Tenant.

                                            (ii)     To the extent Tenant is in
                      actual occupancy of any portion of the Premises for business operation purposes after April 1, 1997, but prior to the Commencement Date of this Lease, by virtue of the operation of clauses A.5(c)(iii)(A) or (B), above, Tenant agrees to pay Base Rent and electrical charges (and further agrees that it shall not be entitled to any further accrual of Base Rent abatement under this Section A.5(c)(ii)) with respect to such portion of the Premises for the period BEGINNING (1) on the date Tenant actually commenced occupancy of such portion for business operation purposes, AND ENDING (2) on the

                      Commencement Date of the Lease as determined pursuant to this Section A.5(c)(iii), which pre-Commencement Date Base Rent shall be based upon the applicable pro rata share of the Base Rent which would otherwise payable for the first full month of the first Lease Year, based upon the rentable area in the portion of the Premises which Tenant is actually occupying and conducting business from, and the applicable occupancy period, and which electrical charges shall be based on an agreed annual estimate of electrical charges equal to $1.75 p.s.f. per annum, for the space so occupied by Tenant.

                                                     (iii)  To the extent Tenant
                      is required by virtue of clause A.5(c)(iii)(A), above, to pay pre-Commencement Date Base Rent and electrical charges on the entire Premises for any period, such pre-Commencement Date Base Rent shall be based upon the applicable pro rata share of the Base Rent which would otherwise payable for the first full month of the first Lease Year, pro-rated for the applicable period, and which electrical charges shall be based on an agreed annual estimate of electrical charges equal to $1.75 p.s.f. per annum, for the space so occupied by Tenant.

                                    (G) The remedies set forth in this Section
                      A.5(c) are in addition to, and not in lieu of, any remedies otherwise set forth in Section C of this Exhibit C in the event of Landlord's Construction Default.

                  (d) Landlord agrees that, promptly after any plans and specifications for Landlord's Base Building Work which are required under applicable laws in order to obtain issuance of any permits required for of such work have been finalized, it shall apply for all permits necessary to perform Landlord's Base Building Work and diligently pursue the issuance of such permits. Promptly after issuance of the requisite permits for Landlord's Base Building Work, Landlord agrees to cause its General Contractor to commence and thereafter to perform Landlord's Base Building Work in a diligent, first class and good and workmanlike manner. Landlord shall use all reasonable and diligent efforts to cause its General Contractor to substantially complete Landlord's Base Building Work within the time frames contemplated by this Lease.

                  (e) Tenant agrees that, in addition to any other remedy provided for herein, Landlord's obligation to complete Landlord's Base Building Work by a date certain shall be extended one (1) day for every day of delay suffered by Landlord in the completion of Landlord's Base Building Work due to Tenant Delays.

     B.  Tenant's Work.

         1. Preparation of Plans and Specifications. On or before August 31, 1996, Tenant shall submit a preliminary space plan for the construction of tenant improvements to the Premises (to be prepared at Tenant's expense) to Landlord for Landlord's approval, which shall not be unreasonably withheld, conditioned or delayed (and which Landlord will, in all events, either approve or comment upon within three (3) days after receipt). Immediately thereafter, Tenant shall cause its architect and engineer to prepare architectural plans, construction drawings and mechanical, electrical and plumbing ("MEP") drawings for the Premises, at Tenant's sole expense. Landlord shall coordinate with Tenant's architect during such period to provide any building engineering information necessary for Tenant's Architect to prepare mechanical, electrical and plumbing ("MEP") drawings. Said plans, drawings and MEPs shall be submitted to Landlord in form sufficient for the permitting and construction of the Premises, and are hereinafter referred to as the "Drawings and Specifications". Tenant shall deliver the completed Drawings and Specifications to Landlord promptly after completion, and in all events prior to November 1, 1996. In the event Landlord fails to provide Tenant's architect with any information necessary for Tenant's architect to complete the Drawings and Specifications, Tenant or Tenant's Architect shall notify Landlord of any such missing information, and Landlord shall be obligated to provide any such information which is reasonably requested by Tenant at Landlord's expense, as expeditiously as possible. In connection with such requirement, (i) Tenant's architect shall be obligated to inform Landlord promptly of any information which it reasonably requires which has not already been made available to it by Landlord, and (ii) Landlord shall have the right to provide such information with the caveat that the same must be verified in the field prior to the preparation of Drawings and Specifications integrating the items reflected by such information within Tenant's Work, in which event Landlord will promptly cause its architect to conduct such field verification, and Tenant's architect may rely on the information supplied with such caveat prior to such field verification at its sole risk. Further, to the extent Tenant suffers any delays to the Critical Path due to its inability to obtain such information despite its due diligence, or due to inaccuracies within such information, and provided the foregoing notification provision has been complied with, such delay shall constitute a Landlord Delay for all purposes hereof.

         2. Approval of and Revisions to Plans and Specifications. As soon as practicable after receipt of such Drawings and Specifications, but in no event more than three (3) business days after receipt thereof, Landlord shall return to Tenant such Drawings and Specifications with its written objections, suggested modifications and/or approval. Landlord's review shall be limited to items or matters (i) which affect or impact the exterior areas and/or exterior appearance of the Project, (ii) which affect or impact in more than a de minimis fashion the structural components of the Buildings, or would otherwise affect or impact the structural integrity of any of the Buildings, (iii) which affect or impact in more than a de minimis fashion any mechanical, electrical, plumbing or HVAC systems within the Buildings, (iv) which are intended to be integrated with Base Building Improvements, including main Building lobbies, Building common areas, elevator lobbies and floor core areas, or (v) which involve issues of compliance with applicable Legal Requirements, and except with respect to matters affecting the exterior appearance of the Project, Landlord's consent shall not be unreasonably withheld, conditioned or delayed. If Landlord's modifications are acceptable to Tenant, said Drawings and Specifications shall thereafter be revised by Tenant's architect to reflect the applicable changes, and the same shall be resubmitted to Landlord for written approval within three (3) business days after their receipt by Tenant. If, upon receipt of Landlord's modified Drawings and Specifications, Tenant wishes to take exception thereto, Tenant may do so within three (3) business days after the date upon which Tenant first received Landlord's modified Drawings and Specifications. In such event, Tenant shall deliver revised Drawings and Specifications to Landlord prior to the expiration of such three (3) business day period, and Landlord shall grant its written approval or disapproval thereto, and/or state any further objections or proposed modifications, within three (3) business days after receipt thereof. After the first submission and resubmission, Landlord and Tenant agree to restrict further objections or disputes to matters which have not previously been agreed upon or accepted by the other party. The parties shall, in all events, attempt to reach agreement as soon as possible, and within nine (9) business days after the date upon which Tenant first received Landlord's modified Drawings and Specifications. The process of submissions and resubmissions shall continue thereafter until final agreement is reached. Each party agrees that its failure to respond to a submission or resubmission within the above-referenced time frames shall constitute such party's acceptance of the submission or resubmission in question.

         3. Tenant's Work. Upon Landlord and Tenant's final approval of the Drawings and Specifications, the same shall constitute the "Approved Plans", and the work shown on such final Drawings and Specifications shall be deemed "Tenant's Work" unless otherwise noted thereon. Following final approval of the Approved Plans, Tenant agrees to apply for a building permit and upon issuance thereof, to cause Tenant's Work to be completed, installed or performed, as the case may be, in accordance therewith, subject only to minor variations and/or variations necessitated by the unavailability of specified materials and equipment. Tenant shall enter into a construction contract with a pre-approved general contractor, or with a general contractor approved by Landlord in Landlord's reasonable discretion to construct the initial improvements within the Premises in accordance with the Approved Plans and otherwise in accordance with the terms of this Lease. Landlord hereby approves each of the following general contractors: (i) Hitt Contracting; (ii) James G. Davis Construction Corp.;
     (iii) J.R. Austin, Inc.; (iv) Sigal Construction; and (v) McDevitt Street Bovis. Except as specifically provided in this Exhibit C, Tenant shall be responsible for all matters that must be accomplished to complete Tenant's Work, including filing plans and other required documentation with the proper governmental authorities and securing all necessary permits for the performance of any and all work required to be performed under the Approved Plans, all of which will be deemed part of Tenant's Work and, upon completion of Tenant's Work, all approvals and permits necessary for Tenant to occupy the Premises including all final inspections for issuance of Tenant's final certificate of use and occupancy (provided that, (a) in the event Tenant fails an inspection, or is denied a permit or approval, in whole or in part because of a problem or defect in Landlord's Base Building

     Work, or a problem or defect regarding the Building that is Landlord's responsibility under the terms of this Exhibit C, Landlord shall be responsible for curing the problem(s) or defect(s) in question, to the extent of Landlord's responsibility therefor; and (b) to the extent Tenant encounters any such problem with Landlord's Base Building Work in the course of performing Tenant's Work, or detects a defect or problem with the Building as to which Landlord is responsible hereunder, or which Tenant has the right to cause Landlord to remedy, Tenant agrees to give Landlord prompt written notice thereof and an opportunity to remedy same, and if Landlord fails to commence to remedy any such problem within three (3) business days after Tenant's notice, and at all times thereafter to prosecute such remedy with all due diligence, Tenant shall have thereafter have the right to remedy such problem at Landlord's expense, and to the extent the denial of such approval or passing inspection is in part due to Landlord's fault and in part due to Tenants's fault, Tenant shall be responsible only for the incremental additional cost of such remedy which corresponds to, or is appropriately allocable to, that portion of the problem as to which Tenant is rightfully responsible under this Exhibit C. . Neither Landlord's review of the proposed plans and specifications nor any oversight of Tenant's Work by Landlord's construction manager shall constitute a warranty by Landlord regarding the fitness of the Approved Plans for the intended uses of the Premises by Tenant, nor of the compliance of the Approved Plans or any other aspect of Tenant's Work with applicable Legal Requirements.

         4. Change Orders. Tenant shall be allowed to make change orders to the Approved Plans provided that (i) any such proposed change order shall be submitted to Landlord for Landlord's consent, and Landlord shall have three
     (3) business days after receipt of all documentation necessary for Landlord to properly review such change order within which to review and either approve or disapprove same (provided that, in the event Landlord does not approve all items set forth in said proposed change order Landlord will notify Tenant of the basis for its disapproval, and Landlord and Tenant will work together expeditiously and in a commercially reasonable manner to reach agreement on any such proposed change order), and (ii) Tenant shall be obligated to pay any and all costs associated with such change order(s).

         5. Payment of Costs.

                  (a) Except as set forth in subparagraph B.5(b), below, Tenant shall be responsible for and shall pay when due all Costs associated with the preparation of plans and the performance of Tenant's Work (including any change orders thereto) incurred in accordance with this Exhibit C. Provided Landlord advances the Tenant Improvement Allowance in accordance with section B.5, any failure by Tenant to pay the Costs associated with Tenant's Work on a timely basis so as to avoid the assertion of any statutory and/or common law lien against the Premises, Buildings or Project shall constitute a default by Tenant for all purposes of the Lease. Tenant shall cause its contractor to commence construction of Tenant's Work promptly and to perform such work diligently and in a good and workmanlike manner. Except for any different notice or cure provisions specifically set forth herein. any violation of this Exhibit C by Tenant shall be subject to Landlord's rights and remedies (and subject to any notice and cure rights provided for) under the applicable default provisions of this Lease.

                  (b) In consideration of Tenant's fulfillment of all of its obligations under this Exhibit C and the performance of all of its financial and other obligations under the Lease, Landlord agrees to pay to Tenant an allowance (the "Tenant Improvement Allowance") equal to Four Million, Seventy Nine Thousand, Seven Hundred Thirty One and 50/100 Dollars ($4,079,731.50) to be applied toward actual Costs due and owing by Tenant for design services associated with the preparation of the Approved Plans, for the purchase, construction and installation of Tenant's Work, for the cost of any signage approved by Landlord pursuant to the terms of the Lease, for the costs of any telephone switches, security systems and telephonic and data cabling within the Premises, and for costs of moving and relocation; and, if and to the extent not used for the foregoing items, the Tenant Improvement Allowance may be used by Tenant for the purchase of systems furniture (which will be surrendered to Landlord as a part of the Premises at the expiration of the term) and/or to the payment of (or as a credit against) any Base Rent becoming due under the Lease. Landlord's total financial obligation with respect to such design services, and the purchase, construction, and installation of Tenant's Work or any other improvements to the Premises (other than Landlord's Base Building Work and any other items for which Landlord is responsible as expressly set forth herein) shall be limited solely to the Tenant Improvement Allowance, and Tenant shall be solely responsible for any and all such costs in excess of the Tenant Improvement Allowance.

                  (c) Landlord and Tenant agree that portion of the Tenant Improvement Allowance used to pay for work performed under the general contract for Tenant's Work shall be payable on a percentage of completion basis, as follows: Not more than once during each calendar month, between the first (1st) day and the tenth (10th) day of such calendar month, Tenant shall submit to Landlord a payment request, using AIA Form G701, seeking payment of the Tenant Improvement Allowance (less the applicable holdback amount specified below) in an amount which corresponds to those items of Tenant's Work which have been completed, on a line-item basis in accordance with AIA Form G701. Each such payment request shall be accompanied by all (in the case of the final payment) or some of the following items (in the case of an interim payment), as indicated:

                  (i) a certificate of Tenant's architect to Landlord and any other party reasonably designated by Landlord (such as Landlord's mortgagee, if any) specifying that the items for which Tenant is seeking disbursement pursuant to AIA Form G701 have been performed in accordance with the Approved Plans (and in any payment request seeking final payment, such certificate shall include a certification by the Tenant's architect that Tenant's Work as a whole has been Substantially Completed in accordance with the Approved Plans, and that all punch list items noted by the parties have also been fully corrected);

                  (ii) a copy of the final non-residential use permit or
              certificate of use and occupancy (or its equivalent) issued to Tenant by the applicable governmental authority with respect to the entire Premises (final payment only);

                  (iii) a copy of complete as-built plans and specifications for
              Tenant's Work (final payment only); and

                  (iv) a duly executed interim release of liens (each interim payment) and a final release of liens (final payment), in the form attached as Schedule C-5 hereto, executed by Tenant's general contractor and any and all subcontractors and/or materialmen supplying labor and/or materials in connection with Tenant's Work, in form and substance satisfactory to Landlord, acknowledging payment of the applicable amounts consistent with the AIA Form G701 submitted (as to each interim payment) and in full (final payment) for such labor and/or materials, and fully and forever waiving any and all statutory and/or common law liens which might otherwise be asserted by them against the Premises (or any portion thereof), the Buildings or the Project in connection with Tenant's Work , which in the case of any interim payment may be limited to all work for which payment has previously been made, and which, in the case of final payment, shall be an unconditional and unlimited waiver of any and all statutory and/or common law liens which might otherwise be asserted by them against the Premises (or any portion thereof), the Buildings or the Project.

     Landlord shall have no obligation to pay any interim installment or the final installment of the Tenant Improvement Allowance to Tenant unless (and not until twenty-one (21) days (interim payment) or thirty (30) days (final payment) after) Landlord has received a payment request with all required attachments properly supplied. Notwithstanding the foregoing to the contrary, Landlord shall be obligated to disburse only ninety percent (90%) of the amount requested by Tenant pursuant to any payment request for Tenant Work up to the first fifty (50%) percent of the Tenant Improvement Allowance, so as to establish a 10% holdback on the first half of Tenant's Work; and such hold back shall be retained by Landlord until such time as the following conditions have been satisfied: (A) such holdback amount (less the punch-list holdback amount specified below) shall be released and disbursed to Tenant or Tenant's contractor within twenty-one (21) days after Landlord's receipt of (1) a certificate from Tenant's architect that Tenant's Work has been substantially completed in accordance with the Approved Plans, (2) the items described in clauses (i) - (iv) above as to final payment, and (3) a valuation by Tenant's architect, certified to Landlord, of the cost to correct all punch list items noted by Tenant and Landlord in their joint inspection of Tenant's Work at the time of Substantial Completion PROVIDED that a portion of the holdback amount which otherwise would be so disbursed shall nevertheless continue to be retained by Landlord, so that Landlord continues to hold back an amount equal to 200% of the cost to correct the punch list as certified by Tenant's architect, and (B) the final portion of such holdback amount shall be released within thirty (30) days after Landlord's receipt of a certification from Tenant's architect that all punch list items have been satisfactorily corrected, accompanied by all of the items listed in clauses
     (i)-(iv) above (to the extent not previously supplied to Landlord).

                  (d) In the case of disbursements sought for items which are not part of Tenant's Work being performed by Tenant's general contractor (such as amounts in remittance of invoices for systems furniture and equipment incorporated within the Premises, moving expenses or other similar items, etc.), any such items may be included by Tenant in each monthly payment request, together with evidence of delivery of the property in question to the Premises, or the performance of the service for which such payment is sought, and Landlord agrees to pay the invoices for such items within twenty-one (21) days after provision of such invoices with the accompanying substantiation; and subject to Landlord's approval, which shall not be unreasonably withheld, such disbursements may include deposits made or required to be made by Tenant for such items, not to exceed $150,000.00 in the aggregate.

         6. Building Standard Finish. Landlord acknowledges that Tenant intends to use and incorporate certain existing improvements within the Premises (though it shall not be obligated to do so) in the performance of Tenant's Work, and Landlord hereby consents to such use (provided that Landlord makes no warranty to Tenant regarding the condition of any such improvements, other than Landlord's agreement pursuant to the provisions of this Exhibit C to complete Landlord's Base Building Work in a good and workmanlike manner). Except as aforesaid, and unless the Approved Plans specifically state otherwise, Tenant's Work shall utilize new materials of substantially equivalent quality to those presently used within the Premises. Without limitation, Tenant shall have the right to use or dispose of all equipment currently within the cafeteria area in Building E-2.

         7. Miscellaneous Provisions Applicable to Tenant's Work.

                  (a) Tenant agrees that Landlord will have the right to inspect the performance of Tenant's Work by Tenant's contractor(s) and subcontractor(s), through Landlord's construction manager, and Tenant agrees to cooperate with Landlord to facilitate such inspection, including without limitation: (A) notifying Landlord and such construction manager of all scheduled construction meetings between Tenant and its general contractor, which Tenant agrees to conduct on not less than a weekly basis;
     (B) providing to Landlord copies of all governmental inspection reports, promptly after the same have been received by Tenant; (C) responding promptly to all Landlord requests for information, or other inquiries regarding the progress of Tenant's Work; (D) notifying Landlord promptly of any item or matter which Tenant asserts involves any incomplete item of Landlord's Base Building Work, or any claimed design or construction defect with respect thereto; (E) notifying Landlord promptly of any changes made in the Critical Path, or any other schedules prepared in connection with, or reflecting the timing of, the completion of Tenant's Work; and (F) permitting Landlord's construction manager free and clear access to the Premises during the construction period, and during any governmental inspections of Tenant's Work, as necessary for Landlord's construction manager to perform its inspections of Tenant's Work and to participate in government inspection. Landlord shall use reasonable efforts not to interfere unreasonably with the performance of Tenant's Work during the course of any inspections by Landlord or Landlord's construction manager pursuant to this Paragraph B.7(a)

                  (b) In the performance of Tenant's Work in accordance with this Lease, Tenant shall cause its contractor to use reasonable and diligent efforts not to interfere unreasonably with Landlord's Base Building Work.

                  (c) Tenant's contractor shall keep all construction areas reasonably clean and free of trash and debris, and shall police the activities of its contractors, subcontractors and their respective employees with regard to keeping the Buildings and Project clean. Tenant's construction contract shall indemnify Tenant and Landlord from damages, losses and expenses associated with the acts and omissions of Tenant's contractor, its agents, employees and subcontractors, and shall otherwise be subject to Landlord's prior reasonable approval.

                  (d) Tenant shall provide to Landlord copies of all applications for permits, copies of all governmental inspection reports and/or certificates, and any and all notices or violations communicated to Tenant or its contractors by applicable governmental authorities, promptly upon receipt and/or submission thereof, as the case may be. Tenant agrees to comply (or to cause its contractors to comply) with all applicable federal, state and local laws, regulations and ordinances in the performance of Tenant's Work, and to promptly rectify any violations of such laws caused by the acts or omission of Tenant, its employees, agents and/or contractors, and Tenant shall be responsible for any non-compliance by Tenant or its agents, employees and contractors. In the event of any violation of this Exhibit C, which continues for a period of ten (10) days after written notice from Landlord to Tenant identifying the violation with reasonable specificity (it being agreed that non-material variations from the Approved Plans shall not constitute a violation of this Exhibit C), Landlord shall have the right, in addition to any other remedies provided for in this Lease due to such default by Tenant, to cause Tenant and Tenant's contractor to stop Tenant's Work, and Landlord may, in such event, seek any and all appropriate legal and equitable relief in order to enforce the provisions of this Exhibit C.

                  (e) Without limiting the generality or applicability of Paragraph B.7(a), above, or of any other applicable provision of this Exhibit C or the Lease, Tenant agrees that the following provisions shall apply to the performance of Tenant's Work:

                                    (i)     In  performing   any  portions  of
              Tenant's Work which involve construction work upon the exterior portions of the Buildings, Tenant agrees that it shall, at Tenant's sole expense, restore all areas of the Building's exterior, including without limitation all adjacent planting areas, sidewalks and parking areas, affected by the execution of Tenant's Work, to their original condition upon the completion of such portions of Tenant's Work.

                                    (ii)    Tenant shall  protect and restore
              all work areas of the Buildings (including without limitation any portions of the common areas of the Buildings) required for access to the Premises as part of Tenant's Work, or otherwise utilized, affected or disrupted in the performance of Tenant's Work, including, but not limited to, the Buildings roofs, common corridor floors, walls, and ceilings, floor penetrations and chase wall penetrations. Tenant shall use only qualified roofing contractors for penetrations and reflashing of affected roof areas (if any), which roofing contractors shall be subject to Landlord's approval, and Tenant and such contractor shall warrant to Landlord the integrity of any such roof or exterior penetrations and that the same are free from leakage and are otherwise properly waterproof. Tenant shall further ensure (and warrant to Landlord) that all floor penetrations performed by Tenant are properly fire-stopped, in accordance with applicable Legal Requirements and prudent construction practices.

                                    (iv)      Tenant  and  its  contractor
              performing Tenant's Work shall provide copies of warranties for Tenant's Work and the materials and equipment which are incorporated into the Buildings and Premises in connection therewith, as well as provide to Landlord copies of all operating and maintenance manuals for all equipment and materials incorporated into the Buildings and/or Premises as part of Tenant's Work. Tenant shall either assign to Landlord, or enforce on Landlord's behalf, all such warranties to the extent repairs and/or maintenance on warranted items would be covered by such warranties. Without limitation, all aspects of Tenant's Work shall be warranted to be free from defects in design and workmanship for a period of not less than one (1) year from substantial completion of construction.

     The inclusion of provisions in this Paragraph 7(e) which impose obligations upon Tenant and/or Tenant's contractor with regard to the performance of Tenant's Work outside of the Premises are intended only to apply to those portions of Tenant's Work (if any) which are approved by Landlord in the Approved Plans; and the inclusion of such provisions shall not be construed to impose upon Landlord any obligation to approve work proposed by Tenant within (or affecting) areas outside of the Premises, but rather shall apply solely to the extent any such work is expressly approved by Landlord as part of the Approved Plans.

                  (f) Landlord and Tenant shall be each notified by the other not less than three (3) business days in advance of, and shall have the right to participate in, any inspection of the work being performed by the other party and its contractor in which a punch list for such work is intended to be prepared, and shall further have the right to require the inclusion of any bona fide punch list items on such punch list.

         8. First-Class Lien-Free Completion. Except as specified above or in the Approved Plans, Tenant shall use only new materials (as specified in the Approved Plans, subject to minor deviations due to unavailability of any specified materials) in connection with Tenant's Work. To the extent feasible, the Approved Plans will identify those areas where Tenant contemplates the incorporation of existing improvements within the Premises. Tenant's Work shall be paid for in full and in a timely fashion by Tenant, and shall be performed in a lien-free, first-class, and good and workmanlike manner, and in accordance with applicable codes and requirements. Tenant's architect shall be responsible for ensuring that the Approved Plans comply with the requirements of the Americans with Disabilities Act ("ADA") and all other applicable Legal Requirements (provided this sentence shall not be construed to shift to Tenant any obligation to comply with Legal Requirements which, under the terms of this Exhibit C, is Landlord's responsibility.

         9. Bonding. All contractors and subcontractors performing work on behalf of either party within the Premises shall be licensed to do business in the Commonwealth of Virginia. In addition, Tenant's general contractor shall either be pre-approved, or subject to Landlord's reasonable approval, and shall be bondable.

         10. Insurance Requirements.

                  (a) Each party shall secure, pay for, and maintain, or cause its contractors and subcontractors to secure, pay for, and maintain, during the continuance of construction and fixturing work within the Premises, all of the insurance policies required in the amounts as set forth herein, together with such insurance as may from time to time be required by city, county, state or federal laws, codes, regulations or authorities. Such work (including Landlord's Base Building Work and Tenant's Work) may not commence until all required insurance has been obtained, and, if the other party requests, until certificates of such insurance have been delivered to the other party. Tenant's insurance policies shall name the Landlord and Landlord's mortgagee(s) as additional insureds, and shall provide that no change or cancellation of such insurance coverage shall be undertaken without thirty (30) days' prior written notice to Landlord. Landlord shall have the right to require Tenant, and Tenant shall have the duty, to stop work in the Premises immediately if any of the coverage Tenant is required to carry herein lapses during the course of the work, in which event Tenant's Work may not be resumed until the required insurance is obtained and satisfactory evidence of same is provided to Landlord.

                  (b) In the event a party employs a contractor or subcontractor to perform all or part of the work to be performed by such party pursuant hereto, such party shall purchase, or cause its general contractor to carry, General Contractor's Required Minimum Coverages and Limits of Liability as follows:

                           (i) With respect to Tenant's Work, Builder's Risk
              Insurance, naming Landlord as an additional insured and loss payee, in an amount consistent with the scope of Tenant's Work and otherwise reasonably satisfactory to Landlord.

                           (ii) Worker's Compensation, as required by state law,
              and Employer's Liability Insurance with a limit of not less than $2,000,000 (or more if required by the law of the State) and any insurance required by any Employee Benefit Act or similar statute applicable where the work is to be performed, as will protect the contractor and subcontractors from any and all liability under the aforementioned act(s) or similar statute.

                           (iii) Comprehensive General Liability Insurance
              (including Contractor's Protective Liability) in an amount not less than $2,000,000 per occurrence whether involving personal injury liability (or death resulting therefrom) or property damage liability or a combination thereof (combined single limit coverage) with a minimum aggregate limit of $2,000,000. Such insurance shall insure such general contractor against any and all claims for personal injury, death, and damage to the property of others arising from its operations under its contract, whether such operations are performed by Tenant's contractors, subcontractors, or sub-subcontractors, or by anyone directly or indirectly employed by any of them.

                           (iv) Comprehensive Automotive Liability Insurance,
              for the ownership, maintenance, or operation of any automotive equipment, whether owned, leased, or otherwise held, including employer's non-ownership and hired car liability endorsements, in an amount not less than $2,000,000 per occurrence and $2,000,000 aggregate, combined single limit bodily injury and property damage liability.

                  (c) Such insurance policies set forth in (i) - (iv), above, shall insure such general contractor against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under its contract in connection with construction of the Premises, whether performed by such general contractor, or its subcontractors, or sub-subcontractors, or by anyone directly or indirectly employed by any of them.

                  (d) The insurance required under this Exhibit C shall be in addition to any and all insurance required to be procured by the parties pursuant to the terms of the Lease.

     C. Assurances Regarding Landlord's Performance and Additional Remedies for Non- Performance.

                  1. The parties acknowledge that the Project is currently encumbered by two deeds of trust, the first securing a purchase money promissory note in favor of the party which sold the Property to Landlord, H/P Companies, LC (the "H/P Trust"), and the second securing a convertible shared appreciation purchase money mortgage in favor of South

     Charles Investment Corporation, AB Ashley Creek Limited Partnership and TC Midatlantic, LLC, as Co-Lenders (the "Co-Lender Trust"). The parties further acknowledge that, upon execution of this Lease, Landlord intends to obtain a Qualifying Loan for the Project from an as yet undetermined third party financial institution or third party capital source.

                  2. Landlord acknowledges that Tenant's willingness to enter into this Lease is based, inter alia, on the Tenant's need to take possession of all or a substantial portion of the Premises for business operation purposes on or before April 1, 1997, as well as Landlord's agreement to provide certain assurances to Tenant regarding its ability to the fund the construction and allowance requirements of this Lease, and to otherwise perform its construction obligations hereunder. Accordingly, Landlord and Tenant agree:

                           (a) In the event Landlord has not obtained a
              Qualifying Loan on or before December 1, 1996, Tenant shall have the right (but not the obligation) at any time thereafter until Landlord obtains a Qualifying Loan, to request in writing that Landlord place into escrow (the "Escrow"), in accordance with Section C.2(b), below, a sum equal to the LESSER of (i) Two Million Dollars ($2,000,000), or (ii) the balance of the Tenant Improvement Allowance which Landlord has not, as of the date of Tenant's written request, funded pursuant to Section A.5, above (hereinafter, the "Escrow Amount"), which Escrow is intended as security for Landlord's obligation to fund the Tenant Improvement Allowance, PROVIDED that if Tenant makes such request, Tenant shall be required to pay (1) a fee to Landlord equal to Two Hundred Seventy Seven and 78/100 Dollars ($277.78) for each day that all or a portion of the Escrow Amount remains in Escrow, up to a maximum fee of Twenty Five Thousand Dollars ($25,000), and
              (2) to the extent charged by the Escrow Agent, all escrow fees charged by the Escrow Agent, as and when invoiced by the Escrow Agent. If Tenant makes such request in accordance with this Section C.2(a), Landlord agrees to place the Escrow Amount in Escrow pursuant to Section C.2(b), below, within five (5) business days after Landlord's receipt of Tenant's written request, upon which the Tenant Improvement Allowance shall be deemed reduced by the amount of $25,000, representing the prepayment of the maximum fee permissible under this Section C.2(a). The Escrow Amount (less any portion thereof which is disbursed pursuant to Section C.2(b) or C.2(c), below) shall be retained in Escrow until the earliest to occur of (i) the date upon which Landlord obtains a Qualifying Loan (as evidenced by the recordation of a deed of trust or mortgage for such Qualifying Loan), (ii) the date upon which the Tenant Improvement Allowance has been funded in full by Landlord (which, as set forth in Sections C.2(b) and C.2(c), below, may include funding made through disbursements of the Escrow Amount), or (iii) any earlier date upon which Tenant approves the release by the Escrow Agent of any remaining balance in Escrow to Landlord; and upon Landlord's delivery of a certification to the Escrow Agent and Tenant, under penalties of perjury, that any of the foregoing three occurrences has taken place, Landlord shall have the right to cause the Escrow Agent to disburse the remaining balance of the Escrow

              Amount to Landlord. If the Escrow Amount is released from escrow less than ninety (90) days after the date it is first put into escrow, Landlord agrees to restore to the Tenant Improvement Allowance the unearned portion of the fee described above, based on the fee rate of Two Hundred Seventy Seven and 78/100 Dollars ($277.78), calculated by multiplying such per diem rate by the difference between ninety (90) and the total number of days that all or a portion of the Escrow Amount remained in Escrow, which refund shall be made within thirty (30) days after the Escrow Amount was released from Escrow.

                  (b) The Escrow Amount shall be placed into an interest-bearing escrow account with Commercial Settlements, Inc. of 1413 K Street, N.W., 12th Floor, Washington, D.C. 20005 (Attention: Stuart Levin, Vice President) (the "Escrow Agent"), to be held and disbursed in accordance with this Section C.2. The Escrow Amount may be invested (for the sole benefit of Landlord) in overnight repurchase instruments, or such other short term overnight investments as Landlord may designate in its discretion. Tenant agrees that Landlord shall have the absolute right to require the Escrow Agent to disburse any portion of the Escrow Amount necessary to fund a payment request made by Tenant pursuant to Section A.5, above, provided that Landlord certifies to Tenant and the Escrow Agent, under penalty of perjury, that the entire portion of the Tenant Improvement Allowance exclusive of the Escrow Amount has been funded by Landlord prior to the date of such disbursement (i.e., the Escrow Amount shall represent the last portion of the Tenant Improvement Allowance to be disbursed).

                  (c) Upon the occurrence of any Landlord's Construction Default with regard to Landlord's completion of Landlord's Base Building Work, Tenant shall have the right to exercise self-help, that is, to perform the obligations of Landlord with respect to Landlord's Base Building Work which Landlord has failed to perform in accordance with the applicable specifications for such work, and, upon such performance by Tenant, Tenant shall have the right to be reimbursed for its reasonable expenses associated with the exercise of such self-help right, plus interest at the Default Rate from the date such expenses were paid by Tenant until the date the same are reimbursed by Landlord or by disbursement of the applicable portion of the Escrow Amount. If Landlord fails to make such reimbursement to Tenant within ten (10) days after Tenant's written demand, Tenant shall have the right (i) to draw upon the Escrow Amount in satisfaction of such reimbursement, until reimbursed in full, and/or (ii) to deduct any remaining reimbursement amount owed to Tenant from the next payments of Base Rent and additional rent becoming due under the Lease. In order to obtain any reimbursement out of the Escrow Amount pursuant to this Section C.2(c), Tenant shall be required to submit a written escrow disbursement request (i) setting forth (in an AIA Form
              G701) the amount of the disbursement requested, (ii) certifying under penalty of perjury to Landlord and the Escrow Agent (A) that a Landlord's Construction Default has occurred pursuant to this Lease and that all applicable cure periods and cure rights have expired without such failure having been cured by Landlord,
              (B) that Tenant has expended the amount requested to be reimbursed in accordance with the provisions of this Section C.2 for the items reflected within the Form G701 accompanying such disbursement request, and (C) that the work for which Tenant is seeking reimbursement has been performed properly by Tenant or its contractor in accordance with all specifications applicable to such work, and (iii) attaching a duly executed release of liens executed by the contractor and any and all subcontractors and/or materialmen supplying labor and/or materials in connection with such work, in form satisfactory to the Escrow Agent to issue a bring-to-date mechanics lien endorsement, or otherwise insure over such liens, under the mortgagee's title insurance policy issued in favor of the Co-Lenders under the Co-Lender's Trust, acknowledging payment of the applicable amounts for such labor and/or materials, and fully and forever waiving any and all statutory and/or common law liens which might otherwise be asserted by them against the Premises (or any portion thereof), the Buildings or the Project, which in the case of any interim payment may be limited to all work for which payment has previously been made, and which, in the case of final payment, shall be an unconditional and unlimited waiver of any and all statutory and/or common law liens which might otherwise be asserted by them against the Premises (or any portion thereof), the Buildings or the Project.

                  (d) Upon the occurrence of any Landlord's Construction Default with regard to Landlord failure to make a disbursement of the Tenant Improvement Allowance after submission of a proper payment request and in the absence of a bona fide dispute, Tenant shall have the right to disbursement from the Escrow Amount in an amount equal to the amount requested to be paid by Tenant pursuant to its undisputed payment request, plus interest at the Default Rate accruing from the date Tenant paid its contractor or supplier(s) any sum properly included within such payment request (but not earlier than the date Landlord would have been required to disburse such amount pursuant to such payment request under Section B.5, above), until the date such amount is in fact reimbursed, and/or to deduct any portion of the Tenant Improvement Allowance which was wrongfully not disbursed to Tenant (plus accrued but unpaid interest at the Default Rate, as aforesaid) from the next payments of Base Rent and additional rent becoming due under the Lease (but solely to the extent not previously disbursed out of the Escrow Amount) until repaid in full. In order to obtain any reimbursement out of the Escrow Amount pursuant to this Section C.2(d), Tenant shall be required to submit a written escrow disbursement request (i) setting forth the amount of the disbursement requested, (ii) certifying under penalty of perjury to Landlord and the Escrow Agent (A) that a Landlord's Construction Default has occurred pursuant to this Lease, and that all applicable cure periods and cure rights have expired without such failure having been cured by Landlord, and (B) that Tenant is entitled to a disbursement of the Tenant Improvement Allowance pursuant to Section B.5, above by virtue of having made a payment request in accordance therewith which has not been disputed in writing by Landlord, and (iii) attaching a true copy of the payment request submitted pursuant to Section B.5, including the original lien waivers which were required to be attached thereto.

                  (e) Within five (5) business days after the submission of a proper disbursement request made either by Landlord or by Tenant, accompanied by all appropriate certifications and attachments, the Escrow Agent shall be fully authorized to disburse the amount requested in accordance therewith.

                  (f) In the event of any dispute between Landlord and Tenant regarding the disbursement of the Escrow Amount, or in the event Escrow Agent shall receive conflicting demands or instructions with respect thereto, Escrow Agent shall withhold such disbursement until such dispute is resolved, in which case Escrow Agent shall promptly notify the parties that it is unwilling to make any disbursement until Landlord and Tenant have arbitrated all matters in dispute on an expedited basis in accordance with
              Section 49 of the Lease, and the arbitrator has ordered Escrow Agent to make a distribution in connection therewith. Landlord and Tenant hereby consent to the jurisdiction of such arbitrator in connection with any such dispute, and to the retention of such sums by the Escrow Agent until the final resolution of any such dispute. Escrow Agent shall be entitled to reasonable compensation for its services rendered pursuant hereto, which shall be paid by Tenant. Escrow Agent shall not be liable for any damage, liability or loss arising out of or in connection with the services rendered by Escrow Agent pursuant hereto, except for any damage, liability or loss resulting from the willful or negligent conduct of the Escrow Agent or any of its officers or employees. The instructions contained herein may not be modified, amended or altered in any way except by a writing (which may be in counterpart copies) signed by both Landlord and Tenant, and acknowledged by Escrow Agent. Landlord and Tenant reserve the right, at any time and from time to time, to substitute a new escrow agent in place of Escrow Agent.

     Nothing set forth in this Section C.2 shall be construed to limit Tenant's other rights and remedies under this Lease, or existing at law or in equity (except as the same may otherwise be limited by this Lease) in the event of any Landlord's Construction Default.

                                  SCHEDULE C-1
                                  ------------

                          LANDLORD'S BASE BUILDING WORK
                  ITEMS TO BE COMPLETED PER LEGAL REQUIREMENTS

     The following items of Landlord's Base Building Work are required to be performed by Landlord solely in order to bring the affected component of the Base Building Improvements into compliance with Legal Requirements applicable thereto, and substantial completion shall be measured by final sign-off of applicable governmental authorities:

     1.  Upgrading of Elevator Controls and Control Panels:
         -------------------------------------------------

     o   Solely to comply with applicable ADA requirements/Legal Requirements.

     2.  *HVAC System:
         ------------

     o Bringing all components and overall systems into compliance with current outside air requirements.

     3.  Electrical Systems:
         ------------------

     o   Relocate rooftop electrical
     o   Install new fire pump feeder
     o   Resize emergency tap @ E-2 switchboard
     o Bring Buildings to full code compliance (except all items which are Tenant's responsibility under Exhibit C, including exit lights and signs)

     4.  Fire Sensing and Alarms:
         -----------------------

     o Install new, fully integrated fire alarm systems with battery backup, per code
     o   Test and replace smoke detectors, as required

     5.  Accessibility Compliance (Per ADA):
         ----------------------------------

     o   Restripe for eight (8) additional HCP spaces with signs
     o   Replace water coolers
     o   Replace one urinal at each men's restroom
     o   Relocate fire pull stations and pull boxes
     o Tenant to be responsible for all Allowance Items, including common area hardware and signs

     6.  Underground Storage Tank:
         ------------------------

     o Remove and replace existing tank to meet federal, state and local Environmental Laws. The replacement tank will be above-ground, with capacity sufficient to service the Landlord's generator per Section 4, above. Any upgrade of the above-ground tank to satisfy any additional requirements of Tenant's generator shall be subject to Landlord's reasonable approval, and the incremental cost thereof shall be paid by Tenant.

     7.  Asbestos Removal
         ----------------

     o Removal of all asbestos containing materials (ACMs) other than ACMs as existing in the roof flashing

     8.  Parking Areas
         -------------

     o Fire lane designation (painting curbs and installation of signs per County requirements)

     9.  Additional Provisions
         ---------------------

     o Tenant specifically agrees that, except as provided in Schedule C-3, Landlord will not be required to remove lead paint within the mechanical room equipment, floors and hand rails (both on roof and within the Buildings).

     o Tenant specifically agrees that the cafeteria area is being delivered in "as-is" condition, and that Tenant will be solely responsible for bringing the cafeteria area, equipment, venting, fire safety systems and other components into compliance with Legal Requirements (except for the portion thereof, if any, which constitutes Base Building Improvements, as to which Landlord will be required to bring same into compliance with Legal Requirements to the extent they would be applicable if the same were integrated with General Office Areas, and the items in question are not Allowance Items for which Tenant independently has responsibility).

     o Tenant acknowledges that demolition of fire exit corridors in Buildings E-1, E-2 and E-3 has been performed by Landlord prior to the date hereof, and that, notwithstanding Landlord's obligation to meet Legal Requirements applicable to the Base Building Improvements as set forth herein (and limited hereby), Tenant will pay for the design and construction of rated exit corridors as part of Tenant's Work.

     *   To be completed by November 1, 1996

                                  SCHEDULE C-2
                                  ------------

                          LANDLORD'S BASE BUILDING WORK
                    ITEMS TO BE COMPLETED PER SPECIFICATIONS

The following items of Landlord's Base Building Work are required to be performed by Landlord in accordance with the specification identified below, or in accordance with drawings or specifications to be agreed upon in the future by Landlord and Tenant in accordance with the standard identified below. To the extent the item in question is required to meet one or more specific Legal Requirements, Landlord shall be responsible for causing the item to be completed in accordance with such Legal Requirements, except where the compliance issue concerns items which are Allowance Items for which Tenant independently has responsibility for compliance with Legal Requirements:

1.       Landscaping Upgrading:
         ---------------------

o Landlord will submit a landscaping plan for Tenant's reasonable approval. Landlord estimates that the expense it will incur to upgrade existing landscaping will be approximately $20,000.00.

o Landlord will be responsible for ensuring that the exterior irrigation system is functional.

2.       Parking Lot Expansion Joint Replacement:
         ---------------------------------------

o Landlord will provide Tenant with a technical specification for the replacement joints. The replacement expansion joints will be substantially comparable to the originally designed expansion joints.

3.       Seal Coating and Restriping the Parking Lot:
         -------------------------------------------

o An exact coating ratio specification will be supplied, consistent with industry standards.

o Landlord will repair and repatch the parking lot as needed prior to resealing, and will restripe the parking lot after resealing is completed.

4.       *Roofing and roof components:
         ----------------------------

o Landlord will replace all roofs with a minimum ten (10) year warranty watertight roof. An exact specification consistent with the foregoing will be provided within a reasonable time after Lease execution.

o        Repair issues are addressed in Schedule C-3.

o Landlord will install roof with five (5) roof penetrations sized and located to Tenant's reasonable specification (to be designated by Tenant prior to September 1, 1996) -- two (2) in Building E-1, two (2) in Building E-3, and one (1) in Building E-2.

5.       Caulking:
         --------

o Landlord and Tenant will agree on a specification for the type of caulk to be used, consistent with the overall quality of the Buildings. Otherwise covered by Schedule C-3.

6.       Glass Replacement:
         -----------------

o Landlord to replace broken and spandrel windows to match existing windows. This replacement will encompass replacement of affected mullions, if necessary.

7.       Patch and Paint all Base Building Doors:
         ---------------------------------------

o Landlord will patch and paint (as opposed to replace) all doors which are part of the Base Building Improvements (i.e., mechanical rooms, electrical and telephone closets, etc.) to "like new" condition.

8.       Vertical Circulation:
         --------------------

o Landlord will replace elevator controls and control panels to meet ADA standards and applicable Legal Requirements.

o Landlord will repair and service elevators -- replacing all components which are not functioning, consistent with the existing design and configuration (as opposed to upgrading). Replacement or upgrading of elevator cab finishes will be Tenant's sole responsibility.

o Landlord shall make no upgrades or modifications to the Building stairwells, other than life safety and fire safety improvements solely within the stairwells themselves in order to meet applicable Legal Requirements.

9.       Energy Management System:
         ------------------------

o Landlord will provide a precise equipment specification within a reasonable time period after Lease execution -- to handle all Base Building mechanical systems, pumps, chillers, air handling units and compressors (exclusive of VAV system, which will be Tenant's option).

o Energy Management System will NOT include monitoring of electrical systems, hot water systems.

10.      Generator:
         ---------

o A precise equipment specification will be agreed upon within a reasonable time after Lease execution -- adequate to meet Legal Requirements for backup power supply to three (3) fully sprinklered and occupied general office use buildings. If the existing generator satisfies this specification, Landlord will have the right to utilize the existing generator. In such case, Landlord shall provide Tenant with a credit in an amount equal to $33,000.00 less the amount expended by Landlord to satisfy the Legal Requirements as set forth above. Such credit may be used by Tenant only for (a) the upgrade of the existing generator such that the existing generator shall satisfy any capacity requirements over and above the Legal Requirements for backup power supply for three (3) fully sprinklered and occupied general office use buildings, or (b) the acquisition of any other backup power system for the Project, which will remain the property of Landlord after the termination of this Lease. In the event the existing generator is not suitable to satisfy the Legal Requirements as set forth above, Landlord shall obtain a new generator adequate to meet Legal Requirements for backup power supply to three (3) fully sprinklered and occupied general office use buildings. In such event, Tenant shall have the right to fund any incremental increase in the cost of such new generator above the cost to be incurred by Landlord to obtain sufficient backup power supply for three (3) fully sprinklered and occupied general office use buildings, such that Tenant shall bear the cost of any additional capacity requirements of Tenant in addition thereto. In such event, Tenant shall also be entitled to the use of the existing generator, provided that the repair, operation and/or future replacement thereof shall at all times be at the sole cost and expense of Tenant (but Tenant shall be under no obligation to so maintain, repair, operate or replace the existing generator, and in all events the ownership thereof shall remain with Landlord at the termination of the Lease).

11.      Sprinkler:
         ---------

o Installation of full sprinkler system into all three Buildings, including mains and branches to all tenant areas. Mains and branches will be installed (but not "final") prior to November 1, 1996.

o Landlord will furnish and install 1,046 concealed sprinkler heads, and will include a price from its sprinkler subcontractor for turning down 1,046 heads (and provide Tenant with the same unit cost for furnishing and installing sprinkler heads in excess of the 1,046 to be furnished and installed by Landlord). Landlord's sprinkler subcontractor will perform such work in accordance with Tenant's Approved Plans, and Tenant shall be responsible for the cost of furnishing and installing all sprinkler heads in excess of the 1,046 to be provided by Landlord. Mains and branches will be installed (but not "final") prior to November 1, 1996.

12.      Window Penetrations and Installation:
         ------------------------------------

o Landlord to install sixty (60) linear feet of 3'0" tall window penetrations, located on the south elevation of Building E-3 (lower level). Windows to be furnished and installed, and mini-blind window treatments therefore to be furnished and installed by Landlord at Landlord's expense, substantially consistent with existing windows in Building.

13.      HVAC System.
         -----------

o Replace E-2 and E-3 cooling towers with cooling towers with capacity to meet code requirements or with substantially identical capacity to the existing cooling towers, whichever is greater.

* To be completed by November 1, 1996

                                  SCHEDULE C-3
                                  ------------

                          LANDLORD'S BASE BUILDING WORK
                          REPAIR ITEMS TO BE COMPLETED

The following items of Landlord's Base Building Work are required to be performed by Landlord in order (i) to restore the items or components noted, or as needed in generally described areas, to functioning condition, consistent with the intended functioning condition which existed before such component became non-functioning (and in interpreting the foregoing repair standard, Landlord agrees that it is intended that each item or component being repaired be restored to good working condition, with a reasonable useful life, consistent with a properly functioning item or component of similar age and type to the item or component being repaired, and not simply to a working condition which will require additional repair or replacement within an unusually short period after such item or component is put back into service, provided Landlord is not guaranteeing the precise life expectancy of any item Landlord is agreeing to repair under this Schedule C-3), or (ii) to bring the affected area of the Base Building Improvements, as needed, into a condition consistent with that of a Class B+ quality building, such as Oakwood Plaza and Greenwood Plaza. To the extent the repair items identified are required to be repaired in compliance with certain Legal Requirements, Landlord will be responsible for such compliance (except as to Allowance Items, or as necessary to be integrated with Specialized Areas). Substantial completion shall be measured by final sign-off of applicable governmental authorities, if applicable, and meeting the functionality and comparability to Class B+ standards set forth above:

1.    SITEWORK:
      --------

o     Seal cracks at bituminous paving
o     Top coat bituminous, concrete surfaces @ differential settlement
o     Grout cracked concrete slabs, parking deck
o     Patch concrete curbing
o     Recast broken walks at trip hazards
o     Reset brick edging at walkways
o     Reset brick pavers at entry
o     Repair curb inlet
o     Repair downspout at parking deck
o     Point-up and repair brick @ ramps
o     Replace steel nosings at parking deck stair
o     Repair light pole base

2.    STRUCTURAL ELEMENTS:
      -------------------

      Prep and repaint steel & Parking deck

3.    ROOFING AND ROOF COMPONENTS:
      ---------------------------

o     BUILDING E-1
      Repair/reset and repaint steel access ladder
o     BUILDING E-2
      Prep and recoat structural steel at penthouse
o     BUILDING E-3
      Prep and recoat structural steel at penthouse

4.    EXTERIOR DOORS AND WINDOWS:
      --------------------------

o Subject to caulk specification per Schedule C-2, Landlord to caulk windows, doors and expansion joints in bricks, as needed
o     Window cleaning

5.    EXTERIOR WALL SYSTEMS:
      ---------------------

o     Repair and point-up brick
o     Clean brick
o     Clean and repaint exterior soffits

6.    INTERIOR FINISHES:
      -----------------

o     Replace gypsum board at water damaged janitors closets
o     Refinish damaged doors

7.    VERTICAL CIRCULATION:
      --------------------

o     Repair and service elevators
o     Paint underside of steel pan egress stairs

8.    PLUMBING:
      --------

o     Repair flush valves
o     Repair water heater
o     Hot water tanks repaired or replaced

9.    *HVAC SYSTEMS:
      -------------

o     Start up all systems
o     Existing deficiencies corrected

o     Chemically clean all systems
o     Repair roof top units, E-1
o     Repair all VAV boxes
o     Repair chiller, E-1
o     Remove abandoned piping at loading dock
o     Replace cooling tower spring isolators
o     Rebuild compressor motors, new belts, oil etc.
o     Repair fusible link skylights
o     Install corrosion protection system @ all hydronics

10.   ELECTRICAL SYSTEMS:
      ------------------

o Repair or replace all missing or damaged florescent light fixtures at Common Areas.

11.   DEMOLITION:
      -----------

o All ceilings, interior partitions (other than perimeter partitions), and floor coverings will be removed.
o     Interior perimeter partitions will not be removed.
o     Exterior perimeter diffusers will be saved and stocked.
o     Interior Diffusers will be removed.
o     Air handling flex ducts will not be removed.
o Lights will be stocked for Tenant re-use (stored in a single location on each floor).
o     The pre-action sprinkler system will not be removed.
o Subject to Landlord's obligation to cause Base Building Improvements within this area to meet Legal Requirements applicable to integration with General Office use, the cafeteria area will not be modified or demolished.
o     All exposed voice/data cabling will be removed.
o     All branch circuits to be removed and terminated to the LESSER point of
      (i) the originating panel board, or (ii) the applicable junction box.
o     All rated enclosures will be patched.
o     Drywall on Building E-3 lower level to be removed.

12.   ADDITIONAL ITEMS/MISCELLANEOUS:
      ------------------------------

o     Landlord to ensure that the exterior irrigation system is functional.
o Landlord to replace damaged or missing blinds throughout, to match existing.
o     Landlord to remove graffiti from parking deck walls.
o     Landlord to unclog parking deck drains.
o Landlord to repair or replace perimeter insulation where the same is missing or in disrepair, limited to areas where the insulation is exposed (i.e., not covered over by existing wall) and is in need of repair or replacement.
o     Landlord to patch/repair all fire rated assemblies.

o     Landlord to flash brick floor at the entrance to Building E-1.
o     Landlord to ensure that the Base Building Improvements are watertight.
o Applicable components of Landlord's Base Building Work (i.e, new construction) shall have a minimum one (1) year construction warranty.

*     To be completed by November 1, 1996

                                  SCHEDULE C-4

                                                                  VIRGINIA
                                                                  --------

                                WAIVER OF LIENS

        The undersigned, being a party to the construction of certain improvements being made upon real estate owned by _________________________, situated in the state of Virginia and generally described as follows:

PROJECT: ______________________________    TOTAL COMPLETED TO DATE  ___________

         ______________________________    LESS RETENTION           ___________

LABOR OR MATERIALS FURNISHED:                                       ___________

_______________________________________    LESS PREVIOUS PAYMENTS   ___________

                                           THIS PAYMENT             ___________

for and in consideration of the sum of $__________ and other good and valuable consideration, the receipt of which is hereby acknowledged, acknowledges receipt of the above payment for work performed on or materials supplied to the above-described project and does hereby waive, release and quitclaim all right to a lien upon the land and improvements above-described, as a result of work done and/or materials furnished by the undersigned, any employees, materialmen and subcontractors under the statutes of the state of Virginia relating to mechanic's liens on the aforementioned property and improvements thereon through billing period for which this payment is made.

        Undersigned warrants that all laborers and subscontractors employed in the performance of the work and all materialmen who have furnished materials and services have been fully paid, that none of such laborers, such subcontractors or such materialmen have asserted a claim against or a lien upon the premises herein above-described, that no chattel mortgage, conditional bill of sale, or retention of title agreement has been executed or given with respect to any item of property used in conjunction with or incorporated into the improvements on the premises herein above-described, that no claim has been assigned or will be assigned for payment or right to perfect a lien against said land and improvements and that the undersigned is fully authorized and empowered to execute this Waiver of Liens.

        Undersigned understands and agrees that the owner and any lender and any title insurance company is entitled to reply upon this Waiver.

ATTEST:                                     FIRM: ________________________

____________________________________        By:   ________________________
                                                  (Title)

STATE OF ________________)
                         ) ss. To-wit:
COUNTY OF________________)

        Taken, sworn and subscribed before me, the undersigned Notary Public, this ________ day of ______________, 19__.

                                                      ______________________
                                                      Notary Public

My Commission Expires:



IMPORTANT NOTE: AS A CONDITION FOR RENDERING THE ATTACHED CHECK PAYABLE TO YOUR ORDER, THE LENDER AND TITLE INSURANCE COMPANY REQUIRE YOUR EXECUTION OF THIS WAIVER OF LIENS WITHOUT MODIFICATION THERETO.

------------------------------------------------------------------------------------------------------------------------------
                                                                                                BTG HEADQUARTERS RELOCATION

------------------------------------------------------------------------------------------------------------------------------
                                                   August               September             October              November
                                             ---------------------------------------------------------------------------------
 ID Task Name                    Duration    28   4   11   18   25   1   8   15   22   29   6   13   20   27   3   10  17   24
------------------------------------------------------------------------------------------------------------------------------
 1  Space Plan Approval                0d                       8/21
 2  Construction Documents            40d
 3  CD Approval & Revisions          10ed
 4  Building Permit Approval         30ed
 5  Issue Gen. Contractor RFP         15d
 6  Award Constr. Contract             3d
 7  Construct Facility              100ed
 8  Substantial Completion             0d
 9  Issue Vendor RFP's                45d
10  Award Vendor RFP's               15ed
11  Cabling Installation             90ed
12  Security Installation             30d
13  Systems Furniture Installation   25ed
14  Final Occupancy                    0d
15  Post Move Adjustments             10d
------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                                    December              January           February                March
                                             ---------------------------------------------------------------------------------------
 ID Task Name                    Duration    1   8   15   22   29   5   12   19    26    2   9   16   23    2   9   16   23   30   6
------------------------------------------------------------------------------------------------------------------------------------
 1  Space Plan Approval                0d
 2  Construction Documents            40d
 3  CD Approval & Revisions          10ed
 4  Building Permit Approval         30ed
 5  Issue Gen. Contractor RFP         15d
 6  Award Constr. Contract             3d
 7  Construct Facility              100ed
 8  Substantial Completion             0d                                                                    3/1
 9  Issue Vendor RFP's                45d
10  Award Vendor RFP's               15ed
11  Cabling Installation             90ed
12  Security Installation             30d
13  Systems Furniture Installation   25ed
14  Final Occupancy                    0d                                                                                     3/28
15  Post Move Adjustments             10d
------------------------------------------------------------------------------------------------------------------------------------






--------------------------------------------------------------------------------
                 Task           Summary                Rolled Up Progress

Project: BTG     Progress       Rolled Up Task
Date: 8/15/96
                 Milestone      Rolled Up Milestone
--------------------------------------------------------------------------------

                                  EXHIBIT "D"

                                    EXHIBIT D

                              RULES AND REGULATIONS

         1. Tenant shall not allow the Premises to be used for lodging.

         2. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord in writing or as specifically provided in the Lease. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same.

         3. Except with respect to secure areas to be designated by Tenant pursuant to Section 18 of the Lease, Tenant shall not alter any lock or install a new or additional lock or any bolt on any door of the Premises without the prior written consent of Landlord. Tenant shall in each case furnish Landlord with a key for any such lock. Tenant, upon the termination of its tenancy, shall deliver to Landlord all keys to doors in the Building which shall have been furnished to the Tenant.

         4. In the case of invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord's opinion, Landlord reserves the right to prevent access to the Building during the continuance of the same by such action as Landlord may deem appropriate, including closing doors.

         5. Tenant shall ensure the doors of the Premises are closed and locked and that all water faucets, water apparatus and utilities are shut off before Tenant or Tenant's employees leave the Premises, so as to prevent waste or damage.

         6. The toilet rooms, toilets, urinals, wash basins and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant.

         7. Hand trucks shall not be used in any space or public halls of the Building, either by Tenant or any other occupant of the Building, except those equipped with rubber tires and side guards or similar material-handling equipment.

         8. Tenant agrees to use the services of an insured professional moving company in connection with any movement in or out of the Premises.

         9. Tenant agrees not to allow or keep any animals or pets of any kind on the Premises, except those seeing-eye dogs which are for the direct purpose of aiding and assisting the visually impaired.

         10. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.

                                  EXHIBIT "E"

                                    EXHIBIT E
                                    ---------

                        DECLARATION OF LEASE COMMENCEMENT

         THIS DECLARATION is attached to and made a part of that certain Deed of
Lease dated the        day of                  , 1996, (the "Lease") entered
into by and between TC HIGH RIDGE, L.L.C., a Delaware limited liability company ("Landlord"), and BTG, INC., a Virginia corporation ("Tenant").

         Landlord and Tenant are parties to the Lease. All capitalized terms used herein shall have the same meaning as was ascribed to such terms in the Lease, unless otherwise indicated.

         Landlord and Tenant do hereby declare that (a) the Commencement Date is
hereby established to be                    , and (b) the term of the Lease
shall expire on                   (the "Lease Expiration Date"). The Lease is in
full force and effect as of the date hereof, Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord on or prior to the Commencement Date with the exception of punch list items.

         IN WITNESS WHEREOF Landlord and Tenant have executed this Declaration
as of the      day of                 , 1997.

WITNESS/ATTEST:                     LANDLORD:
                                    --------

                                    TC HIGH RIDGE, L.L.C.

__________________________          By:  ________________________________
                                    Printed Name: _______________________
                                    Its: ________________________________

WITNESS/ATTEST:                     TENANT:
                                    ------

                                    BTG, INC.

__________________________          By:  ________________________________
                                    Printed Name: _______________________
                                    Its: ________________________________

                                  EXHIBIT "F"

                                    EXHIBIT F
                             CLEANING SPECIFICATIONS
                             ------------------------

         Landlord shall provide the following Building standard janitorial and cleaning services throughout the Lease Term, outside normal business hours, exclusive of all holidays, in accordance with this Exhibit F.

1.   Waste paper - Daily
     -------------------

Wastebaskets shall be emptied daily. Trash generated by normal, daily office routine shall be emptied into trash containers with plastic liners replaced as necessary. Non-recyclable trash shall be carried to the loading dock area and deposited in the Building's dumpster daily.

2-   Recyclable Trash - Daily - Weekly
     ---------------------------------

White paper wastebaskets shall be emptied daily and deposited in recyclable trays in the loading dock area. Aluminum and glass recycling boxes shall be emptied on a weekly or as needed basis.

3.   Dusting - Daily - Weekly - Monthly
     ----------------------------------

Unobstructed furniture and file cabinets which can be reached while standing on the floor shall be dusted with a chemically treated cloth daily. Horizontal surfaces shall be dusted weekly. Picture frames, charts, graphs, etc. shall be dusted on no less than a monthly basis.

4.   Spot Cleaning - Daily
     ---------------------

Walls, doors, door frames, kickplates, light switches and all painted surfaces shall be cleaned with a cloth and neutral cleaner. Metal trim work shall be spot-cleaned daily with a cleaner appropriate for wall material. Carpet shall be spot cleaned daily as necessary.

5.   Vacuuming - Daily - Weekly - As Necessary
     -----------------------------------------

Public areas, private offices, and cubicle work stations shall be vacuumed daily with hard-to-get areas cleaned weekly areas shall with accessory tools. Spot cleaning shall be done on an as-needed basis.

6.   Dust Mopping Floors - Daily
     ---------------------------

Non-carpeted floors (including any such areas under desks and furniture) shall be swept or dust mopped with a treated yarn dust mop daily. Dust mopping shall be done after furniture has been dusted.

7.   Damp Mopping - Daily - As Necessary
     -----------------------------------

All Building standard non-carpeted flooring shall be spot mopped daily and damp mopped as necessary.

8.   Floor Finishing and Buffing - Daily - As Necessary
     --------------------------------------------------
Building standard non-carpeted flooring shall be finished with Underwriters Laboratory approved materials. Hard surfaces (except wood) shall be damp mopped and buffed on no less than a weekly basis. Wood floors will be buffed weekly. Lobby floors will be cared for on a daily basis by damp mopping and buffing.

9.   Stripping and Machine Scrubbing - Quarterly/As Necessary
     --------------------------------------------------------

Non-carpeted floors (except wood) shall be stripped and machine scrubbed as necessary, but no less than on a quarterly basis.

10.  Restrooms - Daily - Monthly
     ---------------------------

         a. All mirrors shall be spot cleaned daily and thoroughly cleaned weekly.

         b. Hand basins urinals, toilet seats, bowls, and hardware shall be cleaned daily.

         c. Walls shall be spot cleaned daily.

         d. Partitions shall be dusted and spot cleaned daily and thoroughly cleaned monthly.

         e. Floors shall be swept and damp mopped daily and machine scrubbed monthly.

         f. Hand soap, paper towels, toilet tissue, toilet seat covers, and feminine hygiene supplies shall be furnished, with dispensers to be refilled daily.

         g. Toilet bowl and bowl cleaner shall be used on toilet bowls and urinals daily, including flush holes, under rims, and traps.

         h. Damp wipe and clean and use disinfectant on all tile surfaces daily.

         i. Wash toilet seats using disinfectant in water daily.

         j. Wash urinals, using disinfectant in water daily.

         k. Empty and damp wipe all waste containers daily.

11.  Stairwells and Landings - Daily - Weekly - As Necessary
     -------------------------------------------------------

All stairwells and landings shall be polished and swept twice weekly. Railings, ledges, and equipment shall be dusted weekly. Applicable refinishing and stripping shall be done on an as-needed basis.

12.  Elevators - Daily
     -----------------

Interior surfaces, (including door tracks), interiors and exteriors of doors, and fixtures of elevators shall be dusted, damp wiped, and polished as necessary. Clean and polish threshold plates, including grooves, edges and corners, as necessary. Carpet shall be vacuumed and spot cleaned daily.

13.  Glass Partitions and Doors -Daily - As Necessary
     ------------------------------------------------

Any public glass partitions and doors shall be spot cleaned daily and washed bi-weekly or as needed.

14.  Carpet Spotting - As Necessary
     ------------------------------

Carpet spotting shall be cleaned as necessary, using accepted commercial methods.

15.  Air Grilles - Monthly
     ---------------------

All air grilles shall be cleaned once each month.

16.  Venetian Blinds - Quarterly
     ---------------------------

Any venetian blinds shall be dusted on no less than a quarterly basis.

17.  High Dusting - Quarterly
     ------------------------

Pipes, ledges and moldings shall be dusted every three months.

18.  Lighting Fixtures - Semi-Annually
     ---------------------------------

The exterior of any non-parabolic type lighting fixtures/diffusers shall be damp wiped semi-annually.

19.  Office Partitions - As Needed
     -----------------------------

Any office partitions shall be cleaned on an as needed basis.

20.  Planter Areas - Daily
     ---------------------

Debris, trash and cigarette butts from interior planters in any common and public areas shall be removed daily.

              The cost of the foregoing cleaning services shall be a component of "Operating Costs", as set forth in the Lease. Subject to Tenant's consent, which shall not be unreasonably withheld, conditioned or delayed, Landlord may change these specifications from time to time during the Lease Term, and shall notify Tenant in writing as to the nature of such changes.

                                  EXHIBIT "G"


                             INTENTIONALLY DELETED

                                  EXHIBIT "H"


                             INTENTIONALLY DELETED

                                  EXHIBIT "I"

                                    EXHIBIT I
                                    ---------

                          FORM OF ESTOPPEL CERTIFICATE

Date: _____________________

___________________________
___________________________
___________________________
___________________________




         Re: Lease of approximately 209,217 rentable square feet of space (the "Premises") comprised of the entirety of the High Ridge Office Park located at 11225 Waples Mill Road, Fairfax, Virginia

Dear Sirs:

         This estoppel certificate is given to you such that you, your lenders and partners may rely on the contents hereof in connection with your acquisition/financing of the project described herein. The undersigned BTG, INC., a Virginia corporation ("Tenant"), having an address of 11225 Waples Mill Road, Suite ______, Fairfax, Virginia, is the tenant under that certain Deed of Lease for the above Premises dated __________________, the term of which expires on ______________, 20__, which Premises is owned by TC HIGH RIDGE, L.L.C., a Delaware limited liability company ("Landlord/Assignor"). A copy of the Deed of Lease and any amendments, exhibits and addenda thereto is attached hereto as Exhibit A (the "Lease"). Tenant hereby represents to ____________________________ ("Assignee") as follows:

         (a)      Tenant has accepted and is occupying the Premises;

         (b) the Lease has not been modified or amended except as stated in the documents attached hereto as Exhibit A, and constitutes the entire agreement between Landlord and Tenant;

         (c)      the Lease is in full force and effect;

         (d) all construction, build-out, improvements, alterations, or additions to the Premises required to be made by Landlord under the Lease have been fully completed in accordance with the terms of the Lease, and have been accepted by Tenant;

         (e) to the best of Tenant's knowledge, having undertaken reasonable investigation and inquiry, and as of the date of execution hereof, Tenant is not in default under the Lease and no circumstance exists which, with the giving of notice or the passage of time would create such a default. To the best of Tenant's knowledge, having undertaken reasonable investigation and inquiry, and as of the date of execution hereof, Landlord is not in default under the Lease and no circumstances exist under which with the giving of notice or the passage of time would create such a default.

         (f) Tenant has not received any free rent, partial rent, rebates, rent abatements, rent concessions, or any other economic concession (rental or otherwise) or similar compensation not expressed in the Lease;

         (g) there are no offsets or credits against rentals nor have rentals been prepaid, except as expressly provided by the terms of the Lease, and there are no known defenses or counterclaims to Tenant's future obligation to pay the specified rentals at the times required in accordance with the terms of the Lease.

         (h) the Commencement Date of the Term is __________, 1997, and the Lease Expiration Date is ______________________;

         (i) Tenant has not exercised any options or rights to renew, extend, amend, modify or change the term of the Lease. Tenant has no right to extend the Term of the Lease except as set forth in Section 51 of the Lease.

         (j) Tenant acknowledges that the Lease and the rents payable thereunder are to be assigned to Assignee, and upon notice of the assignment Tenant shall thereafter make all rental payments required under the Lease to the Assignee.

         (k) the current Monthly Base Rent is $___________. Monthly Base Rent has been paid through ______________. No rent has been prepaid for more than one month. Tenant is obligated to pay increases in Operating Costs and Real Estate Taxes in the amounts as set forth in the Lease. Tenant's estimated share of increases in Operating Costs and Real Estate Taxes have been paid through __________________. Tenant has not provided an Audit Notice for any claim of overpayment of additional rent which is currently pending;

         (l) there is no security deposit held by Landlord pursuant to the terms of the Lease.

         (m) all insurance required by Tenant under the Lease has been obtained and maintained by Tenant and all premiums therefor have been paid;

         (n) the address for notices to Tenant under the Lease is correctly set forth above;

         (o) the person signing this letter on behalf of Tenant is a duly authorized agent of the Tenant;

         (p) having undertaken no independent investigation or inquiry, Tenant has no actual knowledge of the presence of any "hazardous materials", "toxic substances" or "hazardous substances" as defined and regulated by any federal or state governmental agency or instrumentality on or about the Premises;

         (q)      Tenant has not:

                  (i) made a general assignment for the benefit of creditors;

                  (ii) commenced any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors;

                  (iii) had any involuntary case, proceeding or other action commenced against it which seeks to have an order for relief entered against it, as debtor, or seeks reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors;

                  (iv) subleased all or any part of the Premises or assigned the Lease, or otherwise transferred its interest in the Lease or the Premises except as follows ___________________________________;

                  (vi) had a trustee, receiver, custodian or other similar official appointed for or take possession of all or any material part of its property or had any court take jurisdiction of any other material part of its property; or

                  (vii) filed and is not subject of any filing for bankruptcy or reorganization under the federal bankruptcy code or any state statutes of similar import.

         (r) [In the event of sale] Tenant has no option, right of first refusal or right of first offer to purchase the Premises or the Project (as defined in the Lease) except as set forth in
                  Section 53 thereof. Tenant has been given all notices required pursuant to such Section 53 and has chosen not to purchase the Project. Provided that the sale contemplated hereby is consummated by (18 months from the original notice to Tenant),
                  Section 53 of the Lease shall hereafter forever be null and void and of no force or effect.

                                    TENANT:
                                    ------

                                    BTG, INC.

                                    By:_________________________
                                    Name:_______________________
                                    Title:______________________

                       EXHIBIT "A" TO ESTOPPEL CERTIFICATE
                       -----------------------------------

                    [ATTACH COPY OF LEASE AND ANY AMENDMENTS]

                                  EXHIBIT "J"

             ISSUED BY

[LOGO]  Commonwealth(R)                                      POLICY NUMBER
        Land Title Insurance Company                           207-516329


                       OWNER'S POLICY OF TITLE INSURANCE

    SUBJECT TO THE EXCLUSIONS FROM COVERAGE, THE EXCEPTIONS FROM COVERAGE CONTAINED IN SCHEDULE B AND THE CONDITIONS AND STIPULATIONS, COMMONWEALTH LAND TITLE INSURANCE COMPANY, a Pennsylvania corporation, herein called the Company, insures, as of Date of Policy shown in Schedule A, against loss or damage, not exceeding the Amount of Insurance stated in Schedule A, sustained or incurred by the insured by reason of:

1. Title to the estate or interest described in Schedule A being vested other than as stated therein;
2. Any defect in or lien or encumbrance on the title;
3. Unmarketability of the title;
4. Lack of a right of access to and from the land.

    The Company will also pay the costs, attorneys' fees and expenses incurred in defense of the title, as insured, but only to the extent provided in the Conditions and Stipulations.

IN WITNESS WHEREOF, COMMONWEALTH LAND TITLE INSURANCE COMPANY has caused its corporate name and seal to be hereunto affixed by its duly authorized officers, the Policy to become valid when countersigned by an authorized officer or agent of the Company.

                                      COMMONWEALTH LAND TITLE INSURANCE COMPANY


Attest: /s/ James J.D. Lynch Jr.     [SEAL]      By: /s/ Gerald R. Perras
        ________________________                     ____________________
                       Secretary                                       President

                            EXCLUSIONS FROM COVERAGE

    The following matters are expressly excluded from the coverage of this policy and the Company will not pay loss or damage, costs, attorneys' fees or expenses which arise by reason of:

1. (a) Any law, ordinance or governmental regulation (including but not limited to building and zoning laws, ordinances, or regulations) restricting, regulating, prohibiting or relating to (i) the occupancy, use, or enjoyment of the land; (ii) the character, dimensions or location of any improvement now or hereafter erected on the land; (iii) a separation in ownership or a change in the dimensions or area of the land or any parcel of which the land is or was a part; or (iv) environmental protection, or the effect of any violation of these laws, ordinances or governmental regulations, except to the extent that a notice of the enforcement thereof or a notice of a defect, lien or encumbrance resulting from a violation or alleged violation affecting the land has been recorded in the public records at Date of Policy.

   (b) Any governmental police power not excluded by (a) above, except to the extent that a notice of the exercise thereof or a notice of a defect, lien or encumbrance resulting from a violation or alleged violation affecting the land has been recorded in the public records at Date of Policy.

2. Rights of eminent domain unless notice of the exercise thereof has been recorded in the public records at Date of Policy, but not excluding from coverage any taking which has occurred prior to Date of Policy which would be binding on the rights of a purchaser for value without knowledge.

3. Defects, liens, encumbrances, adverse claims or other matters:

   (a) created, suffered, assumed or agreed to by the insured claimant;

   (b) not known to the Company, not recorded in the public records at Date of Policy, but known to the insured claimant and not disclosed in writing to the Company by the insured claimant prior to the date the insured claimant became an insured under this policy;

   (c) resulting in no loss or damage to the insured claimant;

   (d) attaching or created subsequent to Date of Policy; or

   (e) resulting in loss or damage which would not have been sustained if the insured claimant had paid value for the estate or interest insured by this policy.

4. Any claim, which arises out of the transaction vesting in the Insured the estate or interest insured by this policy, by reason of the operation of federal bankruptcy, state insolvency, or similar creditors' rights laws, that is based on:

   (a) the transaction creating the estate or interest insured by this policy being deemed a fraudulent conveyance or fraudulent transfer; or

   (b) the transaction creating the estate or interest insured by this policy being deemed a preferential transfer except where the preferential transfer results from the failure:

       (i)  to timely record the instrument of transfer; or

       (ii) of such recordation to impart notice to a purchaser for value or a judgment or lien creditor.


NM 1 PA10
ALTA Owner's Policy (10-17-92)
                          Valid Only If Schedules A and B and Cover Are Attached

                                             Simultaneous Policy No. 554-783500

                   COMMONWEALTH LAND TITLE INSURANCE COMPANY

                                 OWNER'S POLICY

                                   Schedule A

CASE NUMBER:   DATE OF POLICY:    AMOUNT OF INSURANCE:    POLICY NUMBER:
96-1147        June 18, 1996      $7,600,000.00           207-516329

THE POLICY NUMBER SHOWN ON THIS SCHEDULE MUST AGREE WITH THE PREPRINTED NUMBER ON THE COVER SHEET.

1. Name of Insured:

   TC High Ridge, L.L.C., a Delaware limited liability company by virtue of a Special Warranty Deed recorded June 18, 1996 in Deed Book 9730 at folio 928 among the Land Records of Fairfax County, Virginia.

2. The estate or interest in the land which is covered by this policy is: FEE SIMPLE

3. Title to the estate or interest in the land is vested in:

   TC High Ridge, L.L.C., a Delaware limited liability company by virtue of a Special Warranty Deed recorded June 18, 1996 in Deed Book 9730 at folio 928 among the Land Records of Fairfax County, Virginia.

4. The land referred to in this policy is described as follows:

                       SCHEDULE A PAGE 2 ATTACHED HERETO




COMMERCIAL SETTLEMENTS, INC.

By:
_____________________________
Authorized Officer or Agent          ALTA Owner's Policy FORM B 1992

This Policy is invalid unless the cover sheet and Schedule B are attached.

                   COMMONWEALTH LAND TITLE INSURANCE COMPANY

                                 OWNER'S POLICY

                              Schedule A - Page 2

CASE NUMBER:                  DATE OF POLICY:           POLICY NUMBER:
96-1147                       June 18, 1996             207-516329

THE POLICY NUMBER SHOWN ON THIS SCHEDULE MUST AGREE WITH THE PREPRINTED NUMBER ON THE COVER SHEET.

    All those pieces or parcels of land situate, lying and being in the Centreville Magisterial District, County of Fairfax, Commonwealth of Virginia, being more particularly described as follows:

    PARCEL I:

            Parcel E-1 Part of The Property of High Ridge Associates

    BEGINNING at a point marking the intersection of the Westerly Right of Way line of Waples Mill Road (Route 665) with the Southerly Right of Way line of Fairfax Ridge Road; thence with the Westerly Right of Way line of Waples Mill Road the following courses and distances:

    (1) with a curve to the left having a radius of 1,745.00 feet and a chord and bearing of South 06 degrees 16 minutes 34 seconds East, 158.67 feet, an arc distance of 158.73 feet; thence

    (2) with a curve to the left having a radius of 795.00 feet and a chord and bearing of South 10 degrees 47 minutes 32 seconds East, 53.00 feet, an arc distance of 53.01 feet; thence

    (3) with a curve to the left having a radius is 1,220.00 feet and a chord and bearing of South 14 degrees 24 minutes 50 seconds East, 72.85 feet, an arc distance of 72.57 feet; thence

    (4) with a curve to the left having a radius is 585.00 feet and a chord and bearing of South 19 degrees 09 minutes 38 seconds East, 61.96 feet, an arc distance of 61.99 feet to a point; thence departing from the road and running through the property of 50-66 G/Y Partnership the following courses:

    (5) North 88 degrees 27 minutes 35 seconds West, 125.55 feet; thence

    (6) South 81 degrees 57 minutes 26 seconds West, 62.41 feet; thence

    (7) South 52 degrees 54 minutes 20 seconds West, 44.23 feet; thence

    (8) South 44 degrees 53 minutes 57 seconds West, 66.00 feet; thence

                                  -Continued-

                        ALTA Owner's Policy FORM B 1992

                              Schedule A - Page 2 continued


    (9)  North 69 degrees 32 minutes 19 seconds West, 175.00 feet; thence

    (10) North 10 degrees 00 minute 41 seconds East 60.00 feet; and thence

    (11) North 74 degrees 50 minutes 20 seconds West, 80.00 feet to a point; thence continuing through the property of 50-66 G/Y Partnership and with the aforementioned Southerly R/W line of Fairfax Ridge Road the following courses:

    (12) with a curve to the right having a radius of 405.00 feet and a chord and bearing of North 51 degrees 38 minutes 09 seconds East, 481.53 feet, an arc distance of 515.65 feet; thence

    (13) North 88 degrees 06 minutes 38 seconds East, 30.85 feet; and thence

    (14) with a curve to the right having a radius of 25.00 feet and a chord and bearing of South 47 degrees 46 minutes 47 seconds East, 34.80 feet, an arc distance of 38.49 feet to the point of beginning, containing 141,534 square feet of land, more or less.

    TOGETHER WITH all of the rights, benefits, burdens, duties and obligations of the Owner of Building E-1 under that certain Common Area Operation Reciprocal Easement and Parking Agreement dated March 7, 1983, recorded in Deed Book 5748 at page 860, as amended in Deed Book 5836 at Page 730 among the Land Records of Fairfax, County, Virginia.

    PARCEL II:

            Parcel E-2 Part of The Property of High Ridge Associates

    BEGINNING at a point on the Southwesterly Right of Way line of Waples Mill Road (Route 665) said point being South 39 degrees 40 minutes 44 seconds West, 5.60 feet from a point on the Southwesterly Right of Way line of Waples Mill Road marking the most Northerly corner of Anthony John Georgelas; thence departing from the road with the Northwesterly line of 50-66 G/Y Partnership the following courses and distances:

    (1) South 39 degrees 40 minutes 44 seconds West, 479.87 feet to a point on the Easterly Right of Way line of Fairfax Ridge Road; thence with the Easterly Right of Way line of Fairfax Ridge Road

    (2) with a curve to the right having a radius of 405.00 feet and a chord and bearing of North 24 degrees 08 minutes 41 seconds West, 513.10 feet, an arc distance of 555.68 feet to a point; thence through the property of 50-66 G/Y Partnership the following courses and distances:

    (3) South 74 degrees 50 minutes 20 seconds East, 80.00 feet; thence

    (4) South 10 degrees 00 minute 41 seconds West, 60.00 feet; thence

    (5) South 69 degrees 32 minutes 19 seconds East, 175.00 feet; thence

    (6) North 44 degrees 53 minutes 57 seconds East 66.00 feet; thence

    (7) North 52 degrees 54 minutes 20 seconds East, 44.23 feet; thence


                        Page 1 POLICY NUMBER: 207-516329

                              Schedule A - Page 2 continued

    (8)  North 81 degrees 57 minutes 26 seconds East, 62.41 feet; thence

    (9) South 88 degrees 27 minutes 35 seconds East, 125.55 feet to a point on the aforementioned Southwesterly Right of Way line of Waples Mill Road; thence with the Southwesterly Right of Way line of Waples Mill Road

    (10) with a curve to the left having a radius of 585.00 feet and a chord and bearing of South 24 degrees 09 minutes 19 seconds East, 39.99 feet, an arc distance of 40.00 feet to the point of beginning, containing 128,509 square feet of land, more or less.

    LESS AND EXCEPT THEREFROM Parcel E-3, described as follows:

    BEGINNING at a point in the property of 50-66 G/Y Partnership, said point being South 39 degrees 40 minutes 44 seconds West, 5.60 feet and South 62 degrees 33 minutes 06 seconds West, 218.66 feet from a point on the Southwesterly Right of Way line of Waples Mill Road (Route 665) marking the most Northerly corner of 50-66 G/Y Partnership; thence running through the property of 50-66 G/Y Partnership the following courses and distances:

    (1) South 48 degrees 48 minutes 43 seconds West 36.08 feet; thence

    (2) South 41 degrees 11 minutes 17 seconds East, 21.46 feet; thence

    (3) South 48 degrees 48 minutes 43 seconds West, 204.19 feet; thence

    (4) North 41 degrees 11 minutes 17 seconds West, 114.00 feet; thence

    (5) North 48 degrees 48 minutes 43 seconds East 210.75 feet; thence

    (6) South 86 degrees 11 minutes 17 seconds East, 41.75 feet; and thence

    (7) South 41 degrees 11 minutes 17 seconds East, 63.02 feet to the point of beginning, containing 26,181 square feet of land, more or less, leaving a net area for Parcel E-2 of 102,328 square feet of land, more or less.

    TOGETHER WITH all of the rights, benefits, burdens, duties and obligations of the Owner of Building E-2 under that certain Common Area Operation Reciprocal Easement and Parking Agreement dated March 7, 1983, recorded in Deed Book 5748 at page 860 as amended in Deed Book 5836 at Page 730 among the Land Records of Fairfax County, Virginia.

    PARCEL III:

            Parcel E-3 Part of The Property of High Ridge Associates

    BEGINNING at a point in the property of 50-60 G/Y Partnership, said point being North 43 degrees 24 minutes 56 seconds West, 512.53 feet, South 39 degrees 40 minutes 44 seconds West, 5.60 feet, and South 62 degrees 33 minutes 06 seconds West, 218.66 feet from a point on the Southwesterly Right of Way line of Waples Mill Road (Route 665) making the most Northerly corner of Boyuk and Aliyek Eimen; thence running through the property of 50-66 G/Y Partnership the following courses and distances:


                        Page 2 POLICY NUMBER: 207-516329

                              Schedule A - Page 2 continued



    (1) South 48 degrees 49 minutes 43 seconds West, 36.08 feet; thence

    (2) South 41 degrees 11 minutes 17 seconds East, 21.46 feet; thence

    (3) South 48 degrees 48 minutes 43 seconds West, 204.19 feet; thence

    (4) North 41 degrees 11 minutes 17 seconds West, 114.00 feet; thence

    (5) North 48 degrees 48 minutes 43 seconds East, 210.75 feet; thence

    (6) South 86 degrees 11 minutes 17 seconds East, 41.75 feet; and thence

    (7) South 41 degrees 11 minutes 17 seconds East, 63.02 feet to the point of beginning, containing 26,181 square feet of land.

    TOGETHER WITH all of the rights, benefits, burdens, duties and obligations of the Owner of Building E-2 under that certain Common Area Operation Reciprocal Eastment and Parking Agreement dated March 7, 1983, recorded in Deed Book 5748 at page 860 as amended in Deed Book 5836 at Page 730 among the Land Records of Fairfax County, Virginia.

    AND BEING the same property conveyed to HR Associates L.C., a Virginia limited liability company by Deed dated November 10, 1995, and recorded November 16, 1995, in Deed Book 9560 at page 560 among the Land Records of Fairfax County, Virginia.


                        Page 3 POLICY NUMBER: 207-516329

                   COMMONWEALTH LAND TITLE INSURANCE COMPANY

                                 OWNER'S POLICY

                                   Schedule B

                            EXCEPTIONS FROM COVERAGE

CASE NUMBER:                  DATE OF POLICY:           POLICY NUMBER:
96-1147                       June 18, 1996             207-516329

THE POLICY NUMBER SHOWN ON THIS SCHEDULE MUST AGREE WITH THE PREPRINTED NUMBER ON THE COVER SHEET.

This policy does not insure against loss or damage (and the Company will not pay costs, attorneys' fees or expenses) which arise by reason of:

1. Real estate taxes subsequent to December 31, 1995, a lien not yet due and payable.

2. Terms, provisions, conditions, easements and obligations contained in Common Area Operation, Reciprocal Easement and Parking Agreement recorded in Deed Book 5748 at page 860 as amended in Deed Book 5836 at page 730. (Noted on Plat of Survey made by VIKA Incorporated dated February 1994, last revised April 9, 1996, "The Survey")

3. Rights of way to Virginia Public Service Company in Deed Book O-15 at page 509, Deed Book J-12 at page 266, and Deed Book W-15 at page 502. (Noted on The Survey)

4. Storm Water Detention-Agreements with Fairfax County Board of Supervisors in Deed Book 5486 at page 1132 and Deed Book 5669 at page 657. (Noted on The Survey)

5. Rights of way to Fairfax County Water Authority in Deed Book 5533 at page 1692, Deed Book 5681 at page 494, and Deed Book 5689 at page 1109. (Shown on The Survey)

6. Terms, provisions, conditions and easements contained in Deed of Dedication, Re-Subdivision, Easement and Re-Plat in Deed Book 5638 at page 1990. (Shown on the Survey)

7. Easements in Deed of Dedication and Easements recorded in Deed Book 5769 at page 1347. (Shown on The Survey)

8. Deed of Trust from TC HIGH RIDGE, L.L.C., a Delaware limited liability company, to DONALD N. GOLDROSEN and ROBERT M. DILLING, Trustee(s), dated June 17, 1996 and recorded on June 18, 1996 in Deed Book 9730 at page 935 among the Land Records of Fairfax County, Virginia; securing H/P COMPANIES L.C., a Virginia limited liability company in the sum of $1,200,000.00.

9. Memorandum of Option between TC HIGH RIDGE, L.L.C., a Delaware limited liability company and SOUTH CHARLES INVESTMENT CORPORATION, a Georgia



                                  -Continued-

                        ALTA Owner's Policy FORM B 1992

                              Schedule B continued



    corporation, AB ASHLEY CREEK LIMITED PARTNERSHIP, a Maryland limited partnership and TC MIDATLANTIC, L.L.C., a Virginia limited liability company, dated as of June 17, 1996 and recorded June 18, 1996 in Deed Book 9730 at page 947 among the Land Records of Fairfax County, Virginia.

10. Credit Line Deed of Trust, Assignment and Security Agreement from TC HIGH RIDGE L.L.C., a Delaware limited liability company, to NANCY L. WALSH, Trustee(s), dated as of June 17, 1996 and recorded on June 18, 1996 in Deed Book 9730 at page 953 among the Land Records of Fairfax County, Virginia; securing SOUTH CHARLES INVESTMENT CORPORATION, a Georgia Corporation, AB ASHLEY CREEK LIMITED PARTNERSHIP, a Maryland limited partnership and TC MIDATLANTIC, L.L.C., a Virginia limited liability company in the sum of $11,000,000.00.

11. Financing Statements from TC HlGH RIDGE, L.L.C., debtor, to to SOUTH CHARLES INVESTMENT CORPORATION, AB ASHLEY CREEK LIMITED PARTNERSHIP, and TC MIDATLANTIC, L.L.C., secured party, recorded:

    a. June 18, 1996 as Instrument No. 96-6412 among the Financing Records of Fairfax County, Virginia; and,

    b. June 20, 1996 as Instrument No. 9606207819 among the UCC Records of the Virginia State Corporation Commission.



                        Page 1 POLICY NUMBER: 207-516329

[LOGO] Commonwealth(R)
       Land Title Insurance Company                             ENDORSEMENT

File No. 96-1147

To be annexed to and form a part of Commitment/Policy No.  207-516329   insuring

TC HIGH RIDGE, L.L.C., a Delaware limited liability company

as set forth in said Commitment/Policy.
The said Commitment/Policy is hereby amended in the following manner:

The Company hereby insures the insured against loss or damage which the insured shall sustain by reason of:

            1) Any incorrectness in the assurance that, at date of policy:

               a) There are no covenants, conditions or restrictions under which the insured can be divested.

               b) Unless otherwise expressly excepted in Schedule B:

                  (1) There are no present violations on the land or any
                      enforceable covenants, conditions or restrictions nor do any existing buildings on the land violate building setback lines shown on a plat of subdivision recorded or filed in the public records.

                  (2) Any instrument referred to in Schedule B as containing covenants, conditions or restrictions on the land does not, in addition, (i) establish an easement on the land;
                      (ii) provide for a lien for liquidated
                      continued on attached sheet
                      ---------------------------

The total liability of the Company under said commitment/policy and any endorsements attached thereto shall not exceed, in the aggregate, the face amount of said policy and costs which the Company is obligated under the provisions of said commitment/policy to pay.

This endorsement is made a part of said commitment/policy and is subject to the exclusions, schedules, endorsements, conditions, stipulations and terms thereof, except as modified by the provisions hereof.

Nothing herein contained shall be construed as extending or changing the effective date of said Commitment/Policy, unless otherwise expressly stated.

IN WITNESS WHEREOF COMMONWEALTH LAND TITLE INSURANCE COMPANY has caused its corporate name and seal to be hereunto affixed by its duly authorized officers on the 18th day of June 1996.

Countersigned                     COMMONWEALTH LAND TITLE INSURANCE COMPANY

Commercial Settlements, Inc.             By /s/ Gerald R. Perras
                                            ____________________
                                                                    President

                               [SEAL]
By:                                      Attest: /s/ James J.D. Lynch Jr.
_____________________________                    ________________________
Authorized Officer or Agent                                         Secretary

Gerald R. Perras, President


Form 1013

          Attachment to endorsement attached to policy no. 207-516329
          -----------------------------------------------------------

                                    damages; (iii) provide for a private charge or assessment; (iv) provide for an option to purchase, a right of first refusal or the prior approval of a future purchaser or occupant;

                           (3) There are no encroachments of existing buildings located on the land onto adjoining land, nor any encroachments onto the land of existing buildings located on adjoining land.

                           (4) There are no encroachments of existing buildings located on the land onto that portion of the land subject to any easement excepted in Schedule B.

         2) Any future violations on the land of an existing covenant, condition or restriction provided the violation results in loss of title to the estate or interest in the land of the Insured.

         3) Unless expressly excepted in Schedule B, damage to existing buildings:

                  (a) Which are located on or encroach upon that portion of the land subject to any easement excepted in Schedule B, which damage results from the exercise of the right to maintain the easement for the purpose for which it was granted or reserved.

                  (b) Which results exercise of any right to use the surface of the land for the extraction or development of minerals excepted from the description of the land excepted in Schedule B.

         4) Any final court order or judgment requiring the removal from any land adjoining the land of any encroachment excepted in Schedule B.

         5) Any final court order or judgment denying the right to maintain any existing buildings on the land because of any violation of covenants, conditions or restrictions or building setback lines shown on a plat or subdivision recorded or filed in the public records.

Wherever in this endorsement the words "covenants, conditions or restrictions" appear, they shall not be deemed to refer to or include the terms, covenants, conditions or limitations contained in an instrument creating a lease.

CAVEAT: Notwithstanding any of the coverages afforded by this endorsement, nothing contained herein shall in any way limit or modify the policy Exclusion From Coverage relating to "any law, ordinance or governmental regulation (including, but not limited to, building zoning laws, ordinances or regulation)...".

[LOGO] Commonwealth(R)
       Land Title Insurance Company                             ENDORSEMENT

File No. 96-1147

To be annexed to and form a part of Commitment/Policy No.  207-516329   insuring

TC HIGH RIDGE, L.L.C., a Delaware limited liability company

as set forth in said Commitment/Policy.
The said Commitment/Policy is hereby amended in the following manner:

    This policy insures that the parcels comprising the insured property are contiguous along their common boundaries containing no intervening strips, gaps or gores.











The total liability of the Company under said commitment/policy and any endorsements attached thereto shall not exceed, in the aggregate, the face amount of said policy and costs which the Company is obligated under the provisions of said commitment/policy to pay.

This endorsement is made a part of said commitment/policy and is subject to the exclusions, schedules, endorsements, conditions, stipulations and terms thereof, except as modified by the provisions hereof.

Nothing herein contained shall be construed as extending or changing the effective date of said Commitment/Policy, unless otherwise expressly stated.

IN WITNESS WHEREOF COMMONWEALTH LAND TITLE INSURANCE COMPANY has caused its corporate name and seal to be hereunto affixed by its duly authorized officers on the 18th day of June 1996.

Countersigned                     COMMONWEALTH LAND TITLE INSURANCE COMPANY

Commercial Settlements, Inc.             By /s/ Gerald R. Perras
                                            ____________________
                                                                    President

                               [SEAL]
By:                                      Attest: /s/ James J.D. Lynch Jr.
_____________________________                    ________________________
Authorized Officer or Agent                                         Secretary

Gerald R. Perras, President


Form 1013


                                    ORIGINAL

[LOGO] Commonwealth(R)
       Land Title Insurance Company                             ENDORSEMENT

File No. 96-1147

To be annexed to and form a part of Commitment/Policy No.  207-516329   insuring

TC HIGH RIDGE, L.L.C., a Delaware limited liability company

as set forth in said Commitment/Policy.
The said Commitment/Policy is hereby amended in the following manner:

            The Company hereby affirmatively insures that the land described in Schedule A is the same as that delineated on the Survey prepared by VIKA Incorporated dated February, 1994 and last revised April 9, 1996.








The total liability of the Company under said commitment/policy and any endorsements attached thereto shall not exceed, in the aggregate, the face amount of said policy and costs which the Company is obligated under the provisions of said commitment/policy to pay.

This endorsement is made a part of said commitment/policy and is subject to the exclusions, schedules, endorsements, conditions, stipulations and terms thereof, except as modified by the provisions hereof.

Nothing herein contained shall be construed as extending or changing the effective date of said Commitment/Policy, unless otherwise expressly stated.

IN WITNESS WHEREOF COMMONWEALTH LAND TITLE INSURANCE COMPANY has caused its corporate name and seal to be hereunto affixed by its duly authorized officers on the 18th day of June 1996.

Countersigned                     COMMONWEALTH LAND TITLE INSURANCE COMPANY

Commercial Settlements, Inc.             By /s/ Gerald R. Perras
                                            ____________________
                                                                    President

                               [SEAL]
By:                                      Attest: /s/ James J.D. Lynch Jr.
_____________________________                    ________________________
Authorized Officer or Agent                                         Secretary

Gerald R. Perras, President


Form 1013


                                    ORIGINAL

                          CONDITIONS AND STIPULATIONS

1. DEFINITION OF TERMS.

   The following terms when used in this policy mean

   (a) "insured" the insured named in Schedule A, and, subject to any rights or defenses the Company would have had against the named insured, those who succeed to the interest of the named insured by operation of law as distinguished from purchase including, but not limited to, heirs, distributees, devisees, survivors, personal representatives, next of kin, or corporate or fiduciary successors.

   (b) "insured claimant": an insured claiming loss or damage.

   (c) "knowledge" or "known": actual knowledge, not constructive knowledge or notice which may be imputed to an insured by reason of the public records as defined in this policy or any other records which impart constructive notice of matters affecting the land.

   (d) "land": the land described or referred to in Schedule A, and improvements affixed thereto which by law constitute real property. The term "land" does not include any property beyond the lines of the area described or referred to in Schedule A, nor any right, title, interest, estate or easement in abutting streets, roads, avenues, alleys, lanes, ways or waterways, but nothing herein shall modify or limit the extent to which a right of access to and from the land is insured by this policy.

   (e) "mortgage": mortgage, deed of trust, trust deed, or other security instrument.

   (f) "public records": records established under state statutes at Date of Policy for the purpose of imparting constructive notice of matters relating to real property to purchasers for value and without knowledge. With respect to
Section 1(a) (iv) of the Exclusions From Coverage, "public records" shall also include environmental protection liens filed in the records of the clerk of the United States district court for the district in which the land is located.

   (g) "unmarketability of the title": an alleged or apparent matter affecting the title to the land, not excluded or excepted from coverage, which would entitle a purchaser of the estate or interest described in Schedule A to be released from the obligation to purchase by virtue of a contractual condition requiring the delivery of marketable title.

2. CONTINUATION OF INSURANCE AFTER CONVEYANCE OF TITLE.

   The coverage of this policy shall continue in force as of Date of Policy in favor of an insured only so long as the insured retains an estate or interest in the land, or holds an indebtedness secured by a purchase money mortgage given by a purchaser from the insured, or only so long as the insured shall have liability by reason of covenants of warranty made by the insured in any transfer or conveyance of the estate or interest. This policy shall not continue in force in favor of any purchaser from the insured of either (i) an estate or interest in the land, or (ii) an indebtedness secured by a purchase money mortgage given to the insured.

3. NOTICE OF CLAIM TO BE GIVEN BY INSURED CLAIMANT.

   The insured shall notify the Company promptly in writing (i) in case of any litigation as set forth in Section 4(a) below, (ii) in case knowledge shall come to an insured hereunder of any claim of title or interest which is adverse to the title to the estate or interest as insured, and which might cause loss or damage for which the Company may be liable by virtue of this policy, or (iii) if title to the estate or interest, as insured, is rejected as unmarketable. If prompt notice shall not be given to the Company, then as to the insured all liability of the Company shall terminate with regard to the matter or matters for which prompt notice is required; provided, however, that failure to notify the Company shall in no case prejudice the rights of any insured under this policy unless the Company shall be prejudiced by the failure and then only to the extent of the prejudice.

4. DEFENSE AND PROSECUTION OF ACTIONS; DUTY OF INSURED CLAIMANT TO COOPERATE.

   (a) Upon written request by the insured and subject to the options contained in Section 6 of these Conditions and Stipulations, the Company, at its own cost and without unreasonable delay, shall provide for the defense of an insured in litigation in which any third party asserts a claim adverse to the title or interest as insured, but only as to those stated causes of action alleging a defect, lien or encumbrance or other matter insured against by this policy. The Company shall have the right to select counsel of its choice (subject to the right of the insured to object for reasonable cause) to represent the insured as to those stated causes of action and shall not be liable for and will not pay the fees of any other counsel. The Company will not pay any fees, costs or expenses incurred by the insured in the defense of those causes of action which allege matters not insured against by this policy.

   (b) The Company shall have the right, at its own cost, to institute and prosecute any action or proceeding or to do any other act which in its opinion may be necessary or desirable to establish the title to the estate or interest, as insured, or to prevent or reduce loss or damage to the insured. The Company may take any appropriate action under the terms of this policy, whether or not it shall be liable hereunder, and shall not thereby concede liability or waive any provision of this policy. If the Company shall exercise its rights under this paragraph, it shall do so diligently.

   (c) Whenever the Company shall have brought an action or interposed a defense as required permitted by the provisions of this policy, the Company may pursue any litigation to final determination by a court of competent jurisdiction and expressly reserves the right, in its sole discretion, to appeal from any adverse judgment or order.

   (d) In all cases where this policy permits or requires the Company to prosecute or provide for the defense of any action or proceeding, the insured shall secure to the Company the right to so prosecute or provide defense in the action or proceeding, and all appeals therein, and permit the Company to use, at its option, the name of the insured for this purpose. Whenever requested by the Company, the insured, at the Company's expense, shall give the Company all reasonable aid (i) in any action or proceeding, securing evidence, obtaining witnesses, prosecuting or defending the action or proceeding, or effecting settlement, and (ii) in any other lawful act which in the opinion of the Company may be necessary or desirable to establish the title to the estate or interest as insured. If the Company is prejudiced by the failure of the insured to furnish the required cooperation, the Company's obligations to the insured under the policy shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation, with regard to the matter or matters requiring such cooperation.

5. PROOF OF LOSS OR DAMAGE.

   In addition to and after the notices required under Section 3 of these Conditions and Stipulations have been provided the Company, a proof of loss or damage signed and sworn to by the insured claimant shall be furnished to the Company within 90 days after the insured claimant shall ascertain the facts giving rise to the loss or damage. The proof of loss or damage shall describe the defect in, or lien or encumbrance on the title, or other matter insured against by this policy which constitutes the basis of loss or damage and shall state, to the extent possible, the basis of calculating the amount of the loss or damage. If the Company is prejudiced by the failure of the insured claimant to provide the required proof of loss or damage, the Company's obligations to the insured under the policy shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation, with regard to the matter or matters requiring such proof of loss or damage.

   In addition, the insured claimant may reasonably be required to submit to examination under oath by any authorized representative of the Company and shall produce for examination, inspection and copying, at such reasonable times and places as may be designated by any authorized representative of the Company, all records, books ledgers, checks, correspondence and memoranda, whether bearing a date before or after Date of Policy, which reasonably pertaining to the loss or damage. Further, if requested by any authorized representative of the Company, the insured claimant shall grant its permission, in writing, for any authorized representative or the Company to examine, inspect and copy all records, books ledgers, checks, correspondence and memoranda in the custody or control of a third party, which reasonably pertain to the loss or damage. All information designated as confidential by the insured claimant provided to the Company pursuant to this Section shall not be disclosed to others unless, in the reasonable judgement of the Company, it is necessary in the administration of the claim. Failure of the insured claimant to submit for examination under oath, produce other reasonably requested information or grant permission to secure reasonably necessary information from third parties as required in this paragraph shall terminate any liability of the Company under this policy as to that claim.

6. OPTIONS TO PAY OR OTHERWISE SETTLE CLAIMS; TERMINATION OF LIABILITY.

   In case of a claim under this policy, the Company shall have the following options:

   (a) To Pay or Tender Payment of the Amount of Insurance.

            To pay or tender payment of the amount of insurance under this policy together with any costs, attorneys' fees and expenses incurred by the insured claimant, which were authorized by the Company, up to the time of payment or tender of payment and which the Company is obligated to pay.

           Upon the exercise by the Company of this option, all liability and obligations to the insured under this policy, other than to make the payment required, shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation, and the policy shall be surrendered to the Company for cancellation.

   (b) To Pay or Otherwise Settle With Parties Other than the Insured or With the Insured Claimant.

        (i) to pay or otherwise settle with other parties for or in the name of an insured claimant any claim insured against under this policy, together with any costs, attorneys' fees and expenses incurred by the insured claimant which were authorized by the Company up to time of payment and which the Company is obligated to pay; or

        (ii) to pay or otherwise settle with the insured claimant the loss or damage provided for under this policy, together with any costs, attorneys' fees and expenses incurred by the insured claimant which were authorized by the Company up to the time of payment and which the Company is obligated to pay.

   Upon the exercise by the Company of either of the options provided for in paragraphs (b)(i) or (ii), the Company's obligations to the insured under this policy for the claimed loss or damage, other than the payments required to be made, shall terminate, including any liability or obligation to defend, prosecute or continue any litigation.


B 1190-2           Conditions and Stipulations Continued Inside Cover

                          CONDITIONS AND STIPULATIONS


7. DETERMINATION, EXTENT OF LIABILITY AND COINSURANCE.

   This policy is a contract of indemnity against actual monetary loss or damage sustained or incurred by the insured claimant who has suffered loss or damage by reason of matters insured against by this policy and only to the extent herein described.

   (a) The liability of the Company under this policy shall not exceed the least of:

       (i) the Amount of Insurance stated in Schedule A; or,

       (ii) the difference between the value of the insured estate or interest as insured and the value of the insured estate or interest subject to the defect, lien or encumbrance insured against by this policy.

   (b) In the event the Amount of Insurance stated in Schedule A at the Date of Policy is less than 80 percent of the value of the insured estate or interest or the full consideration paid for the land, whichever is less, or if subsequent to the Date of Policy an improvement is erected on the land which increases the value of the insured estate or interest by at least 20 percent over the Amount of Insurance stated in Schedule A, then this Policy is subject to the following:

       (i) where no subsequent improvement has been made, as to any partial loss, the Company shall only pay the loss pro rata in the proportion that the amount of insurance at Date of Policy bears to the total value of the insured estate or interest at Date of Policy; or

       (ii) where a subsequent improvement has been made, as to any partial loss, the Company shall only pay the loss pro rata in the proportion that 120 percent of the Amount of Insurance stated in Schedule A bears to the sum of the Amount of Insurance stated in Schedule A and the amount expended for the improvement.

   The provisions of this paragraph shall not apply to costs, attorneys' fees and expenses for which the Company is liable under this policy, and shall only apply to that portion of any loss which exceeds, in the aggregate, 10 percent of the Amount of Insurance stated in Schedule A.

   (c) The Company will pay only those costs, attorneys' fees and expenses incurred in accordance with Section 4 of these Conditions and Stipulations.

8. APPORTIONMENT.

   If the land described in Schedule A consists of two or more parcels which are not used as a single site, and a loss is established affecting one or more of the parcels but not all, the loss shall be computed and settled on a pro rata basis as if the amount of insurance under this policy was divided pro rata as to the value on Date of Policy of each separate parcel to the whole, exclusive of any improvements made subsequent to Date of Policy, unless a liability or value has otherwise been agreed upon as to each parcel by the Company and the insured at the time of the issuance of this policy and shown by an express statement or by an endorsement attached to this policy.

9. LIMITATION OF LIABILITY.

   (a) If the Company establishes the title, or removes the alleged defect, lien or encumbrance, or cures the lack of a right of access to or from the land, or cures the claim of unmarketability of title, all as insured, in a reasonably diligent manner by any method, including litigation and the completion of any appeals therefrom, it shall have fully performed its obligations with respect to that matter and shall not be liable for any loss or damage caused thereby.

   (b) In the event of any litigation, including litigation by the Company or with the Company's consent, the Company shall have no liability for loss or damage until there has been a final determination by a court of competent jurisdiction, and disposition of all appeals therefrom, adverse to the title as insured.

   (c) The Company shall not be liable for loss or damage to any insured for liability voluntarily assumed by the insured in settling any claim or suit without the prior written consent of the Company.

10. REDUCTION OF INSURANCE; REDUCTION OR TERMINATION OF LIABILITY.

    All payments under this policy, except payments made for costs, attorneys' fees and expenses, shall reduce the amount of the insurance pro tanto.

11. LIABILITY NONCUMULATIVE.

    It is expressly understood that the amount of insurance under this policy shall be reduced by any amount the Company may pay under any policy insuring a mortgage to which exception is taken in Schedule B or to which the insured has agreed, assumed, or taken subject, or which is hereafter executed by an insured and which is a charge or lien on the estate or interest described or referred to in Schedule A, and the amount so paid shall be deemed a payment under this policy to the insured owner.

12. PAYMENT OF LOSS.

    (a) No payment shall be made without producing this policy for endorsement of the payment unless the policy has been lost or destroyed, in which case proof of loss or destruction shall be furnished to the satisfaction of the Company.


(Continued)


    (b) When liability and the extent of loss or damage has been definitely fixed in accordance with these Conditions and Stipulations, the loss or damage shall be payable within 30 days thereafter.

13. SUBROGATION UPON PAYMENT OR SETTLEMENT.

    (a) The Company's Right of Subrogation.

    Whenever the Company shall have settled and paid a claim under this policy, all right of subrogation shall vest in the Company unaffected by any act of the insured claimant.

    The Company shall be subrogated to and be entitled to all rights and remedies which the insured claimant would have had against any person or property in respect to the claim had this policy not been issued. If requested by the Company, the insured claimant shall transfer to the Company all rights and remedies against any person or property necessary in order to perfect this right of subrogation. The insured claimant shall permit the Company to sue, compromise or settle in the name of the insured claimant and to use the name of the insured claimant in any transaction or litigation involving these rights or remedies.

    If a payment on account of a claim does not fully cover the loss of the insured claimant, the Company shall be subrogated to these rights and remedies in the proportion which the Company's payment bears to the whole amount of the loss.

    If loss should result from any act of the insured claimant, as stated above, that act shall not void this policy, but the Company, in that event, shall be required to pay only that part of any losses insured against by this policy which shall exceed the amount, if any, lost to the Company by reason of the impairment by the insured claimant of the Company's right of subrogation.

    (b) The Company's Rights Against Non-insured Obligors.

    The Company's right of subrogation against non-insured obligors shall exist and shall include, without limitation, the rights of the insured to indemnities, guaranties, other policies of insurance or bonds, notwithstanding any terms or conditions contained in those instruments which provide for subrogation rights by reason of this policy.

14. ARBITRATION

    Unless prohibited by applicable law, either the Company or the insured may demand arbitration pursuant to the Title Insurance Arbitration Rules of the American Arbitration Association. Arbitrable matters may include, but are not limited to, any controversy or claim between the Company and the insured arising out of or relating to this policy, any service of the Company in connection with its issuance or the breach of a policy provision or other obligation. All arbitrable matters when the Amount of Insurance is $1,000,000 or less shall be arbitrated at the option of either the Company or the insured. All arbitrable matters when the Amount of Insurance is in excess of $1,000,000 shall be arbitrated only when agreed to by both the Company and the insured. Arbitration pursuant to this policy and under the Rules in effect on the date the demand for arbitration is made or, at the option of the insured, the Rules in effect at Date of Policy shall be binding upon the parties. The award may include attorneys' fees only if the laws of the state in which the land is located permit a court to award attorneys' fees to a prevailing party. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

    The law of the situs of the land shall apply to an arbitration under the Title Insurance Arbitration Rules.

    A copy of the Rules may be obtained from the Company upon request.

15. LIABILITY LIMITED TO THIS POLICY; POLICY ENTIRE CONTRACT.

    (a) This policy together with all endorsements, if any, attached hereto by the Company is the entire policy and contract between the insured and the Company. In interpreting any provision of this policy, this policy shall be construed as a whole.

    (b) Any claim of loss or damage, whether or not based on negligence, and which arises out of the status of the title to the estate or interest covered hereby or by any action asserting such claim, shall be restricted to this policy.

    (c) No amendment of or endorsement to this policy can be made except by a writing endorsed hereon or attached hereto signed by either the President, a Vice President, the Secretary, an Assistant Secretary, or validating officer or authorized signatory of the Company.

16. SEVERABILITY.

    In the event any provision of the policy is held invalid or unenforceable under applicable law, the policy shall be deemed not to include that provision and all other provisions shall remain in full force and effect.

17. NOTICES, WHERE SENT.

    All notices required to be given the Company and any statement in writing required to be furnished the Company shall include the number of this policy and shall be addressed to Commonwealth Land TItle Insurance Company, Eight Penn Center, Philadelphia, Pennsylvania 19103-2198.


NM 1 PA 10
ALTO Owner's Policy (10-17-92)
Form 1190-3 Cover Page

                                    ORIGINAL

                         Valid Only If Face Page, Schedules A and B Are Attached

                        American Land Title Association
                                 Owner's Policy
                                   (10-17-92)



                                     POLICY

                                       OF

                                     TITLE

                                   INSURANCE



                                   [LOGO](R)


                                   ISSUED BY


                          Commonwealth(R)
                          Land Title Insurance Company

                           TITLE INSURANCE SINCE 1876

                                  HOME OFFICE
                               EIGHT PENN CENTER
                          PHILADELPHIA, PA 19103-2198


B 1190-3

                                  EXHIBIT "K"

                     PHASE I ENVIRONMENTAL SITE ASSESSMENT
                                  Conducted on
                              Fair Ridge Building
                             11225 Waples Mill Road
                               Fairfax, Virginia

                                      For:

                    Trammel Crow Real Estate Services, Inc.
                              1115 30th Street, NW
                              Washington, DC 20007

                           Issue Date: April 16, 1996

Ronald G. Martin, CHMM                         /s/ RG Martin
______________________________________         __________________________
Site Inspector/Environmental Scientist                   Signature

Andrew M. Forrest, PG                          /s/ A. M. Forrest
______________________________________         __________________________
Supervisor/Project Director                              Signature

                                  Prepared by:

                Environmental Science & Engineering, Inc. (ESE)
                              250-A Exchange Place
                            Herndon, Virginia 22070
                             Phone: (703) 318-8900
                              Fax: (703) 318-0411

                            ESE Project No. 2196090

                                  EXHIBIT "L"

                                   EXHIBIT L

Property Management - Specifications

The following are the specific property management areas that Landlord's property manager ("Property Manager" or "TCRES") will oversee on behalf of Landlord and Tenant (or "BTG"):

A. CONTRACT SERVICES:
   -----------------

         TCRES will operate HIGH RIDGE CORPORATE PARK IN a professional manner. As managing agent, TCRES will oversee the MANAGEMENT, OPERATION, and EQUIPMENT MAINTENANCE of the property. This responsibility will include contracting, monitoring and managing essential services, as appropriate, such as utilities, janitorial, mechanical, elevator maintenance, trash removal, recycling, landscaping and the building security access system. TCRES will administer all contracted services in a manner that provides a high level of service reasonably acceptable to the Tenant while exercising maximum control over operating costs. At a minimum, contracts will be reviewed on an annual basis in conjunction with budget preparation process and will be re-bid as necessary.

B. MAINTENANCE AND OPERATIONS SERVICES:
   -----------------------------------

   1. PEST CONTROL: Preventive pest control services will be provided on a monthly basis to the buildings in order to maintain a pest free environment. Interim service will be provided if a pest problem becomes evident. Immediate termite treatment would be performed to terminate any presence of pests.

   2. HEATING, VENTILATION & AIR CONDITIONING (HVAC): The HVAC systems will be operated and maintained to ensure that an appropriate seasonal temperature range and air quality is provided in all areas as set forth in the Lease. Following an evaluation period, the Preventive Maintenance schedule will be adjusted if necessary to maximize the operating efficiency and life expectancy of all mechanical systems.

   3. ELECTRICAL SYSTEMS: Electrical Systems shall be inspected annually to ensure their safety and reliability. A comprehensive preventive maintenance program shall be designed for all electrical system components. Special procedures will be established to ensure the integrity and reliability of electrical systems that support data centers. Where Auxiliary Power Systems (APS), Uninterrupted Power Systems (UPS), power conditioners and other specialized electrical systems exist, special operations and maintenance programs will be established to maximize their reliability.

   4. ELEVATOR MAINTENANCE: Elevators shall be maintained and adjusted regularly by qualified technicians to ensure their safety, reliability, operating efficiency and longevity. An independent elevator consultant, if contracted for as part of the property's annual operating budget shall inspect all elevator systems to verify appropriate preventive maintenance and proper adjustments are being performed on the elevator systems in accordance with local building codes.

   5. PLUMBING SYSTEMS: All water and natural gas piping, sanitary sewers, rain leaders, water coolers, water heaters, water closets, lavatories and other plumbing fixtures will be maintained to ensure proper operation and leak free condition. Fixtures will be inspected quarterly and seals and washers replaced as necessary to prevent drips and minor leaks.

   6. INTERIOR LIGHTING: Lamps and ballasts for interior lighting fixtures, including task lighting and exit lights, will be handled as a priority
         3. If two or more adjacent lighting fixtures are inoperable, the request will be handled as a priority 2. Light diffusers and lenses will be cleaned during re-lamping. Relamping will take place on a schedule reasonably acceptable to the Tenant.

   7. EXTERIOR LIGHTING: Proper exterior lighting is essential to the safety of all tenants and guests. Replacement of exterior lighting will be considered a priority l or 2 at the reasonable discretion of the Tenant. Exterior lighting should be regulated by a photocell to ensure operating efficiency.

   8. PARKING GARAGE FACILITY & MAINTENANCE: The parking garage facility, deck or lot shall be maintained free of litter. Areas of cracking or "alligatoring" will be repaired as required. Signage, traffic arrows and lines, handicap designations and striping of parking spaces will be maintained so as to be clearly legible at all times.
                                                              .,
   9. SNOW AND ICE REMOVAL: Service contracts will be maintained to ensure the timely removal of snow and ice from the building entries, sidewalks, parking areas and drives in accordance with local codes. A fresh supply of calcium chloride or other de-icer will be used by the building's maintenance staff as required. When significant snow or ice accumulates, management will use its best efforts to remove snow and ice in order to provide for safe building ingress and egress so as to minimize any inconvenience to the tenants.

   10. EXTERIOR SIGNAGE: Exterior signs at ground level shall be inspected regularly and maintained. Primary identification and pylon signs will be cleaned annually and florescent lamps replaced as necessary.

   11. INTERIOR SIGNAGE: Common area directional signage, directories, and any signage required to comply with governmental rules and regulations will be consistently maintained and updated to the reasonable satisfaction of Tenant.

   12. ROOF INSPECTION/REPAIRS: The roof will be inspected during the annual building inspection to determine any preventive maintenance requirements.

   13. EXTERIOR/INTERIOR PLANTS: Exterior and Interior plants, both base plantings and rotating seasonals, will be provided and maintained to ensure an attractive appearance on the grounds and in the lobbies and common areas of the buildings throughout the year.

   14. AFTER HOURS RECEPTION FUNCTIONS: Management will assist in coordinating vendor deliveries and will set up logistics for any after hours reception functions. A Building Engineer will be on-site to assist in after hours functions as requested. A member of the TCRES management staff may also be available as determined.

   15. SUPPLIES: The Property Manager is charged with the responsibility for establishing and monitoring the procedures for purchase, use and inventory of all supplies, tools and equipment necessary to operate the property. TCRES will provide the Tenant with a monthly report of supplies used and current inventory. All supplies will be procured on a best value basis, established by lowest price with required availability. The TCRES personnel assigned to the building will ensure that all expenditures are recorded. To that end, TCRES has established a purchasing procedure and inventory control program which provides that: (i) numbered purchase orders are required for any purchase or service not under contract; (ii) all purchase orders must be authorized by personnel with approval authority previously established by ownership, and (iii) the administration of inventory control shall be the responsibility of the property manager with the reasonable approval of the Tenant's Director of Facilities. The arrangement in no way limits the Tenant's option to purchase supplies and provide them to the property manager, should the Tenant deem it advisable to do so; provided such items purchased by Tenant shall not be included in the determination of the Base Year Operating Costs.

         All invoices must carry a complete accounting of the supplies used in a manner that identifies supplies used to provide service to individual BTG business units, but only to the extent TCRES is informed at the time such supplies are ordered as to the identity of the specific BTG business unit.

   16. EXTERIOR CLEANING/PAINTING: The building's exterior facade will be maintained in a clean and attractive appearance. Painted and/or duranotic surfaces will be repainted as necessary to maintain a clean, uniform surface free of peeling, streaking or staining.

   17. INTERIOR PAINTING/WALLCOVERING: Routine janitorial service will clean soiled areas from interior painted surfaces or wallcovering to provide a stain-free appearance. Entries and heavy traffic areas may require interim painting to maintain a clean appearance. Such need will be determined during routine building preventive maintenance inspections (or at Tenant's reasonable request).

   18. BUILDING REPAIRS/LOCKSMITH SERVICES: Handyman services will be provided to maintain and repair the existing building structure and components, consisting of minor building repairs and rekeying upon request.

   19. BUILDING SECURITY ACCESS SYSTEM MAINTENANCE AND GUARD SERVICES: TCRES's Director of Security and the Property Manager will meet with Tenant's Director of Facilities on a regular basis, to assess the building Security Access System's effectiveness. This contract will be evaluated and bid annually to receive the best available fee for responsible system monitoring. TCRES shall provide BTG with full access to the building database. Should BTG elect to procure uniformed guard service through TCRES, the contract will be rebid using TCRES's portfolio size thus assuring the best value for this service (note: this expense will not be included in the determination of the Base Year Operating Costs). A thorough project specific security policy & procedures manual will be provided to the Tenant. TCRES's Director of Security, Property Manager and Building Engineer will include the fire alarm systems and other safety equipment in the preventive maintenance schedule.

C. PROPERTY MANAGER RESPONSE TIMES
   -------------------------------

         Tenant will set priority on all Tenant initiated work requests which the Landlord will apply as follows:

   1. PRIORITY 1: 1 hour response with work-around suitable to Tenant in place by 2-hours after report - 24 hours per day/7 days per week. Repair completed in next business day.

   2.    PRIORITY 2: Same as priority 1, but limited to normal working hours.

   3. PRIORITY 3: 4 hour response during normal working hours with work-around in place within six business hours. Repair completed within two business days.

   4. PRIORITY 4: Work-around in place or contact made with Tenant within one business day, repair complete within 3 business days.

         As used herein, the term "work-around" is defined as an action taken to partially restore the functionality to the failed component or system which falls short of a complete repair.

         Notwithstanding the foregoing, to the extent the completion response and/or work-around times set forth above are not met due to lack of labor and/or parts, to the extent the Property Manager is diligently pursuing to complete the work required, the response times set forth above shall be extended to allow for such lack of parts or labor.

D. OTHER:
   -----

   1. PREVENTIVE MAINTENANCE SCHEDULES: Property Managers will allow Tenant to review and reasonably approve Property Manager's preventive maintenance schedules for the buildings' systems.

   2. EMERGENCY EVACUATION PLAN: Property Manager and Tenant will jointly prepare an emergency evacuation plan for the Building.

   3. Modifications: To the extend Tenant requests a modification to this Exhibit L or to Exhibit F, and such modification does not increase Landlord's Base Year Operating Costs, and does not negatively impact Landlord's repair and maintenance obligations under the lease. Landlord will agree to work in good faith with Tenant to effect such requests of Tenant. However, if requests will increase Landlord's Base Year Operating Costs, Tenant will be responsible for such additional costs.

                        FIRST AMENDMENT TO DEED OF LEASE
                        --------------------------------

          THIS FIRST AMENDMENT TO DEED OF LEASE (this "Amendment") is made this 22nd day of May, 1997, by and between GATEWAY PIEDMONT, INC., a California corporation ("Landlord"), and BTG, INC., a Virginia corporation ("Tenant").

                               R E C I T A L S :

          WHEREAS, Tenant and TC High Ridge, L.L.C. (the "Original Landlord") have heretofore made and entered into that certain Deed of Lease dated as of August 16, 1996 (the "Lease"), wherein the Original Landlord leased the "Premises" (as defined therein) to Tenant.

          WHEREAS, contemporaneous with the execution hereof, Landlord named herein has acquired from the Original Landlord the Premises, the Land (as defined below) and all of the rights, title, interests and obligations of the Original Landlord under the Lease.

          WHEREAS, as a condition precedent to such acquisition, Landlord and Tenant have agreed to amend certain provisions of the Lease in the manner set forth below.

          NOW THEREFORE, for and in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending legally and equitably to be bound, hereby covenant and agree as follows:

          1. RECITALS; INCORPORATION OF TERMS. The foregoing recitals, and the terms and provisions of the Lease, are incorporated herein by reference and made a substantive part of this Amendment. Capitalized terms not defined in this Amendment shall have the meanings ascribed to such terms in the Lease.

          2. AMENDMENTS TO LEASE. Effective as of the Effective Date, the Lease shall be deemed amended, modified and supplemented in the following manner:

          a. Section 1.3 of the Lease shall be deleted in its entirety, and the following shall be substituted in lieu thereof:

             1.3 LEASE TERM. The term of this Lease (the "Term" or "Lease Term") shall commence on April 1, 1997 (which shall be deemed to be the "Commencement Date", as defined in Section 1.4 below, for all purposes hereof), and shall expire at 5:00 p.m. Eastern Time on June 30, 2012, unless (i) renewed pursuant to the provisions of
             Section 51 below, (ii) terminated by Landlord pursuant to the provisions of Section 24 below or (iii) terminated by Tenant pursuant to the provisions of Section 53 below (in any such case, the "Lease Expiration Date").

           b. Section 1.5.1 of the Lease shall be deleted in its entirety, and the following shall be substituted in lieu thereof:

             1.5.1 BASE RENT. During the first Lease Year and the "Interim Period" (as defined in Section 1.9 below), Tenant shall pay to Landlord an annual "Base Rent" in an amount equal to payable in equal monthly installments during each Lease Year ("Monthly Rent"). The foregoing notwithstanding, Tenant shall, under certain circumstances, be entitled to a rebate of portions of the Tax and Expense Component pursuant to the provisions of Sections 9.1.3 and 10.4 hereinbelow. Effective upon the commencement of the second (2nd) Lease Year, and upon the commencement of each Lease Year thereafter during the initial fifteen (15) year Term hereof (each such date being referred to herein as an "Adjustment Date"), the annual Base Rent shall be adjusted by increasing the Triple-Net Component thereof (but not the Tax and Expense Component thereof) by the "CPI Adjustment", as defined below, provided however, that (i) in no event shall the annual Base Rent increase by more than three and one-half percent (3.5%) of the then-effective Triple-Net Component in any Lease Year and (ii) in no event shall the Triple-Net Component be reduced below the Triple-Net Component paid by Tenant during the prior Lease Year. For purposes hereof, on each Adjustment Date the "CPI Adjustment" shall be calculated by multiplying the Triple-Net Component payable during the then-current Lease Year by one hundred twenty percent (120%) of a fraction, the numerator of which shall be the difference between the "Index" (as defined below) most recently published prior to the Adjustment Date in question and the Index most recently published as of the date which is one (1) year prior to said Adjustment Date, and the denominator of which shall be the Index published one (1) year prior to the Adjustment Date in question. For purposes hereof, the "Index" shall mean the revised Consumer Price Index for Urban Wage Earners and Clerical Workers for the Washington, D.C.-MD-VA-SMSA (All Items, 1982-84=100) promulgated by the Bureau of Labor Statistics of the United States Department of Labor. If the Index is changed so that a base year other than 1982-84 is used, the Index used herein shall be converted in accordance with the conversion factor published by the Bureau of Labor Statistics of the Department of Labor. If the Index is discontinued during the Term, the Index shall be the successor index adopted by the Bureau of Labor Statistics or, if none, the parties shall mutually agree upon and substitute another similar index.

           c. Section 1.7 of the Lease shall be deleted in its entirety, and the following shall be substituted in lieu thereof:

             1.7 NOTICE AND PAYMENT ADDRESSES. Any notices under this Lease shall be governed by the terms of Section 30, below. The notice addresses of the parties are as follows:

             If to Landlord:    Gateway Piedmont, Inc.
                                c/o TA Associates Realty
                                45 Milk Street, 6th Floor
                                Boston, MA 02109
                                Attn: Henry Brauer, Director of
                                      Asset Management

             With copies to:    Cox, Castle & Nicholson, LLP
                                Suite 2800
                                2049 Century Park East
                                Los Angeles, California 90067
                                ATTN: Amy H. Wells, Esq.

             and:               Barnes Morris Pardoe & Foster
                                1015 15th Street, N.W., Suite 1000
                                Washington, DC 20005
                                ATTN: Eric Forshee

             If to Tenant:      BTG, Inc.
                                3877 Fairfax Ridge Road
                                Fairfax, Virginia 22030
                                Attn: Marilynn Bersoff, Senior Vice President

             With copies to:    Tucker, Flyer & Lewis, a
                                professional corporation
                                1615 L Street, N.W.-4th Floor
                                Washington, D.C. 20036
                                Attn: Mark D. Jackson, Esq.

             and:               The Irving Group
                                1950 Old Gallows Road
                                Suite 555
                                Vienna, Virginia 22182
                                Attn: Dale Powell, President

             Either party may, by ten (10) days' prior written notice to the other, designate a new address to which all notices hereunder shall be directed.

          d. Section 1.8 of the Lease shall be deleted in its entirety, and the following shall be substituted in lieu thereof:

             1.8 RENT PAYMENT ADDRESS. Tenant shall send payments of Rent and additional rent hereunder to Landlord at the following address, or to such other address of which Landlord may advise Tenant in writing in accordance with the provisions of Section 39 below:

                                Gateway Piedmont, Inc.-High Ridge Office Park File #55229
                                Los Angeles, California 90074-5229

          e. Section 1.9 of the Lease shall be deleted in its entirety, and the following shall be substituted in lieu thereof:

             1.9 LEASE YEAR. Each twelve (12) month period within the Lease Term shall be referred to herein as a "Lease Year." The first Lease Year shall commence on July 1, 1997 and terminate on June 30, 1998. Each subsequent Lease Year shall commence on the first day of July and shall continue for a period of twelve (12) full calendar months. The period commencing on June 1, 1997 and ending on July 1, 1997 shall be referred to herein as the "Interim Period", and shall be treated as a separate partial Lease Year for purposes of calculating Tenant's obligations under Sections 9 and 10 hereof; however, the period beginning on the Commencement Date and ending on May 31, 1997 shall not constitute a partial Lease Year, and Tenant shall have no obligations to pay any additional rent with respect to such period.

          f. The last sentence of Section 5.4 of the Lease is hereby deleted in its entirety.

          g. Sections 7.1 through 7.5 shall be modified to substitute the phrase "similar first class properties" wherever the phrases "similar properties" or "comparable properties" is used, it being the intent hereof that each of Landlord and Tenant shall perform their respective repair and maintenance obligations hereunder in accordance with standards applicable to comparable first-class buildings in Fairfax, Virginia.

          h. The period at the end of the last sentence of Section 7.1 of the Lease shall be deleted, and the following shall be added at the end of such sentence:

             ; provided, however, that Landlord's obligation to correct latent defects shall terminate upon the earlier of (A) the date Landlord has expended the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) correcting such latent defects, or (B) the expiration of such eighteen (18) month period, and thereafter, (i) to the extent any repairs, improvements or replacements needed to correct any additional latent defects constitute an Operating Cost pursuant to Section 9.6 below, then Tenant shall be responsible for the same, and (ii) to the extent any repairs, improvements or replacements needed to correct any additional latent defects are excluded from Operating Costs pursuant to the provisions of Section
             9.7 below, then Landlord shall be responsible for the same. In addition, if and to the extent TC High Ridge, LLC, Landlord's predecessor-in-interest, pays any amount to Tenant in satisfaction of its obligation to perform or complete any punch-list obligations regarding the Base Building Work, then, absent Landlord's agreement to the contrary, Tenant shall complete such part of the punch-list work at its sole cost and expense within a reasonable time following its receipt of such payment; and, in the event Tenant fails timely to perform any punch-list work required to be performed by Landlord, then Landlord shall have the right to complete the same, and the costs incurred by Landlord in connection therewith shall constitute Operating Costs for all purposes hereof.

          i. Section 7.3 of the Lease shall be deleted in its entirety.

          j. The first sentence of Section 7.4 of the Lease shall be modified to delete the phrase "during the First Lease Year", and to substitute in lieu thereof the phrase "or replacements, whether of a capital nature or otherwise, at any time during the Term hereof, except as agreed upon by the parties pursuant to the annual Approved Budget".

          k. The following shall be added as new Sections 7.6, 7.7, 7.8, 7.9 and
7.10 of the Lease:

             7.6 REPLACEMENT OF THIRD PARTS PROPERTY MANAGER. Landlord and Tenant acknowledge that Landlord shall initially engage Trammel Crow Real Estate Services, Inc. ("TCRES") to manage the Project upon terms mutually acceptable to Landlord, Tenant and TCRES. TCRES or any subsequent third party manager of the Project engaged by Landlord is hereinafter sometimes referred to as the "Property Manager". Tenant shall have the right, at any time and from time to time and for any reason, upon not less than thirty (30) days prior written notice to Landlord, to require Landlord to terminate its management agreement with TCRES or any future Property Manager and to engage another third party management company mutually and reasonably acceptable to both Landlord and Tenant to manage the Project. Landlord shall have the right to terminate the Property Manager at any time, subject to Tenant's prior written consent, which shall not be unreasonably withheld, conditioned or delayed, and in such event Landlord shall engage another third party management company mutually and reasonably acceptable to both Landlord and Tenant to manage the Project. Any third party management company engaged as the Property Manager hereunder shall manage the Project pursuant to a management agreement approved by Tenant (as to economic and all other terms), which approval shall not be unreasonably withheld, conditioned or delayed. Any party engaged as the Property Manager hereunder shall perform the minimum maintenance specifications set forth in Exhibit L hereto (the "Management Specifications"). In all events, there shall be no mark-up or additional fee charged by Landlord or any Property Manager with respect to any goods, labor or services provided to the Project by third parties. Tenant's rights under this Section
             7.6 shall be subject to modification in certain circumstances pursuant to the provisions of Section 7.10 below. Tenant acknowledges that Landlord shall engage an asset manager in connection with the Project to perform certain accounting, reporting and oversight functions required by Landlord, which asset manager shall be referred to herein as the "Oversight Manager," and that Tenant shall not have the right to select or approve the Oversight Manager or the agreement between Landlord and the Oversight Manager. The provisions of Sections 7.6 and 7.7 shall not apply with respect to the Oversight Manager.

             7.7 TENANT'S SELF-MANAGEMENT OPTION. Tenant shall have the right, at any time, upon at least thirty (30) days prior written notice to Landlord, either (i) to directly engage a third party management company reasonably acceptable to Landlord to manage the Project (rather than having Landlord engage such company) or (ii) to engage, as employees of Tenant, an experienced and qualified facilities manager, building engineer and other individuals to perform the management functions of the Property Manager hereunder. Any individuals engaged by Tenant pursuant to clause (ii) above shall be subject to Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed. If Tenant engages a third party management company to perform the functions of the Property Manager hereunder, Landlord shall have the right to review and approve of any contract between Tenant and such party to insure that such party is obligated to perform and comply with the Management Specifications, which approval shall not be unreasonably withheld, conditioned or delayed. In the event Tenant exercises its right to engage a third party manager or perform management services with its own employees: (a) Tenant shall pay all management and other fees to any third party management company it may engage and/or shall be responsible for the salary and fringe benefits of all employees engaged by Tenant to perform management functions; and (b) Tenant shall be deemed to have elected to eliminate Landlord's obligation to engage a property management company, and such reduction in Operating Costs shall constitute a "Reduced Service" for purposes of Section 8.4 hereof. Accordingly, in such event, the Tax and Expense Component of Base Rent shall be reduced by all management fees and other costs (including, but not limited to, personnel) passed through to the Landlord pursuant to the terms of the applicable management agreement which were paid or incurred by Landlord during the First Lease Year (which for all purposes of this Lease shall not include the Interim Period); PROVIDED, that, if such election is made prior to the expiration of the First Lease Year, the Tax and Expense Component of Base Rent shall be reduced by the management fees and related costs which would have been paid or incurred by Landlord during the First Lease Year absent Tenant's election. In the event Tenant exercises its rights under this Section 7.7, then Tenant shall be deemed to have assumed the obligations of Landlord under the last three (3) sentences of Section 8.1 of the Lease. Tenant's rights under this
             Section 7.7 shall be subject to modification in certain circumstances pursuant to the provisions of Section 7.10 below.

             7.8 MANAGEMENT DEFICIENCIES. In the event Landlord believes that Tenant's third party management company or in-house employees are not managing the Project in the manner required herein, it shall provide Tenant and any third party manager engaged by Tenant with written notice thereof setting forth the perceived deficiencies. In the event any deficiencies are not corrected within thirty (30) days from the date of such notice (or such longer period of time as may reasonably be needed to cure such deficiencies using due diligence, not to exceed an additional thirty (30) days), then (i) Landlord may temporarily terminate Tenant's right to self-manage the Project or (ii) without terminating Tenant's right to self-manage the Project, Landlord may take such action as may be necessary to cure the deficiencies, and any amounts reasonably expended by Landlord in connection therewith shall be reimbursed by Tenant to Landlord as additional rent hereunder within thirty (30) days following submission of an invoice therefor (with appropriate backup). In the event Landlord terminates Tenant's right to self-manage the Project, then Landlord and Tenant shall mutually agree upon a new third party management company to be employed by Landlord, which shall function as the Property Manager hereunder pursuant to the provisions of Section 7.6 above. If Landlord exercises the termination rights specified above, then Tenant shall have no right to elect to self-manage the Project for at least two
             (2) years thereafter. Further, if Tenant thereafter opts to self-manage the Project and its self-management rights are validly terminated a second (2nd) time pursuant to this paragraph, then its right to self-manage the Project shall thereafter cease and be of no further force and effect. Additionally, in the event Tenant is not self-managing the Project pursuant to Section 7.7 above during the thirteenth (13th) Lease Year, then Tenant shall not have the right to elect to self-manage the Project during the last two (2) Lease Years. Any disputes between Landlord and Tenant under this
             Section 7.8 shall be subject to resolution pursuant to the provisions of Section 49 of this Lease, and pending resolution of any such dispute, unless the parties agree otherwise, Landlord shall have the right (but not the obligation) to engage the Oversight Manager as the Property Manager for the Project, provided that the fees payable to the Oversight Manager shall not exceed the prevailing fair-market fees payable to third parties managing a project similar to the Project in the Fairfax, Virginia area.

             7.9 COORDINATION WITH OVERSIGHT MANAGER. In the event Tenant exercises its right to self-manage the Project pursuant to Section 7.7, all bills incurred in managing the Project shall be approved by Tenant's in-house or third-party property manager and shall then be forwarded to Landlord's Oversight Manager for payment by Landlord in accordance with the Management Specifications, except that Tenant shall be responsible for the fees paid to any third party management company it may engage or the salary of any employees it may hire to perform management-related functions. Additionally, in such event Tenant's third party manager or in-house employees shall (i) promptly respond to all inquiries from the Oversight Manager, (ii) cooperate with any reasonable request made by Landlord's Oversight Manager, and (iii) provide Landlord's Oversight Manager with the reports and information specified in EXHIBIT L hereto within the time frames specified therein. Further, except as approved by Landlord in advance pursuant to any Approved Budget, in no event shall any management company engaged directly by Tenant, or any employees of Tenant, perform any capital repairs or improvements to the Project. The parties acknowledge that Landlord's Oversight Manager is currently Barnes Morris Pardoe & Foster, but that Landlord shall have the right to change its Oversight Manager upon written notice to Tenant. Landlord's Oversight Manager and other representatives of Landlord shall be permitted to inspect the Project on an annual, quarterly and bi-weekly basis, subject to the conditions set forth in Section 18 below. Further, the parties acknowledge that any party performing management functions hereunder shall be responsible for assisting in the preparation of the "Approved Budget" and shall coordinate the "Annual Facility Review" (as such terms are defined in Section
             9.5 below) to determine if all repairs, replacement and improvements to be performed by Landlord and Tenant hereunder have been timely performed.

             7.10 TENANT'S RIGHTS FOLLOWING CERTAIN ASSIGNMENTS AND SUBLETTINGS. Tenant's rights under Sections 7.6 and 7.7 above shall, at Landlord's election, cease and be of no further force and effect in the event of any assignment of this Lease to any party other than a permitted assignee under Section 21.4 of this Lease or in the event Tenant or any such permitted assignee ceases to occupy at least 145,000 rentable square feet of space in the Project (either of such events being referred to herein as a "Self-Management Termination Event"), and in such event (and only in such event) the provisions of this Section 7.10 shall apply. Landlord's election to terminate Tenant's Self-Management rights may be exercised at any time following a Self-Management Termination Event. If Tenant had been self-managing the Project immediately prior to the time a Self-Management Termination Event occurred, and Landlord thereafter elects to terminate Tenant's self-management rights, then Tenant shall have the one-time right to approve of the first Property Manager to be engaged by Landlord following a Self-Management Termination Event, which consent shall not be unreasonably withheld, conditioned or delayed. Further, if at any time thereafter (i) Tenant has notified Landlord, with specificity, of the failure of Landlord's Property Manager to meet any material requirement set forth in the Management Specifications or elsewhere in this Lease, which failure has not been remedied by the Property Manager within thirty (30) days after such notification by Tenant, or (ii) the portion of the property management fee charged by the Property Manager is more than 105% of the then prevailing market rates charged for comparable services as contemplated in the Management Specifications and this Lease (excluding any duties therein to be performed by the Oversight Manager) for comparable properties in the Fairfax, Virginia area, and the property management company is unwilling to reduce such fee to such market rates (provided that the fee paid to the Oversight Manager shall not be included in calculating the property management fee charged by the Property Manager), then Tenant shall have the right, upon thirty (30) day's prior written notice, to require the Landlord to replace the Property Manager (but not the Oversight Manager) with another third party management company mutually and reasonably acceptable to both Landlord and Tenant. The foregoing notwithstanding, Tenant's right to assess whether the cost of property management services being charged by Landlord's Property Manager exceeds market rates, and to require said Property Manager to reduce its fees in lieu of replacement, shall be exercisable only one (1) time during each Lease Year, and shall in no event be exercisable during the first two (2) Lease Years. Further, in such event, any change by Landlord in the identity of the Property Manager shall be subject to Tenant's approval, which shall not be unreasonably withheld, conditioned or delayed; provided that, as long as (y) the replacement management company is then currently engaged in the commercial property management business, and (z) the replacement management company agrees to manage the Project in accordance with the Management Specifications and the terms hereof and at not more than the management fees then currently being charged by the existing Property Manager and Oversight Manager, no approval from Tenant shall be required for any change in the property management company arising as a result of a transfer of ownership of the Project. In the event of a change in the Property Manager as a result of a change in ownership of the Project, such change shall not thereafter terminate Tenant's right to approve subsequent changes in the Property Manager or Tenant's right to require change in the Property Manager in the event of circumstances consistent with either subsection (i) or (ii) above.

          l. Section 8.4 of the Lease shall be amended by substituting the phrase "the First Lease Year" for the phrase "the Base Year" in each place where such phrase appears.

          m. The following shall be added as new Section 9.1.3 of the Lease:

             9.1.3 REIMBURSEMENTS TO TENANT. The parties acknowledge that the Tax and Expense Component of Base Rent includes the full amount of the Base Year Operating Costs as a part of the Rent payable by Tenant. Accordingly, to the extent Tenant's Share of actual Operating Costs attributable to any Lease Year is less than the Base Year Operating Costs, then the difference shall promptly be refunded by Landlord to Tenant.

          n. The first sentence of Section 9.2 of the Lease shall be modified to delete the phrase "For all purposes hereof, the Base Year Operating Costs shall be all Operating Costs incurred by Landlord during the First Lease Year of the Term," and substituting in its place the following: "For purposes hereof, the `Base Year Operating Costs' shall mean an amount equal to"

          o. The following shall be added after the fourth (4th) complete sentence of Section 9.4 of the Lease:

             Similarly, if the Expense Statement shows that Tenant's Share of actual Operating Costs attributable to the applicable Lease Year is less than the Base Year Operating Costs plus any payments made by Tenant on account of estimated increases in Operating Expenses, then Landlord shall refund the difference to Tenant at the time it submits such Expense Statement to Tenant.

          p. The following shall be added at the end of Section 9.5 of the
Lease:

             Neither Landlord nor Tenant shall be entitled to defer any maintenance, repairs, replacements or improvements (whether capital or otherwise) needed to maintain the Project in accordance with the standards set forth herein unless such deferral is contemplated pursuant to each Approved Budget (it being acknowledged that neither Landlord nor Tenant shall have the right to defer any maintenance, repairs, replacements or improvements to the Project if such deferral would have the effect of increasing the economic burden of the other party hereto or if such deferral would have an adverse effect upon the Premises or the Project). The parties acknowledge that the Approved Budget shall specifically address capital expenses to be borne by Landlord during each Lease Year. The Approved Budget shall be prepared in accordance with the requirements set forth in EXHIBIT L hereof. Within thirty (30) days after the expiration of each Lease Year, representatives of Landlord and Tenant shall jointly tour the Buildings and Common Areas and conduct an "Annual Facility Review" to assess whether the repairs, replacements, capital improvements, maintenance obligations and other items for which Landlord and Tenant were responsible pursuant to the then-current Approved Budget have been timely and properly made by each party. At the conclusion of each Annual Facility Review, Landlord and Tenant shall each sign a certificate confirming that, to the best of their knowledge, the work for which each party was responsible during the prior Lease Year has been fully and completely performed, or if any items were not properly performed, such certificate shall specify the same and the timetable for completion or correction thereof. Additionally, at any time during the Lease Term, Landlord and Tenant agree to provide the other party with written notice (a "Repair Notice") in the event it believes the other party has not performed any of its maintenance, repair and replacement obligations hereunder. In the event the party receiving a Repair Notice does not either dispute the same or commence performing such obligations within thirty (30) days following its receipt of such notice, or in the event any party fails to diligently prosecute the noted repairs to completion, then the party sending such notice shall be entitled to exercise any remedies set forth herein. Disputes arising under this Section shall be subject to resolution in accordance with the provisions of Section 49 hereof.

          q. The text of clause (o) of Section 9.6 of the Lease shall be deleted in its entirety, and the following shall be substituted in lieu thereof:

             market rate management fees actually incurred, consistent with the amounts agreed to by Landlord and Tenant pursuant to the annual Approved Budget, as modified in any Lease Year on account of the exercise by Tenant of its rights under Section 7.6 hereof, provided that in no event shall the management fee payable to the Property Manager exceed two percent (2%) of, and in no event shall any fee payable to the Oversight Manager exceed one percent (1%) of, the gross rental receipts plus assumed utility costs of Three Hundred Twenty-Five Thousand and No/00 Dollars ($325,000.00) payable by Tenant with respect to the then-current Lease Year (and in the event Tenant elects to self-manage the Project pursuant to its rights under Section 7.7 above Operating Costs shall be deemed to include such one percent (1%) fee to the Oversight Manager);

          r. Section 10.1 of the Lease shall be amended by deleting the phrase "[A]fter the first Lease Year" at the beginning of the first sentence thereof.

          s. The following shall be added as new Section 10.4 of the Lease:

             10.4 REIMBURSEMENTS TO TENANT. The parties acknowledge that the Tax and Expense Component of Base Rent includes the full amount of the Tax Stop as a part of the Rent payable by Tenant. Accordingly, to the extent Tenant's Share of Real Estate Taxes attributable to any Lease Year is less than the Real Estate Tax Stop, then the difference shall be refunded by Landlord to Tenant at the time Landlord delivers the Tax Statement to Tenant.

          t. Clause (iii) of the second complete sentence of Section 21.2 of the Lease is hereby deleted in its entirety.

          u. The fourth (4th) sentence of the second (2nd) full paragraph of
Section 24.2.2.3 of the Lease shall be modified to add the phrase "additional rent and other amounts payable by Tenant to Landlord hereunder" after the word "Rent" in both place where the word "Rent" appears.

          v. The following shall be added after the second (2nd) complete sentence of Section 24.3 of the Lease:

             In the event Landlord's lender notifies Tenant in writing prior to the expiration of the foregoing cure period that it intends to cure the default, Landlord's lender shall be afforded the additional time to cure the same specified in Section 31 of this Lease.

          w. The last sentence of Section 41.5 of the Lease is hereby deleted in its entirety, and the following shall be substituted in lieu thereof:

             Tenant shall have the right to remove all roof devices at any time. In the event Tenant does not wish to remove any roof devises at the end of the Term, it shall notify Landlord of such desire in writing; within ten (10) days from Landlord's receipt of such request, it shall notify Tenant in writing if it requires any then-existing roof devices to be removed. Tenant shall, prior to the expiration of the Term, remove all roof devices it desires or is required to remove pursuant to the terms hereof, and repair any damage to the roof of the Buildings occasioned thereby.

          x. Section 51.1 of the Lease is hereby amended to delete the phrase "not more than eighteen (18) months nor less than fourteen months," and to substitute in lieu thereof the phrase "not more than twelve (12) months nor less than nine (9) months". In addition, at the end of Section 51.1 of the Lease the following sentence shall be added: "Exercise of the second Renewal Option is contingent upon Tenant's exercise of the first Renewal Option."

          y. The first sentence of Section 51.3 of the Lease shall be deleted in its entirety, and the following shall be substituted in lieu thereof:

             The Base Rent payable upon the commencement of the Renewal Term shall equal ninety-five percent (95%) of the then-prevailing market rental rate for a tenant having a financial condition comparable to the greater of Tenant's net worth as of the date hereof or Tenant's net worth at the time the applicable Renewal Option is exercised (including base rental rate and annual escalation rate) applicable to renewal terms with respect to comparable space in comparable buildings in the vicinity of the Project (the "Fair Market Rate" or "FMR") at the time of the commencement of the applicable Renewal Term, determined based upon then existing renewal market conditions applicable to the leasing of comparable space in comparable buildings in the vicinity of the Project (taking into consideration use, location, quality, age and location of the applicable building and the definition of net rentable area).

Similarly, wherever the phrase "Fair Market Rate", "Fair Market Rent" or "FMR" is used in Sections 51.3 or 51.4 of the Lease, the same shall be amended to refer to ninety-five percent (95%) of the Fair Market Rent or FMR, as applicable.

          z. Section 53 of the Lease is hereby deleted in its entirety, and the following is substituted in lieu thereof:

             53 TERMINATION RIGHT. Tenant shall have the one (1) time right to terminate this Lease as of the last day of the seventh (7th) Lease Year (the "Termination Date"), provided that (i) Tenant provides written notice of its desire to so terminate to Landlord (the "Termination Notice") at least fifteen (15) months prior to the Termination Date and (ii) at least thirty (30) days prior to the Termination Date, Tenant shall pay to Landlord, via certified or cashier's check or wire transfer of Federal funds, an amount equal to (i) the "Cancellation Fee", as defined below, plus (ii) all Base Rent and estimated payments of additional rent and other charges payable by Tenant hereunder through the Termination Date. For purposes hereof, the "Cancellation Fee" shall be an amount equal to
                                                                . In the event
             Tenant timely exercises the termination right set forth herein, and timely pays the Cancellation Fee and other costs enumerated above to Landlord, this Lease and the Term hereof shall expire upon the Termination Date; PROVIDED, HOWEVER that (a) Tenant shall remain liable for all indemnification obligations hereunder and (b) if after the Termination Date the amount of any estimated payments made by Tenant pursuant to clause (ii) of the preceding sentence proves to be inaccurate, Landlord or Tenant, as the case may be, shall promptly remit to the other any amount which may be due to rectify any overpayment or underpayment by Tenant.

         aa. EXHIBIT L attached to the Lease shall be deleted in its entirety, and EXHIBIT L attached to this Amendment shall be substituted in lieu thereof.

         3. INTEGRATION; CONFLICTS. The parties hereto hereby ratify and confirm all of the terms and provisions of the Lease (as modified pursuant to Paragraph 2 hereof). In the event of a conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall govern the rights and obligations of the parties hereto.

         4. BINDING EFFECT. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal and personal representatives.

         5. GOVERNING LAW. This Amendment shall be governed and construed in accordance with the internal laws of the Commonwealth of Virginia.

         IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to Deed of Lease as of the day and year first above written.

                                 LANDLORD:

                                 GATEWAY PIEDMONT, INC.

                                 By:    /s/ Margaret O. Shuler
                                        __________________________
                                 Name:  MARGARET O. SHULER
                                        __________________________
                                 Title: VICE PRESIDENT & SECRETARY
                                        __________________________


                                 TENANT:

                                 BTG, INC.

                                 By:
                                        _______________________________
                                 Name:  Marilynn D. Bersoff
                                        _______________________________
                                 Title: Senior Vice President/Secretary
                                        _______________________________

                                   EXHIBIT L
                                   ---------

MANAGEMENT SPECIFICATIONS
-------------------------

The following are the specific property management areas that Landlord's Oversight Manager, Barnes, Morris, Pardoe, & Foster, ("Oversight Manager"), and the property manager ("Property Manager"), whether engaged by Landlord or Tenant will oversee on behalf of Landlord and Tenant (or "BTG"):

A. CONTRACT SERVICES:
   -----------------

   The Oversight Manager and Property Manager will operate High Ridge Corporate Park in a, first class, professional manner. The Property Manager will oversee the management, operation, and equipment maintenance of the property. This responsibility will include contracting (in the name of the Landlord or Tenant), monitoring and managing essential services, as appropriate, such as utilities, janitorial, mechanical, elevator maintenance, trash removal, recycling, landscaping and the building security access system. The Oversight Manager and Property Manager will administer all contracted services in a manner that provides a high level of service reasonably acceptable to BTG and Landlord while exercising maximum control over operating costs. At a minimum, contracts will be reviewed on an annual basis in conjunction with budget preparation process and will be re-bid as necessary or as reasonably requested by Landlord or BTG. The Property Manager will be responsible for all the items to be performed as outlined below, subject to consultation with the Oversight Manager.

B. MAINTENANCE AND OPERATIONS SERVICES:
   -----------------------------------

1. PEST CONTROL: Preventive pest control services will be provided on a monthly basis to the buildings in order to maintain a pest free environment. Interim service will be provided if a pest problem becomes evident. Immediate termite treatment would be performed to terminate any presence of pests.

2. HEATING, VENTILATION & AIR CONDITIONING (HVAC): The HVAC systems will be operated and maintained to ensure that an appropriate seasonal temperature range and air quality is provided in all areas as set forth in the Lease. Following an evaluation period, the Preventive Maintenance Schedule will be adjusted if necessary to maximize the operating efficiency and life expectancy of all mechanical systems.

3. ELECTRICAL SYSTEMS: Electrical Systems shall be inspected annually to ensure their safety and reliability. A comprehensive preventive maintenance program shall be designed for all electrical system components. Special procedures will be established to ensure the integrity and reliability of electrical systems that support data centers. Where Auxiliary Power Systems (APS), Uninterrupted

   Power Systems (UPS), power conditioners and other specialized electrical systems exist, special operations and maintenance programs will be established to maximize their reliability.

4. ELEVATOR MAINTENANCE: Elevators shall be maintained and adjusted regularly by qualified technicians to ensure their safety, reliability, operating efficiency and longevity. An independent elevator consultant, if contracted for as part of the property's annual operating budget shall inspect all elevator systems to verify the appropriate preventive maintenance and proper adjustments are being performed on the elevator systems in accordance with local building codes.

5. PLUMBING SYSTEMS: All water and natural gas piping, sanitary sewers, rain leaders, water coolers, water heaters, water closets, lavatories and other plumbing fixtures will be maintained to ensure proper operation and leak free connection. Fixtures will be inspected quarterly and seals and washers replaced as necessary to prevent drips and minor leaks.

6. INTERIOR LIGHTING: Lamps and ballast's for interior lighting fixtures, including task lighting and exit lights, will be handled as a priority 3. If two or more adjacent lighting fixtures are inoperable the request will be handled as a priority 2. Light diffusers and lenses will be cleaned during re-lamping. Re-lamping will take place on a schedule reasonably acceptable to the Tenant.

7. EXTERIOR LIGHTING: Proper exterior lighting is essential to the safety of all tenants and guests. Replacement of exterior lighting will be considered a priority 1 or 2 at the reasonable discretion of the Tenant. Exterior lighting should be regulated by a photocell to ensure operating efficiency.

8. PARKING GARAGE FACILITY & MAINTENANCE: The parking garage facility, deck or lot shall be maintained free of litter. Areas of cracking or "alligatoring" will be repaired as required. Signage, traffic arrows and lines, handicap designations and striping of parking spaces will be maintained so as to be clearly legible at all times.

9. SNOW AND ICE REMOVAL: Service contracts will be maintained to ensure the timely removal of snow and ice from the building entries, sidewalks, parking areas and drives in accordance with local codes. Calcium chloride or other deicer will be used by the building's maintenance staff as required. When significant snow or ice accumulates, management will use its best efforts to remove snow and ice in order to provide for safe building ingress and egress so as to minimize any inconvenience to the tenants.

10. EXTERIOR SIGNAGE: Exterior signs at ground level shall be inspected regularly and maintained. Primary identification and pylon signs will be cleaned annually and florescent lamps are replaced as necessary.

11. INTERIOR SIGNAGE: Common area directional signage, directories, and any signage required to comply with governmental rules and regulations will be consistently maintained and updated to the reasonable satisfaction of Tenant.

12. ROOF INSPECTION/REPAIRS: The roof will be inspected during the annual building inspection to determine any preventive maintenance requirements.

13. EXTERIOR/INTERIOR PLANTS: Exterior and interior plants, both base plantings and rotating seasonal, will be provided and maintained to ensure an attractive appearance on the grounds and in the lobbies and common areas of the buildings throughout the year.

14. AFTER HOURS RECEPTION FUNCTIONS: Management will assist in coordinating vendor deliveries and will set up logistics for any after hours reception functions. A Building Engineer will be on-site to assist in after hours functions as requested. A member of the Property Management staff may also be available as determined.

15. SUPPLIES: The Property Manager is charged with the responsibility for establishing and monitoring the procedures for purchasing, use and inventory of all supplies, tools and equipment necessary to operate the property. The Property Manager will provide the Tenant and Oversight Manager with a monthly report of supplies used and current inventory. All supplies will be procured on a best value basis, established by lowest price with required availability. The Property Manager personnel assigned to the building will ensure that all expenditures are recorded. To that end, the Property Manager, at the direction of the Oversight Manager, will establish a purchasing procedure and inventory control program which provides that: (i) numbered purchase orders are required for any purchase or service not under contract; (ii) all purchase orders must be authorized by personnel with approval authority previously established by ownership, and (iii) the administration of inventory control shall be the responsibility of the Property Manager with the reasonable approval of the Tenant's Director of Facility. The arrangement in no way limits the Tenant's option to purchase supplies and provide them to the Property Manager, should the Tenant or Oversight Manager deem it advisable to do so.

    All invoices must carry a complete accounting of the supplies used in a manner that identifies supplies used to provide service to individual BTG businesses units, but only to the extent the Oversight Manager and Property Manager are informed at the time such supplies are ordered as to the identity of the specific BTG business unit.

16. EXTERIOR CLEANING/PAINTING: The building's exterior facade will be maintained in a clean and attractive appearance. Painted and/or duranotic surfaces will be repainted as necessary to maintain a clean, uniform surface free of peeling, streaking or staining.

17. INTERIOR PAINTING/WALLCOVERING: Routine janitorial service will clean soiled areas from interior painted surfaces or wallcovering to provide a stain-free appearance. Entries and heavy traffic areas may require interim painting to maintain a clean appearance. Such need will be determined during routine building preventive maintenance inspection (or Tenant's or Oversight Manager's reasonable request).

18. BUILDING REPAIRS/LOCKSMITH SERVICES: Handyman service will be provided to maintain and repair the existing building structure and components, consisting of minor building repairs and rekeying upon request.

19. BUILDING SECURITY ACCESS SYSTEM MAINTENANCE AND GUARD SERVICES: The Oversight Manager and Property Manager will meet with Tenant's Director of Facilities on a regular basis, to assess the building Security Access System's effectiveness. This contract will be evaluated and bid annually to receive the best annual fee for responsible system monitoring. The Property Manager shall provide BTG and Oversight Manager with full access to the building database. Should BTG and Oversight Manager elect to procure uniformed guard service through the Oversight Manager or Property Manager, the contract will be rebid using that organization's portfolio(s) size thus assuring the best value of this service. A thorough project specific security policy & procedures manual will be provided to the Tenant and Oversight Manager. The Oversight Manager, Property Manager and Building Engineer will include the fire alarm systems and other safety equipment in the preventive maintenance schedule.

C. PROPERTY MANAGER RESPONSE TIMES
   -------------------------------

   Tenant will set priority on all Tenant initiated work requests which the Property Manager will apply as follows:

   Priority 1: 1 hour response with Work-around suitable to Tenant in place by 2 hours after report--24 hours per day/7 days per week. Repair completed in next business day.

   Priority 2: Same as priority 1, but limited to normal working hours.

   Priority 3: 4 hour response during normal working hours with work-around in place within six business hours. Repair completed within two business days.

   Priority 4: Work-around in place or contact made with Tenant within one business day, repair complete within 3 business days.

   As used herein, the term "work-around" is defined as an action taken to partially restore the functionality to the failed component or system which falls short of a complete repair.

   Notwithstanding the foregoing, to the extent the completion response and/or work-around times set forth above are not met due to lack of labor and/or parts, to the extent the Property Manager is diligently pursuing to complete the work required, the response times set forth above shall be extended to allow for such lack of parts or labor.

D. FINANCIAL REPORTING
   -------------------

1. All financial reports will be prepared by the Oversight Manager in "Skyline" software and will be submitted to the Landlord and Tenant by the fourth (4th) day of each month. Books will be closed on the twentieth (20th) day of each month. Preliminary Financial Reports will be submitted to Property Manager for review within four (4) business days of financial closing. Property Manager will provide comments to Oversight Manager with preliminary financials within three (3) business days.

2. The Property Manager will prepare the monthly funding request for all bills anticipated for the next thirty (30) days on the eleventh (11th) day of each month or the next day if the eleventh (11th) day falls on a weekend.

3. The Property Manager will approve and code all invoices and forward them (on the 1st day & 15th day) to the Oversight Manager. The Oversight Manager will cut checks and mail them within seven (7) days.

4. The Property Manager and engineering staff will prepare a monthly activities report and submit it to the Oversight Manager on the first (1st) day of each month, (reference Schedule L-1). The report will contain the following:

   o Meetings, complete with synopsis.
   o Staffing issues
   o In house engineering activities
         o Repairs
         o Preventative Maintenance
         o Capital Items

         o Service Contract Activities

5. Either the Property Manager or the Oversight Manager, on behalf of Landlord or on behalf of BTG, will execute all service contracts. All contracts will have a thirty (30) day cancellation with no penalty. Oversight Manager must reasonably approve any contracts for a period more than thirty (30) days.

6. The Property Manager will prepare the Monthly Budget Variance Narrative, (reference Schedule L-2). This report is due on the first (1st) day of every month.

7. Property Manager will jointly prepare with Oversight Manager, with timely input of BTG, the Annual Property Asset Plan and Operating Budget.

   o Property Overview
     o Executive Summary (Oversight Manager & Property Manager)
     o Management Company (Oversight Manager & Property Manager)
     o Physical Description (Property Manager)

   o Performance Analysis
     o 1996 Analysis (Oversight Manager & Property Manager)
     o Comparative Analysis (Oversight Manager & Property Manager)
     o Occupancy History (Property Manager)

   o 1997 Operating Budget
     o Budget Summary & Detail (Oversight Manager & Property Manager)
     o Yield Analysis (Oversight Manager)
     o Income Detail (Property Manager)
     o Operating Expense Detail (Property Manager)
     o Capital Expenditure Detail (Oversight Manager & Property Manager)

   o Special Exhibits
     o Service Contracts (Property Manager)
     o Tax Abatement Policy (Oversight Manager)
     o Energy Management/Air Quality (Property Manager)
     o ADA Compliance (Property Manager)
     o Affirmative Action Policy (Oversight Manager & Property Manager)

   o Goals and Objectives 1997
     o Goals and Objectives (Oversight Manager & Property Manager)

     o 3 Year Plan (Oversight Manager & Property Manager)

E. OTHER:
   -----

1. PREVENTIVE MAINTENANCE SCHEDULES: Property Manager will prepare and allow Tenant and Oversight Manager to review and reasonably approve Property Manager's preventive maintenance schedules for the buildings' systems.

2. EMERGENCY EVACUATION PLANS: Oversight Manager, Property Manager, Tenant, and Landlord will jointly prepare an emergency evacuation plan for the Building.

3. MODIFICATION: To the extent Tenant requests a modification to the Exhibit L or to Exhibit F, and such modification does not negatively impact the repair and maintenance obligations under the lease, Landlord will agree to work in good faith with Tenant to effect such request of Tenant.

4. ANNUAL MANAGEMENT PLAN AND SIGNOFF: Oversight Manager, Property Manager and Tenant will approve and signoff on the annual Property Asset Plan and Operating Budget. This process will also include a signoff and approval of the previous years Property Asset Plan and Operating Budget.

5. REPORTING MODIFICATIONS: Oversight Manager may reasonably request to the Owner that the Property Manager prepare additional reports from time to time and may establish new or different reporting procedures not necessarily contemplated in this agreement. If such request causes an increase in the fee payable to the Property Manager, such increase shall not be included in Operating Costs and will be paid by Landlord directly.

                                  SCHEDULE L-1

                           Monthly Activities Report

                                   April 1997

MEETINGS
--------

April 17 Gene Macogay, Macogay Electric--Surveyed electrical panels for the property.

April 17      Mike Avery, Millar Elevator--Submitted bid for elevator contract.

April 17 Lou Sorrell, ASIS--Reviewed new security system installed on the twelfth floor.

April 17      Lighting Retrofit Survey performed.

April 18      Henry Brauer, TA Associates--Walkthru of building.

April 22      Walk-thru with Richard Brigstocke and Michael Grainger

April 30      Terry Koussis, Air Control Services--Submitted bid.


MOVE-INS
--------

None


MOVE-OUTS
---------

None


STAFFING
--------

Richard Brigstocke joined Barnes Morris in early April as the Building Manager for the property. Previously, Richard spent three years working as the property manager for the Consulate and residential properties of the Republic of Singapore. Richard has extensive management and mechanical experience in both residential and commercial properties.

Bobby Beck, the maintenance engineer for the property, is no longer employed by Barnes Morris. We are currently seeking a replacement for his position. However, until a replacement is found, Scott Harvey will be covering the building.


IN-HOUSE ENGINEERING ACTIVITIES
-------------------------------

1  Exercised the emergency generator.

2  Exercised the fire pump.

                                  SCHEDULE L-2

Year-to-Date Variance Report
March 1997

Please explain all variances greater than $1,000 and 5%

----------------------------------------------------------------------------------------------------
                         Year to Date   Year to Date
Category                    Actual         Budget       Variance              Explanation
----------------------------------------------------------------------------------------------------
Revenue

                                                                     Due to timing of several lease
  Base Rental Income     2,170,300.00   2,212,037.00    (41,737.00)  deals (4th, 5th, 10th floors)

                                                                     Due to renewals of several
  Escalation income         15,383.00      19,467.00     (4,084.00)  existing tenants leases

  Recovery Income--CAM         200.00         198.00          2.00   No significant variance

                                                                     Lower number was used for
  Recovery Income--RE Tax    8,032.00          45.00      7,987.00   original estimates

  Parking Income           162,000.00     162,000.00            --   No variance

                                                                     Interest from money market
  Interest Income           13,037.00         900.00     12,137.00   higher than anticipated

                                                                     Due to unbudgeted late fees
  Miscellaneous             22,898.00              0     22,896.00   received from tenants

Total Income             2,391,848.00   2,394,647.00     (2,799.00)

Expenses
                                                                     Due to cancelling building power
                                                                     washing and to completing
                                                                     various R&M projects for less
  R & M Expense             66,967.00      96,687.00     27,720.00   than budget

                                                                     Due to vacancy credit for
  Janitorial               101,269.00     108,937.00      7,888.00   unoccupied space

                                                                     Due to engineer's wages being
  Common Area Maintenance  147,862.00     129,630.00    (18,232.00)  higher than budget

                                                                     Electric and water lower than
  Utilities                 52,429.00      64,195.00     11,766.00   anticipated

  Property Management Fees  36,063.00      35,921.00       (142.00)  No significant variance

  Insurance                 13,770.00      11,268.00     (2,502.00)  Due to the timing of an accrual

  Real Estate Taxes        154,547.00     146,556.00     (7,991.00)  Due to timing of BPOL tax

Total Expenses             574,907.00     593,194.00     18,287.00
----------------------------------------------------------------------------------------------------

EXHIBIT B


                            3877 Fairfax Ridge Road


                       [FLOOR PLAN GRAPHIC APPEARS HERE]


                              OCCUPANCY FLOOR PLAN
                                   2nd FLOOR